      As filed with the Securities and Exchange Commission on July 16, 1996
                           Registration No. 33-_____

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              LOMAK PETROLEUM, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                     1311                                   34-131257
     (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)                      CODE NUMBER)

                          JOHN H. PINKERTON, PRESIDENT
                              LOMAK PETROLEUM, INC.
                 500 THROCKMORTON STREET FORT WORTH, TEXAS 76102
                                 (817) 870-2601
           (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER OF
       REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND OF AGENT FOR SERVICE)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                           Proposed          Proposed
                                                                            Maximum           Maximum
                                                       Amount to be     Offering Price       Aggregate         Amount of
 Title of Each Class of Securities to be Registered     Registered        Per Unit(1)    Offering Price(1) Registration Fee
- -----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                             5,000,000          $13.75          $68,750,000         $23,707
=============================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on a price of $13.75 the last sale of Common Stock of Lomak Petroleum, Inc., reported on the Nasdaq National Market on July 12, 1995).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              LOMAK PETROLEUM, INC.

                              CROSS REFERENCE SHEET
                                     BETWEEN
            ITEMS IN PART I OF THE REGISTRATION STATEMENT (FORM S-1)
            AND PROSPECTUS PURSUANT TO ITEM 501(B) OF REGULATION S-K



                             Item of Form S-1                                            Location in Prospectus
- ---------------------------------------------------------------------------  ------------------------------------------------
1.   Forepart of Registration Statement and Outside Front Cover Page         Outside Front Cover Page
     of Prospectus
2.   Inside Front and Outside Back Cover Pages of Prospectus                 Inside Front and Outside Back Cover Pages
3.   Summary Information, Risk Factors and Ratio of Earnings to Fixed        Prospectus Summary and Risk Factors
     Charges
4.   Use of Proceeds                                                         Use of Proceeds
5.   Determination of Offering Price                                         *
6.   Dilution                                                                *
7.   Selling Securityholders                                                 Selling Securityholders
8.   Plan of Distribution                                                    *
9.   Description of Securities to be Registered                              Description of Capital Stock
10.  Interests of Named Experts and Counsel                                  Legal Opinions; Experts
11.  Information With Respect to Registrant                                  Prospectus Summary; Risk Factors; Price Range
                                                                             of Common Stock and Dividend Policy; Selected
                                                                             Historical and Pro Forma Financial Data;
                                                                             Management's Discussion and Analysis of
                                                                             Financial Condition and Results of Operations;
                                                                             Business; Management; Principal Stockholders
                                                                             and Share Ownership of Management; and Certain
                                                                             Transactions
12. Disclosure of Commission Position on Indemnification for Securities      *
    Act Liabilities


- ----------

    * Not applicable or answer is negative

                    SUBJECT TO COMPLETION DATED JULY 16, 1996




                                   PROSPECTUS
                                   ----------

                                5,000,000 SHARES
                              LOMAK PETROLEUM, INC.
                                  COMMON STOCK



         The shares being registered are common stock, $.01 par value per share ("Common Stock"), of Lomak Petroleum, Inc., a Delaware corporation (the "Company"). The Company is an independent oil and gas company with core operations in Texas, Oklahoma and Appalachia.

         This Prospectus covers 5,000,000 shares of Common Stock ("Shares"), of which 4,960,000 shares may be issued from time to time in the purchase of oil and gas companies, operations, and assets (collectively "Interests"). It is anticipated that such acquisitions will principally serve to expand existing assets and operations. The consideration offered will consist primarily of Shares, cash, notes, assumption of liabilities or a combination thereof. In addition, the Company may enter into consulting and non-competition agreements with the owners and key executives of the sellers of Interests. The terms of acquisitions will be determined in negotiations between the Company and the persons controlling the Interests involved. Factors taken into account in evaluating purchases include, without limitation, cash flow, growth potential, reserves, undeveloped leases and other assets, including real estate and equipment. It is anticipated that the shares issued in acquisitions will be valued in relation to the then market value of the Common Stock as quoted on the Nasdaq National Market ("Nasdaq').

         The Shares may be issued by the Company from time to time. The Shares include (i) 40,000 Shares issuable upon the exercise of 40,000 warrants to purchase Common Stock at an exercise price of $7.50 per share (See "Warrant Shares") and (ii) 4,960,000 Common Shares which may be issued from time to time in connection with the purchase of Interests.

        SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR A
              DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED IN
                    RELATION TO AN INVESTMENT IN THE SHARES.

         Underwriting discounts or commissions are not expected to be paid by the Company in connection with the issuance of Shares. However, finders fees consisting of Common Stock or cash may be paid in certain instances. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. All expenses of this offering will be paid by the Company.

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE

                                ----------------

         The Common Stock is traded on Nasdaq under the symbol "LOMK." On July 12, 1996 the closing price was $13.75.

                    ----------------------------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 16, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports with the Securities and Exchange Commission (the "Commission"). Reports filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20540, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a registration statement on Form S-1 (herein together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

         The Company will provide without charge to any beneficial owner of Common Stock to whom a copy of this Prospectus is delivered, upon written request, a copy of the Registration Statement. Requests should be directed to the Company, to the attention of the Secretary, at 500 Throckmorton Street, Fort Worth, Texas 76102.

                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

         This prospectus has been prepared for use by persons who receive Shares covered by the Registration Statement in acquisitions or for the exercise of 40,000 warrants to purchase Common Stock and who may be entitled to offer such shares under circumstances requiring the use of a prospectus. However, no stockholder is authorized to use this Prospectus for any offer of Common Stock without the consent of the Company. With respect to the persons mentioned above, this Prospectus is not an offer of Common Stock by the Company. Such offers will be made only by means of a Post-Effective Amendment or Supplement to the Registration Statement. The Company may consent to the use of this Prospectus at such time offers are made for a limited period of time by stockholders and subject to limitations and conditions which may vary. Resales of such shares may be made on Nasdaq, in private transactions or pursuant to an underwriting.

         Agreements with stockholders permitting use of this Prospectus may provide that sales be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by the Company; that stockholders enter into custody agreements; and that sales be made only by one or more of the methods described in this Prospectus, as appropriately supplemented or amended pursuant to a Supplement when required. Stockholders may be deemed to be underwriters within the meaning of the Securities Act.

         When resales are to be made through a broker or dealer selected by the Company, it is anticipated that a member firm of the National Association of Securities Dealers, Inc. ("NASD") will be engaged to act as the stockholders' agent in the sale of the shares. The NASD member firm effecting such a transaction for a stockholder may receive compensation in the form of underwriting discounts, concessions or commissions from the stockholder and/or the purchasers of the shares of Common Stock for whom they may act as agent (which compensation may be in excess of customary commissions). Sales of shares of Common Stock by such an NASD member firm may be made on Nasdaq from time to time at prevailing prices. Any such sales may be by block trade. Any such broker or dealer effecting a sale of shares for a stockholder may be deemed to be an underwriter within the meaning of the Securities Act and any commissions earned by such firm may be deemed to be underwriting discounts and commissions under the Securities Act.

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby. If given or made, such information or representations must not be relied on as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which it relates in any jurisdiction in which, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

                               PROSPECTUS SUMMARY

         The following is qualified in its entirety by the more detailed information, Consolidated Financial Statements, Pro Forma Combined Financial Statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context requires all references herein to the "Company" or "Lomak" include Lomak Petroleum, Inc. and its consolidated subsidiaries.

         Pro forma information gives effect to (i) the purchase by the Company of certain oil and gas properties from a subsidiary of Parker & Parsley Petroleum, Inc., (ii) the purchase by the Company of certain oil and gas properties from Transfuel, Inc. ("Transfuel") and (iii) the purchase by the Company of certain oil and gas properties from Bannon Energy Incorporated ("Bannon") (collectively referred to as the "Acquisitions"). The unaudited pro forma combined financial statements also give effect to the private placement of $2.03 Convertible Exchangeable Preferred Stock and Common Stock (the "Private Placements") and the application of the net proceeds therefrom.


THE COMPANY

         Lomak is an independent oil and gas company with core areas of operation in Texas, Oklahoma and Appalachia. The Company has grown through a combination of acquisition, development and enhancement activities. Since January 1, 1991, 59 acquisitions have been consummated at a total cost of approximately $249 million and approximately $24 million has been expended on development activities. As a result, proved reserves and production have each grown during this period at an average rate of 56% per annum. At December 31, 1995, proved reserves totaled 298 Bcfe, having a pre-tax present value at constant prices on that date of $229 million and a reserve life of nearly 12 years. The Company as of December 31, 1995, operated over 6,200 properties which accounted for more than 93% of its reserves. In addition, the Company owns and operates approximately 1,900 miles of gathering systems in proximity to its principal gas properties. The Company also provides oil field services, including brine disposal and various well services primarily for certain of its own properties. The operations of the Company are considered to fall within a single industry segment; the exploration for, development and production of crude oil and natural gas.

BUSINESS STRATEGY

         The Company's objective is to increase its asset base, cash flow and earnings through a balanced strategy of acquisition, development and enhancement activities in each of its current core operating areas of Texas, Oklahoma and Appalachia. In each core area, the Company establishes separate acquisition, engineering, geological, operating and other technical expertise. By implementing its strategy and focusing on each core area in this manner, the Company does not depend solely on any one activity type or region to expand its asset base, cash flow and earnings. To the extent purchases continue to be made in core areas, operating, administrative, drilling and gas marketing efficiencies should continue to be realized.

         The Company focuses primarily on acquisitions with prices of less than $30 million, where consolidation is likely, and those areas that it believes to be less competitive and to have a lower risk profile and longer reserve life than many alternate opportunities. Management believes smaller producing properties can be acquired at a lower relative cost than larger properties and that its focus on these properties, in part, has accounted for its ability to acquire 396 Bcfe of proved reserves since 1991 at an average cost of $.59 per Mcfe, well below the independent producer industry average of $.69 per Mcfe, as reported in Arthur Andersen LLP's Oil and Gas Reserve Disclosure Survey.

ACCOMPLISHMENTS

         Despite periods of low energy prices prevalent since 1990, the Company's strategy and emphasis on cost control has resulted in significant growth in assets and reserves, and increased per share cash flow and earnings. Specifically, from January 1, 1990 through December 31, 1995, the Company has grown its asset base from $7 million to $215 million, while cash flow per share has risen from $.41 to $1.75 and earnings per share has increased from break-even to $.31. The Company has increased its financial and organizational strength and has begun to benefit from cost reductions and operating efficiencies. From 1990 through December 31, 1995, combined operating and overhead costs per Mcfe were reduced from $2.59 to $0.98.

RISK FACTORS

         Prior to making an investment decision, prospective investors should carefully review various risk factors, including capital availability, reserves available for purchase, accuracy of reserve estimates and the volatility of oil and gas prices. See "Risk Factors."

              SUMMARY FINANCIAL, OPERATING AND RESERVE INFORMATION
     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING AND RESERVE DATA)

         The following tables set forth certain historical and pro forma financial, operating and reserve information. The pro forma financial, operating and reserve information includes the Acquisitions and the Private Placements. See "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical data should be read in conjunction with the historical Consolidated Financial Statements included herein. The pro forma information should be read in conjunction with the Pro Forma Combined Financial Statements included herein. Neither the historical nor the pro forma results are necessarily indicative of future results.

                                                                                                      THREE MONTHS ENDED
                                                                                                          MARCH 31,
                                                  YEAR ENDED DECEMBER 31,                                (UNAUDITED)
                               ---------------------------------------------------------------  --------------------------------
                                                                                     PRO FORMA                        PRO FORMA
                                 1991       1992       1993       1994       1995       1995       1995       1996       1996
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Revenues
  Oil and gas sales            $  5,384   $  7,703   $ 11,132   $ 24,461   $ 37,417   $ 54,966   $  7,430   $ 16,088   $ 17,791
  Field services                  3,966      5,283      6,966      7,667     10,097     10,097      2,464      3,300      3,300
  Gas transportation and
     marketing                      279        332        559      2,195      3,284      3,284        786      1,028      1,028
  Interest and other                939        577        418        471      1,317      1,317        223         97         97
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
         Total revenues          10,568     13,895     19,075     34,794     52,115     69,664     10,903     20,513     22,216
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
Expenses
  Direct operating                2,165      3,019      4,438     10,019     14,930     20,985      3,150      5,758      6,320
  Field services                  2,579      3,951      5,712      5,778      6,469      6,469      1,598      2,529      2,529
  Gas transportation and
     marketing                       --          7         13        490        849        849        199        290        290
  General and administrative      2,208      1,915      2,049      2,478      2,736      2,874        758        918        956
  Exploration                         5         49         86        359        512        512        130        180        180
  Interest                          672        952      1,120      2,807      5,584      7,921      1,156      1,554      2,136
  Depletion, depreciation and
     amortization                 2,387      3,124      4,347     10,105     14,863     21,643      3,000      5,278      5,879
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
         Total expenses          10,016     13,017     17,765     32,036     45,943     61,253      9,991     16,507     18,290
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
Income before taxes                 552        878      1,310      2,758      6,172      8,411        912      4,006      3,926
Income taxes                       (125)      (192)        81       (139)    (1,782)    (2,145)      (117)    (1,403)    (1,374)
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
Net income                     $    427   $    686   $  1,391   $  2,619   $  4,390   $  6,266   $    795   $  2,603   $  2,552
                               ========   ========   ========   ========   ========   ========   ========   ========   ========
Net income applicable to
   common shares               $     57   $    392   $  1.062   $  2,244   $  3,659   $  4,466   $    701   $  1,926   $  1,875
                               ========   ========   ========   ========   ========   ========   ========   ========   ========

Net income per share           $   0.01   $   0.08   $   0.18   $   0.25   $   0.31   $   0.36   $   0.07   $   0.14   $   0.14
                               ========   ========   ========   ========   ========   ========   ========   ========   ========

Dividend per share             $   0.00   $   0.00   $   0.00   $   0.00   $   0.01   $   0.01   $   0.00   $   0.01   $   0.01
                               ========   ========   ========   ========   ========   ========   ========   ========   ========

Average shares outstanding        4,154      4,682      5,853      9,051     11,841     12,251     10,555     13,691     13,691

CASH FLOW DATA:
Net income                     $    427   $    686   $  1,391   $  2,619   $  4,390   $  4,466   $    795   $  2,603   $  2,552
Depletion, depreciation and
  amortization                    2,387      3,124      4,347     10,105     14,863     21,643      3,000      5,278      5,879
Deferred income taxes                --         --       (150)       118      1,696      1,850        101      1,323      1,296
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
         Subtotal                 2,814      3,810      5,588     12,842     20,949     27,959      3,896      9,204      9,727
Other non-cash items               (553)      (278)      (321)      (471)    (1,564)       N/A       (127)       (72)       N/A
Changes in working capital       (1,071)     1,636       (962)    (1,130)    (2,824)       N/A     (2,079)     2,892)       N/A
                               --------   --------   --------   --------   --------              --------   --------
Net cash provided from
   operating activities        $  1,190   $  5,168   $  4,305   $ 11,241   $ 16,561        N/A   $  1,690   $  6,240        N/A
                               ========   ========   ========   ========   ========              ========   ========

     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING AND RESERVE DATA)





                                                                                   THREE MONTHS ENDED
                                                                                       MARCH 31,
                                          YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                              -------------------------------------------------   -------------------
                                                                                            PRO FORMA
                                1991      1992      1993       1994       1995       1996       1996
                              -------   -------   -------   --------   --------   --------   --------
BALANCE SHEET DATA:

Working capital               $    72   $   167   $ 1,350   $  1,002   $  4,439   $  4,253   $  4,699

Oil and gas properties, net    16,261    18,271    55,310    112,964    176,702    191,492    226,946

Total assets                   24,332    28,328    76,333    141,768    214,664    232,207    268,212

Long-term debt                 11,688    12,679    30,689     61,885     83,035     95,090    130,990

Stockholders' equity            7,962     9,504    32,263     43,248     99,243    101,146    101,146







                                                                                THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                      MARCH 31,
                      --------------------------------------------------------- -------------------
                                                                      Pro Forma           Pro Forma
                       1991     1992      1993      1994      1995      1995      1996      1996
                      ------   ------   -------   -------   -------   -------   -------   -------
OPERATING DATA:
Production
    Oil (Bbl)            129      199       318       640       913     1,047       261       279
    Gas (Mcf)          1,334    1,796     2,590     6,996    12,471    21,314     4,983     5,784
    Mcfe               2,108    2,990     4,498    10,836    17,949    27,595     6,547     7,459
Revenues
    Oil               $2,438   $3,660   $ 5,118   $ 9,743   $15,133   $17,357   $ 4,544   $ 4,887
    Gas                2,946    4,043     6,014    14,718    22,284    37,609    11,544    12,904
                      ------   ------   -------   -------   -------   -------   -------   -------
        Total         $5,384   $7,703   $11,132   $24,461   $37,417   $54,966   $16,088   $17,791
                      ======   ======   =======   =======   =======   =======   =======   =======
Average Sales Price
    Oil (Bbl)         $18.91   $18.40   $ 16.07   $ 15.23   $ 16.57   $ 16.58   $ 17.43   $ 17.50
    Gas (Mcf)         $ 2.21   $ 2.25   $  2.32   $  2.10   $  1.79   $  1.76   $  2.32   $  2.23
    Mcfe              $ 2.56   $ 2.58   $  2.47   $  2.26   $  2.08   $  1.99   $  2.46   $  2.39
Average Operating
Cost Per Mcfe         $ 1.03   $ 0.99   $  0.98   $  0.93   $  0.83   $  0.76   $  0.88   $  0.85

         SUMMARY FINANCIAL, OPERATING AND RESERVEINFORMATION (CONTINUED

    (IN THOUSANDS, EXCEPT PERSHARE AMOUNTS AND OPERATING AND RESERVE DATA)








                                                                  Year Ended December 31,
                                   ---------------------------------------------------------------------------------------
                                                                                                                Pro Forma
                                    1991           1992            1993            1994            1995           1995
                                 ----------     ----------     -----------    ------------    -----------     ------------
RESERVE DATA(2):
Crude oil (MBbl)
  Developed                           1,609          1,643           3,344           6,430          8,880          10,603
  Undeveloped                           245            337           1,195           2,019          1,983           4,133
                                   --------       --------        --------        --------       --------        --------
      Total                           1,854          1,980           4,539           8,449         10,863          14,736
                                   ========       ========        ========        ========       ========        ========
Natural gas (MMcf)
  Developed                           8,318         13,171          38,373          97,251        174,958         229,180
  Undeveloped                           221          4,444          36,190          52,119         57,929          86,141
                                   --------       --------        --------        --------       --------        --------

      Total                           8,539         17,615          74,563         149,370        232,887         315,321
                                   ========       ========        ========        ========       ========        ========

Total equivalent units (MMcfe)       19,663         29,495         101,797         200,064        298,068         403,735
                                   ========       ========        ========        ========       ========        ========

Percent gas reserves                    43%            60%             73%             75%            78%             78%

Reserve life index (years)(3)           9.3            9.9            12.6            13.3           11.8            14.2

Estimated future net cash flow
(thousands)(4)                      $32,481        $48,016        $140,892        $270,974       $412,638        $553,531


Pre-tax present value               $19,651        $26,035         $65,114        $150,536       $229,238        $299,341
(thousands)(4)

Producing wells
  Gross                               1,049          1,113           2,057           3,134          6,596           7,088
  Net                                   283            355             981           1,621          4,965           5,331
  Average working interest              27%            32%             48%             52%            75%             75%

Gross operated wells                  1,009          1,011           1,872           2,565          6,222           6,711



(1)      See the Pro Forma Combined Financial Statements included herein for a discussion of the preparation of this data.
(2)      For limitations on the accuracy and reliability of reserves and future net cash flow estimates, see "Risk
         Factors-Uncertainty of Estimates of Reserves and Future Net Revenues."
(3)      The reserve life index is calculated by dividing the proved reserves (on an Mcfe basis) by projected production volumes for the next twelve months.
(4)      See Glossary included herein for the definition of "Present Value of Proved Reserves."

                                       10

MARKET PRICES AND DIVIDENDS

         On July 12, 1996 the closing price for a share of the Company's Common Stock was $13.75. For price ranges of the Company's Common Stock since January 1, 1994, see "Price Range of Common Stock and Dividend Policy."

         Quarterly dividends of $.01 per share were initiated on the Common Stock in December 1995. The $2.03 Convertible Preferred Stock receives cumulative quarterly dividends at the annual rate of $2.03 per share. If there is any arrearage in dividends on Preferred Stock, the Company may not pay dividends on Common Stock. Presently, the Company is not in arrears in the payment of preferred dividends. Additionally, under the terms of the Credit Agreement, the Company is restricted from paying preferred dividends unless various covenants relating to net worth, working capital maintenance and financial ratio requirements have been met.

         The Company currently retains substantially all of its earnings to support the development of its business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company, and will depend on the Company's financial condition, results of operations and capital requirements, and such other factors as the Board of Directors deems relevant. In addition, the Company's bank credit facility limits the amount of cash dividends that can be paid in one year to 75% of the Company's net income, plus the cumulative net proceeds from all equity offerings completed after January 1, 1996.

                                  RISK FACTORS
         Prior to making an investment decision, prospective investors should carefully consider, together with the other information contained in this Prospectus, the following risk factors:

VOLATILITY OF OIL AND GAS PRICES

         The Company's revenues and profitability are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (i) relatively minor changes in supply of, and demand for, oil and gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include political conditions in the Middle East, the foreign supply of oil and gas, the price of imported oil, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions.

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

         This Prospectus contains estimates of the Company's oil and gas reserves and the future net revenues from those reserves which have been prepared by the Company and certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the Company's control. The estimates in this Prospectus are based on various assumptions, including, for example, constant oil and gas prices, operating expenses and capital expenditures, and, therefore, are inherently imprecise indications of future net revenues. Actual future production, revenues, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in this Prospectus. In addition, the Company's reserves may be subject to downward or upward revision based upon production history, results of future development, prevailing oil and gas prices and other factors. See "Business - Oil and Gas Reserves."

FINDING AND ACQUIRING ADDITIONAL RESERVES

         The Company's future success depends upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of the Company will generally decline as they are produced. There can be no assurance that the Company's planned development projects and acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns. If prevailing oil and gas prices were to increase significantly, the Company's finding costs to add new reserves could increase. The drilling of oil and gas wells involves a high degrees of risk, especially the risk of dry holes or of wells that are not sufficiently productive to provide an economic return on the capital expended to drill the wells. The cost of drilling, completing and operating wells is uncertain, and drilling or production may be curtailed or delayed as a result of many factors.

ACQUISITION RISKS

         The Company intends to continue acquiring oil and gas properties. It generally is not feasible to review in detail every individual property involved in an acquisition. Ordinarily, review efforts are focused on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections are not always performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. See "Business - Strategy-Acquisition Activities."

MARKETING RISKS

         For the year ended December 31, 1995 and for the three month period ended March 31, 1996 gas revenues comprised over 59% of total oil and gas revenue on a historical basis and over 63% on a pro forma basis. For the year ended December 31, 1995, no purchaser accounted for more than 10% of total oil and gas revenues. For the three months ended March 31, 1996, no one purchaser accounted for more than 10% of total oil and gas revenues. Management believes that the loss of any one purchaser would not have a material adverse effect on the Company. The types of gas contracts under which production is sold vary, but generally can be grouped into three categories: (i) life-of-well, (ii) long-term (one year or longer), and (iii) short-term contracts. Short-term contracts are defined as contracts which may have a primary term of less than one year, but which are cancelable at either party's discretion in 30 to 120 days. Approximately 58% of the Company's gas production is currently sold under market sensitive contracts which do not contain floor price provisions. Nearly 70% of the Company's gas is produced in Appalachia, which has historically sold at higher prices. No assurance can be given that such price discrepancy will continue. See "Business-Gas Transportation and Marketing."

         The Company has currently hedged less than 3% of its production through September 1996. These hedges involve fixed price arrangements and other price arrangements at a variety of prices, floors and caps. Although these hedging activities provide the Company some protection against falling prices, these activities also reduce the benefits to the Company from price increases above the levels of the hedges. In the future, the Company may increase the percentage of its production covered by hedging arrangements, however it currently anticipates that such percentage would not exceed 50%.

OPERATING HAZARDS AND UNINSURED RISKS; PRODUCTION CURTAILMENTS

         The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although the Company carries insurance which it believes is reasonable, it is not fully insured against all risks. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the financial condition and operations of the Company.

         From time-to-time, due primarily to contract terms, pipeline interruptions or weather conditions, the producing wells in which the Company owns an interest have been subject to production curtailments. The curtailments range from production being partially restricted to wells being completely shut-in. The duration of curtailments vary from a few days to several months. In most cases the Company is provided only limited notice as to when production will be curtailed and the duration of such curtailments. Currently, a number of wells located in Appalachia are curtailed under terms of certain gas contracts due in part to seasonal demand. The Company has been informed that such wells should be returned to production during the remainder of 1996.

LAWS AND REGULATIONS

         The Company's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. These regulations, among other things, control the rate of oil and gas production, establish the maximum price at which gas is sold and control the amount of oil that may be imported. Operations of the Company are also subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require the Company to incur costs to remedy the discharge. Although the Company believes that its properties and operations substantially comply with all such laws and regulations, there can be no assurance that new laws or regulations or new interpretations of existing laws and regulations will not increase substantially the cost of compliance or otherwise adversely affect the Company's oil and gas operations and financial condition. See "Business - Regulation."

COMPETITION

         The Company encounters substantial competition in acquiring properties, marketing oil and gas, securing trained personnel and operating its properties. Many competitors have financial and other resources which substantially exceed those of the Company. The competitors in acquisitions, development, exploration and production include major oil companies, numerous independents, individual proprietors and others. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company will permit.

DEPENDENCE ON KEY PERSONNEL

        The Company depends, and will continue to depend in the foreseeable future, on the services of its officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties and marketing oil and gas production. The ability of the Company to retain its officers and key employees is important to the continued success and growth of the Company. The loss of key personnel could have a material adverse effect on the Company. The Company does not maintain key man life insurance on any of its officers or key employees. See "Management."

CERTAIN BUSINESS INTERESTS OF CHAIRMAN

         Thomas J. Edelman, Chairman of the Company, is also the President of Snyder Oil Corporation ("SOCO"), another independent oil and gas company. The Company no longer has existing business relationships with SOCO, but as a result of Mr. Edelman's position in both companies, conflicts of interests may arise between the Company and SOCO. Mr. Edelman also serves as Chairman and Chief Executive Officer of Patina Oil & Gas Corporation ("Patina"), an affiliate of Snyder Oil Corporation. The Company's acquisitions are typically smaller than SOCO's and Patina's and are in different geographic regions. The Company has, and it has been advised that SOCO and Patina also have, board policies that require Mr. Edelman to give notification of any potential conflicts that may arise between the Company and SOCO or Patina. There can be no assurance, however, that the Company and SOCO or Patina will not compete for the same acquisition or encounter other conflicts of interest. See "Management" and "Certain Transactions."

CAPITAL AVAILABILITY

        The Company's strategy of acquiring and developing oil and gas properties is dependent upon its ability to obtain financing for such acquisitions and development projects. The Company expects to utilize its $250 million revolving bank credit agreement, as amended (the "Credit Agreement") among the Company and several banks (the "Banks") to borrow a portion of the funds required for any given transaction or project. Any future acquisition or development project by the Company requiring bank financing in excess of the amount then available under the Credit Agreement will depend upon the Banks' evaluation of the properties proposed to be acquired or developed. If funds under the Credit Agreement are not available to fund acquisition and development projects, the Company would seek to obtain such financing from the sale of equity securities or other debt financing. There can be no assurance that any such other financing would be available on terms acceptable to the Company. Should sufficient capital not be available, the Company may not be able to continue to implement its strategy.

         The Credit Agreement limits the amounts the Company may borrow to amounts, determined by the Banks, in their sole discretion, based upon a variety of factors including the discounted present value of the Company's estimated future net cash flow from oil and gas production (the "Borrowing Base"). At July 3, 1996 the Borrowing Base was $150 million of which the Company had borrowings of $118 million outstanding. The weighted average interest rate on July 3, 1996 was 6.75% after giving effect to interest swap arrangements covering $40 million of the indebtedness outstanding under the Credit Agreement. The Credit Agreement expires on November 1, 2002. The Company does not currently have any substantial unpledged properties, and does not anticipate acquiring properties in the foreseeable future which will not be pledged under the Credit Agreement. If oil or gas prices decline below their current levels, the availability of funds and the ability to pay outstanding amounts under the Credit Agreement could be materially adversely affected.

                                   THE COMPANY

         Lomak is an independent oil and gas company with core areas of operation in Texas, Oklahoma and Appalachia. The Company has grown through a combination of acquisition, development and enhancement activities. Since January 1, 1991, 59 acquisitions have been consummated at a total cost of approximately $249 million and approximately $24 million has been expended on development activities. As a result, proved reserves and production have each grown during this period at a rate of 56% per annum. At December 31, 1995, proved reserves totaled 298 Bcfe, having a pre-tax present value at constant prices on that date of $229 million and a reserve life of nearly 12 years. The Company as of December 31, 1995, operated 6,200 properties which accounted for more than 93% of its reserves. In addition, the Company owns and operates approximately 1,900 miles of gas gathering systems in proximity to its principal gas properties. In 1996, the Company expects to allocate a limited portion of its budget to selected exploratory activities in its core operating areas.

         The Company's objective is to increase its asset base, cash flow and earnings through a balanced strategy of acquisition, development and enhancement activities in each of its current core operating areas of Texas, Oklahoma and Appalachia. In each core area, the Company establishes separate acquisition, engineering, geological, operating and other technical expertise. By implementing its strategy and focusing on each core area in this manner, the Company does not depend solely on any one activity type or region to expand its asset base, cash flow and earnings. To the extent purchases continue to be made in core areas, operating, administrative, drilling and gas marketing efficiencies should continue to be realized.

         The Company focuses primarily on smaller properties, where consolidation is likely, and those areas that it believes to be less competitive and to have a lower risk profile and longer reserve life than many alternate opportunities. Management believes smaller producing properties can be acquired at a lower relative cost than larger properties and that its focus on these properties, in part, has accounted for its ability to acquire approximately 396 Bcfe of proved reserves since 1991 at an average cost of $.59 per Mcfe, well below the independent producer industry average of $.69, as reported in Arthur Andersen LLP's Oil and Gas Reserve Disclosure Survey.

         At December 31, 1995, the Company's pro forma proved reserves totaled 404 Bcfe, having a pre-tax present value at constant prices of $299 million. Over 75% of the pro forma proved reserves were natural gas. The Company's properties are located onshore primarily in the Mid-Continent region and Appalachian Basin and include 7,088 gross (5,331 net) productive wells on a pro forma basis. The Company operates over 6,700 wells on a pro forma basis. In addition, the Company owns and operates approximately 1,900 miles of gas gathering systems in proximity to its principal gas properties. The Company also provides oil field services, including brine disposal and various well services, for its own properties and third parties.

         For a description of certain business relationships between the Company, SOCO and Patina and Mr. Edelman, Chairman of the Company, and various conflicts of interest which may arise between them, see "Risk Factors-Certain Business Interests of Chairman," "Management" and "Certain Transactions."

         Incorporated in Delaware in 1980, the Company is the corporate successor to the business of the corporation incorporated under the same name in Ohio in 1976. The Company maintains its corporate headquarters at 500 Throckmorton Street, Fort Worth, Texas 76102, and its telephone number is
(817)870-2601.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Common Stock is listed on Nasdaq under the symbol "LOMK." At June 28, 1996, 14,696,114 shares were held by 4,461 stockholders of record. During 1995, trading volume on Nasdaq averaged approximately 82,200 shares per day.

                                                                                          Common            Average
                                                                                          Stock              Daily
                                                        High             Low            Dividends            Volume
                                                    -------------    -------------     -------------     --------------
                                                                                                           (shares)
    1994
    ----
    First Quarter...............................          $8.625           $7.125      $      -                 52,100
    Second Quarter..............................           8.250            6.750             -                 28,800
    Third Quarter...............................           9.250            8.000             -                 27,500
    Fourth Quarter..............................           8.250            6.750             -                 19,900

    1995
    ----
    First Quarter...............................          $7.375           $5.500      $      -                 57,800
    Second Quarter..............................           8.188            7.250             -                111,500
    Third Quarter...............................           9.250            7.250             -                 80,700
    Fourth Quarter..............................           9.750            7.500            .01                92,000

    1996
    ----
    First Quarter...............................         $12.125           $9.500      $     .01               133,800
    Second Quarter..............................          14.750           11.625            .01                85,800
    Third Quarter (through July 12, 1996).......          15.000           13.375             -                100,100

     Quarterly  dividends of $.01 per share were initiated on the Common Stock in December 1995. The Board of Directors
approved a dividend of $.01 per share to holders of its Common  Stock to be paid on March 29, 1996.  The $2.03  Convertible
Preferred Stock receives  cumulative  quarterly  dividends at the annual rate of $2.03 per share. If there is any arrearage in dividends on Preferred  Stock,  the Company may not pay  dividends  on Common  Stock.  Presently,  the Company is not in
arrears in the  payment of  preferred  dividends.  Additionally,  under the terms of the Credit  Agreement,  the Company is restricted from paying preferred  dividends unless various  covenants  relating to net worth,  working capital  maintenance and financial ratio requirements have been met.

     The Company  currently retains  substantially all of its earnings to support the development of its business.  Any future  determination  as to the payment of dividends  will be at the  discretion of the Board of Directors of the Company, and will depend on the Company's  financial  condition,  results of  operations  and capital  requirements,  and such other factors as the Board of Directors  deems  relevant.  In addition,  the Company's bank credit  facility limits the amount of cash dividends  that can be paid in one year to 75% of the Company's net income,  plus the cumulative net proceeds from all equity offerings completed after January 1, 1996.


                                 CAPITALIZATION

     The following table sets forth at March 31, 1996 the actual capitalization of the Company and gives pro forma effect to the conversion of the Company's
7 1/2% Preferred Stock which occurred in May 1996. This table should be read in conjunction with the Consolidated Financial Statements and Pro Forma Combined Financial Statements included herein.

                                                                                                 MARCH 31, 1996
                                                                                          ------------------------------
                                                                                              ACTUAL       PRO FORMA
                                                                                            ----------    -----------
                                                                                                 (IN THOUSANDS)
Current  portion of long-term debt......................................................       $ 26           $ 26
                                                                                            ==========    ===========
Long-term debt:
  Revolving credit facility.............................................................   $ 95,090      $ 130,990

Stockholders' equity:
  Preferred Stock, $1 par value, 2,000,000 shares authorized:
     7 1/2% Convertible Exchangeable Preferred Stock, 200,000 shares outstanding
       ($5 million liquidation preference)..............................................        200           -
    $2.03 Convertible Exchangeable Preferred Stock; 1,150,000 shares outstanding
       ($28.8 million liquidation preference)...........................................      1,150          1,150
  Common Stock, $.01 par value, 20,000,000 shares authorized: 13,402,246 outstanding(1).        134            140
  Capital in excess of par value........................................................    101,881        102,075
  Retained earnings (deficit)...........................................................     (2,219)        (2,219)
                                                                                            ----------    -----------
          Total stockholders' equity....................................................    101,146        101,146
                                                                                            ----------    -----------
                            Total capitalization........................................  $ 196,236      $ 232,136
                                                                                            ==========    ===========


(1) At March 31, 1996, there were 13,402,246 shares of Common Stock issued and outstanding. The number of shares of Common Stock outstanding excludes 1,243,149 shares which were reserved for issuance upon the exercise of outstanding options and warrants and 3,603,261 shares issuable upon conversion of preferred stock. See "Description of Capital Stock."

                                 USE OF PROCEEDS

         This Prospectus relates to Common Stock which may be offered and issued by the Company from time to time in the acquisition of Interests. Other than the Interests acquired and $300,000 received upon the exercise of 40,000 warrants to purchase Common Stock at a price of $7.50 per share, if the exercise occurs, there will be no proceeds to the Company from these offerings.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

         The following table presents selected historical financial information covering the five years ended December 31, 1995, the three months ended March 31, 1995 and 1996 (unaudited), and pro forma financial information for the year ended December 31, 1995 and three months ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical data should be read in conjunction with the historical Consolidated Financial Statements included herein The pro forma information should be read in conjunction with the Pro Forma Combined Financial Statements included herein. Neither the historical nor the pro forma results are necessarily indicative of future results.

                                                                                                        THREE MONTHS ENDED
                                                                                                             MARCH 31,
                                                    YEAR ENDED DECEMBER 31,                                 (UNAUDITED)
                                ----------------------------------------------------------------  -------------------------------
                                                                                    PRO FORMA                          PRO FORMA
                                   1991      1992      1993       1994      1995        1995         1995       1996       1996
                                --------- --------- --------- ---------- --------- ------------  ----------- --------- ----------
INCOME STATEMENT DATA:
Revenues
  Oil and gas sales...........     $5,384    $7,703   $11,132    $24,461   $37,417      $54,966       $7,430   $16,088    $17,791
  Field services..............      3,966     5,283     6,966      7,667    10,097       10,097        2,464     3,300      3,300
  Gas transportation and
    marketing.................        279       332       559      2,195     3,284        3,284          786     1,028      1,028
  Interest and other..........        939       577       418        471     1,317        1,317          223        97         97
                                --------- --------- ---------  --------- --------- ------------  ----------- --------- ----------
         Total revenues            10,568    13,896    19,075     34,794    52,115       69,664       10,903    20,513     22,216
                                --------- --------- ---------  --------- --------- ------------  ----------- --------- ----------
Expenses
  Direct operating............      2,165     3,019     4,438     10,019    14,930       20,985        3,150     5,758      6,320
  Field services..............      2,579     3,951     5,712      5,778     6,469        6,469        1,593     2,529      2,529
  Gas transportation and
    marketing.................       -            7        13        490       849          849          199       290        290
  General and administrative        2,208     1,915     2,049      2,478     2,736        2,874          758       918        956
  Exploration.................          5        49        86        359       512          512          130       180        180
  Interest....................        672       952     1,120      2,807     5,584        7,921        1,156     1,554      2,136
  Depletion, depreciation and
     amortization.............      2,387     3,124     4,347     10,105    14,863       21,643        3,000     5,278      5,879
                                --------- --------- --------- ---------- --------- ------------  ----------- --------- ----------
         Total expenses            10,016    13,017    17,765     32,036    45,943       61,253        9,991    16,507     18,290
                                --------- --------- --------- ---------- --------- ------------  ----------- --------- ----------
Income before taxes...........        552       878     1,310      2,758     6,172        8,411          912     4,006      3,926
Income taxes..................       (125)     (192)       81       (139)   (1,782)      (2,145)        (117)   (1,403)    (1,374)
                                --------- --------- --------- ---------- --------- ------------  ----------- --------- ----------
Net income                           $427      $686    $1,391     $2,619    $4,390       $6,266         $795    $2,603     $2,552
                                ========= ========= ========= ========== ========= ============  =========== ========= ==========
Net income applicable to
   common shares..............        $57      $392    $1,062     $2,244    $3,659       $4,466         $701    $1,926     $1,875
                                ========= ========= ========= ========== ========= ============  =========== ========= ==========
Net income per share..........      $0.01     $0.08     $0.18      $0.25     $0.31        $0.36        $0.07     $0.14      $0.14
                                ========= ========= ========= ========== ========= ============  =========== ========= ==========
Dividend per share                  $0.00     $0.00     $0.00      $0.00     $0.01        $0.01        $0.00     $0.01      $0.01
                                ========= ========= ========= ========== ========= ============  =========== ========= ==========
Average shares outstanding          4,154     4,682     5,853      9,051    11,841       12,251       10,555    13,691     13,691


CASH FLOW DATA:

Net income....................       $427      $686    $1,391     $2,619    $4,390       $4,466         $795    $2,603     $2,552
Depletion, depreciation and
  amortization................      2,387     3,124     4,347     10,105    14,863       21,643        3,000     5,278      5,879
Deferred income taxes.........         -         -       (150)       118     1,696        1,850          101     1,323      1,296
                                --------- --------- --------- ---------- --------- ------------  ----------- --------- ----------
         Subtotal.............      2,814     3,810     5,588     12,842    20,949       27,959        3,896     9,204      9,727
Other non-cash items..........       (553)     (278)     (321)      (471)   (1,564)       N/A           (127)   (2,892)     N/A
Changes in working capital         (1,071)    1,636      (962)    (1,130)   (2,824)       N/A         (2,079)      (72)     N/A
                                --------- --------- --------- ---------- ---------               ----------- ---------
Net cash provided from
operating activities..........     $1,190    $5,168    $4,305    $11,241   $16,561        N/A         $1,690    $6,240      N/A
                                ========= ========= ========= ========== =========               =========== =========

BALANCE SHEET DATA:
Working capital...............        $72      $167    $1,350     $1,002    $4,439                    $4,503    $4,253     $4,699
Oil and gas properties, net        16,261    18,271    55,310    112,964   176,702                   123,239   191,492    226,946
Total assets..................     24,332    28,328    76,333    141,768   214,664                   151,801   232,207    268,212
Long-term debt................     11,688    12,679    30,689     61,885    83,035                    66,245    95,090    130,990
Stockholders' equity..........      7,962     9,504    32,263     43,248    99,243                    57,701   101,146    101,146


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and the Selected Historical and Pro Forma Financial Data and Pro Forma Combined Financial Statements (unaudited) included elsewhere herein.

FACTORS AFFECTING FINANCIAL CONDITION AND LIQUIDITY

GENERAL

         During the three months ended March 31, 1996, the Company reached $232.2 million of assets and increased stockholders' equity to $101.1 million. The growth was achieved primarily through acquisitions and development. Net income for the first quarter of 1996 increased 227% to $2.6 million versus $795,000 in the prior year first quarter. The increases were primarily due to higher production volumes attributable to acquisitions and development and higher product prices. Working capital at March 31, 1996 was $4.3 million. During the quarter, long-term debt rose from $83.0 million to $95.1 million.

         At March 31, 1996, capitalization totaled $196.2 million, of which 52% was represented by stockholders' equity and 48% by long-term debt. Essentially all of the long-term debt is comprised of borrowings under the Credit Agreement. The Credit Agreement provides for quarterly payments of interest with principal payments beginning February 1999. In April 1996, the Company completed a $6.9 million private placement of Common Stock. The proceeds were used to fund a portion of a $35.9 million acquisition which was completed during April. The remaining portion of the acquisition was funded by borrowings under the Credit Agreement. In April and May 1996, the Company exercised its option to convert the 7-1/2% Preferred Stock into approximately 577,000 shares of Common Stock.

         For the three months ended March 31, 1996 operating cash flow totaled $9.4 million, a 133% increase over the prior year period. Cash flow plus bank borrowings funded $20.2 million of acquisitions and development expenditures. Approximately $7 million of the bank borrowings were repaid in April 1996 with the proceeds received from the private placement of Common Stock. The Company expects to continue to fund its activities from internally generated funds, borrowings under the Credit Agreement and the issuance of debt and equity securities. During the next twelve months, non-discretionary capital requirements include $2.3 million of preferred dividends and interest under the Credit Agreement. Additionally, the Company expects to continue its acquisition and development activities in 1996. Although these expenditures are principally discretionary, the Company estimates that it will spend approximately $15 million on development activities in 1996, of which $2 million was incurred in the first three months. Cash flow is expected to be more than sufficient to fund development expenditures with the remainder available to fund acquisitions.

         All oil and gas properties are subject to production declines over time. Through acquisitions, the Company has increased its reserves in each of the last five years. It is anticipated that the Company will continue to build reserves primarily through acquisitions and development over the next several years. The profitability of production and, to a lesser extent, other areas of the Company's business are influenced by energy prices.

FUTURE CAPITAL SPENDING

         During 1995, the Company acquired oil and gas properties, gas transportation and field service assets for $71.1 million. Additionally, the Company incurred capital expenditures for development and exploration activities of $10.2 million. In total, $79.4 million of capital expenditures were incurred in 1995, versus $69.2 million in 1994. The Company currently estimates that capital expenditures for acquisition and development activities will range from $50 million to $75 million in 1996. All of these expenditures are discretionary and could increase or decrease based upon the level of activity and the availability of capital.

         The only material requirements for capital during the next twelve months are $2.3 million of preferred stock dividends, interest payments under the Credit Agreement and $53,000 of debt payments. Working capital and cash flow from operations will be more than sufficient to fund these expenditures. Excess funds will be used to help fund acquisitions and development activities.

         In March 1996, the Company's Board of Directors approved resolutions authorizing the Company to repurchase shares of its Common Stock from odd-lot holders. The Company will acquire any and all shares from stockholders owning 99 or fewer shares for cash at market prices. Additionally, the Board of Directors approved a quarterly dividend of $.01 per share to holders of its Common Stock to be paid on March 29, 1996.

CREDIT AGREEMENT

         The Credit Agreement provides for a borrowing base which is subject to semi-annual redeterminations. In April 1996, the borrowing base on the credit facility was increased to $150 million. The facility bears interest at prime rate or LIBOR plus 0.75% to 1.25% depending upon the percentage of the borrowing base drawn. Interest is payable quarterly and the loan is payable in sixteen quarterly installments beginning February 1, 1999. A commitment fee of 3/8% of the undrawn balance is payable quarterly. It is the Company's policy to extend the term period of the Credit Agreement annually. The weighted average interest rate on these borrowings were 6.3%, 7.3% and 6.5% for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1996, respectively. The weighted average interest rate gives effect to interest rate swap arrangements which have the effect of fixing the interest rate on $40 million of the credit facility at a rate of 6.4%. The existing interest rate swap arrangements will remain in effect through no earlier than July 1997 and no later than October 1999. The Company's other debt is comprised of secured equipment financings.

         The debt agreements contain various covenants relating to net worth, working capital maintenance and financial ratio requirements. Interest paid during the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996 totaled $1.2 million, $2.8 million, $4.9 million and $0.7 million, respectively.

INFLATION AND CHANGES IN PRICES

         The Company's revenues and the value of its oil and gas properties have been and will be affected by changes in oil and gas prices. The Company's ability to maintain current borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent on oil and gas prices. Oil and gas prices are subject to significant seasonal and other fluctuations that are beyond the Company's ability to control or predict. During 1995, the Company received an average of $16.57 per barrel of oil and $1.79 per Mcf of gas. During the three months ended March 31, 1996, the Company received and average of $17.43 per barrel of oil and $2.32 per Mcf of gas. Although certain of the Company's costs and expenses are affected by the level of inflation, inflation did not have a significant effect in 1995. Should conditions in the industry improve, inflationary cost pressures may resume.

RESULTS OF OPERATIONS

                 COMPARISON OF THREE MONTHS ENDED MARCH 31, 1996
                 TO THREE MONTHS ENDED MARCH 31, 1995(UNAUDITED)

     The Company reported net income for the three months ended March 31, 1996 of $2.6 million a 227% increase over first quarter 1995. The increase is the result of higher production volumes, higher product prices and lower unit costs. During the quarter, oil and gas production volumes increased 84% to 6.5 Bcfe, an average of 72,000 Mcfe per day. Production revenues also benefited from an 18% increase in the average price received per Mcfe of production from $2.09 to $2.46. The average oil price increased from $16.36 to $17.43 per barrel while average gas prices increased 30% from $1.78 to $2.32 per Mcf. As a result of a larger base of producing properties, operating expenses increased 83% to $3.2 million. However, the operating cost per Mcfe produced decreased slightly from $.89 in 1995 to $.88 in 1996.

         Gas transportation and marketing revenues rose 31% to $1.0 million versus $786,000 in the first quarter of 1995. The higher revenues were due primarily to expanded marketing activities and increased gas transportation revenues attributable to its larger pipeline network. The increase in gas transportation and marketing expenses of 46% reflects higher administration costs associated with the growth in gas marketing.

         Field services revenues increased 34% in the first quarter of 1996 to $3.3 million. The higher revenues were due primarily to a larger base of operated properties. As a result of the increased revenues field services expenses increased 58% in the first quarter of 1996 versus 1995. Exploration expense increased 38% due to the Company's increased involvement in acreage acquisition, seismic and exploratory drilling.

         General and administrative expenses increased 21% from $758,000 in 1995 to $918,000 in 1996. On a per Mcfe of production basis, general and administrative expenses decreased from $.21 in the first quarter of 1995 to $.14 for the same period in 1996. Interest and other income decreased 57% primarily due to a lower level of property sales. Interest expense increased 34% to $1.6 million as a result of the higher average outstanding debt balance during the period due to the financing of acquisitions.

         Depletion, depreciation and amortization expense rose 76% as a result of increased production volumes. The impact of higher volumes was offset by a reduction in the depletion rate to $.72 per Mcfe in the first quarter of 1996.

COMPARISON OF 1995 TO 1994

         The Company reported net income for the year ended December 31, 1995 of $4.4 million, a 68% increase over 1994. This increase is the result of higher production volumes attributable to acquisition and development activities. During the year, oil and gas production volumes increased 66% to 17.9 Bcfe, an average of 49,172 Mcfe per day. The increased revenues recognized from production volumes were partially offset by an 8% decrease in the average price received per Mcfe of production to $2.08. The average oil price increased 9% to $16.57 per barrel while average gas prices dropped 15% to $1.79 per Mcf. As a result of the Company's larger base of producing properties and production, oil and gas production expenses increased 49% to $14.9 million in 1995 versus $10.0 million in 1994. However, the average operating cost per Mcfe produced decreased 11% from $.93 in 1994 to $.83 in 1995.

         Gas transportation and marketing revenues increased 50% to $3.3 million versus $2.2 million in 1994. Coupled with this increase in gas transportation and marketing revenues was a 73% increase in associated expenses for the year. These increases were due primarily to the acquisition of several pipeline systems, as well as the expansion of the gas marketing efforts.

         Field services revenues increased 32% in 1995 to $10.1 million, despite the September 1994 sale of virtually all well servicing and brine disposal assets in Ohio. The decrease in activities due to this sale was more than offset by an increase in well servicing and brine disposal activities in Oklahoma and well operations on acquired properties. Field services expenses increased 12% in 1995 to $6.5 million versus $5.8 million. The increase is attributed to the Oklahoma well servicing and the cost of operating a larger base of properties. The increase in well operating costs was offset to a great extent by the disposal in September 1994 of the Company's lower margin well servicing and brine hauling and disposal businesses.

         Exploration expense increased 43% to $512,000 due to the Company's increased involvement in exploration projects. These costs include delay rentals, seismic and exploratory drilling activities.

         General and administrative expenses increased 10% from $2.5 million in 1994 to $2.7 million in 1995. As a percentage of revenues, general and administrative expenses were 5% in 1995 as compared to 7% in 1994. This decreasing trend reflects the spreading of administrative costs over a growing asset base.

         Interest and other income rose 180% primarily due to higher sales of non-strategic properties. Interest expense increased 99% to $5.6 million as compared to $2.8 million in 1994. This was primarily as a result of the higher average outstanding debt balance during the year due to the financing of capital expenditures. The average outstanding balances on the bank credit facility were $42.0 million and $73.3 million for 1994 and 1995, respectively. The weighted average interest rate on these borrowings were 6.3% and 7.3% for the years ended December 31, 1994 and 1995, respectively.

         Depletion, depreciation and amortization increased 47% compared to 1994 as a result of increased production volumes during the year. The increased depletion of oil and gas properties was partially offset by the reduction of depreciation of field services assets due to the 1994 sale of field service assets. The Company-wide depletion, depreciation and amortization rate for 1995 was $.83 per Mcfe versus $.93 in 1994.

COMPARISON OF 1994 TO 1993

         The Company reported net income for the year ended December 31, 1994 of $2.6 million, an 88% increase over 1993 net income. This increase can be attributed primarily to the realization of income from properties acquired in the fourth quarter of 1993 and in 1994, as well as the success of the 1994 drilling program.

         During the year, oil and gas production volumes increased 141% to 10.8 MMcfe, an average of 29,680 Mcfe per day. The increased revenues recognized from production volumes were partially offset by a 9% decrease in the average price received per Mcfe of production to $2.26. The average oil price decreased 5% to $15.23 per barrel and average gas prices dropped 9% to $2.10 per Mcf. As a result of the Company's larger base of producing properties and production, oil and gas production expenses increased 126% to $10.0 million in 1994 versus $4.4 million in 1993. However, the average operating cost per Mcfe produced decreased 5% from $0.98 in 1993 to $0.93 in 1994.

         Gas transportation and marketing revenues rose almost four fold to $2.2 million versus $0.6 million in 1993. Coupled with this increase in gas transportation and marketing revenues was an increase in associated expenses for the year. These increases were due primarily to the acquisition of several pipeline systems in late 1993, as well as the expansion of the gas marketing efforts.

         Field services revenues increased in 1994, despite the September 1994 sale of virtually all well servicing and brine hauling and disposal assets in Ohio. The decrease was offset by a marked increase in well operating revenues recognized on acquired properties. Field services expenses increased marginally in 1994 to $5.8 million versus $5.7 million. The slight increase can be attributed to the cost of operating a growing base of properties. The increase in well operating costs was offset to a great extent by the disposal in September 1994 of the Company's low-margin well servicing and brine hauling and disposal businesses.

         Exploration expense increase four-fold due to the Company's increased involvement in drilling projects. The results of these costs can be seen in the increase in production due partially to its 1994 drilling program.

         General and administrative expenses increased 21% from $2.0 million in 1993 to $2.5 million in 1994. As a percentage of revenues, general and administrative expenses were 7% in 1994 as compared to 11% in 1993. This decreasing trend reflects the spreading of administrative costs over a growing asset base.

         Interest and other income rose 13% primarily due to a higher level of non-strategic property sales. Interest expense increased 151% to $2.8 million as compared to $1.1 million in 1993. This was as a result of the higher average outstanding debt balance during the year due to the financing of acquisitions and rising interest rates.

         Depletion, depreciation and amortization increased 132% compared to 1993 as a result of increased production volumes during the year. The increased depletion of oil and gas properties was partially offset by the reduction of depreciation of field services assets due to the September 1994 sale of field service assets.

ACCOUNTING STANDARDS

         In March 1995, the Financial Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires the review of long-lived assets for impairment. Although the Company in the past has routinely reviewed its oil and gas assets for impairment, the new accounting rules may require a different grouping which may affect the amount of impairment, if any. SFAS No. 121 is required to be adopted for financial statements with fiscal years beginning after December 15, 1995 and allows the cumulative effect of the accounting change to be reported in net income in the year of adoption. The Company is currently reviewing the accounting standard and has not yet determined the effect, if any, on its consolidated financial position or results of operations.

         In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This standard requires an audited pro forma footnote disclosure of what net income and earnings per share would have been for the Company based upon valuing employee options and other stock based compensation, at their estimated fair value using an option pricing model. SFAS No. 123 is required to be adopted for financial statements with fiscal years beginning after December 15, 1995. The Company is currently reviewing the accounting standard and has not yet determined the effect, if any, on its financial statements.

                                    BUSINESS
GENERAL

         The Company is an independent oil and gas company engaged in the acquisition, development, exploration and enhancement of oil and gas properties in the United States. Lomak's core areas of operation are located in Texas, Oklahoma and Appalachia. The Company has grown through a combination of acquisition, development, exploration and enhancement activities. Since January 1, 1991, 59 acquisitions have been consummated at a total cost of approximately $249 million and $24 million has been expended on development and exploration activities. As a result, proved reserves and production have each grown during this period at a rate of 56% per annum. At December 31, 1995, proved reserves totaled 298 Bcfe, having a pre-tax present value at constant prices of $229 million and a reserve life of nearly 12 years.

         Lomak's acquisition effort is focused on properties with prices of less than $30 million within its core areas of operation. Management believes these purchases are less competitive than those involving larger property interests. To the extent purchases continue to be made primarily within existing core areas, efficiencies in operations, drilling, gas marketing and administration should be realized. In 1993, Lomak initiated a program to exploit its growing inventory of development projects. In the future, Lomak expects its growth to be driven principally by a combination of acquisitions and development and, to a lesser extent, exploration.

         At December 31, 1995, Lomak held interests in 6,596 gross (4,965 net) productive oil and gas wells. The Company currently operates over 6,200 wells which account for more than 93% of its developed reserves. In addition, the Company owns and operates approximately 1,900 miles of gas gathering systems in proximity to its principal gas properties. The Company also provides oil field services, including brine disposal and various well services primarily for certain of its own properties. The operations of the Company are considered to fall within a single industry segment; the exploration for, development and production of crude oil and natural gas.

STRATEGY

         The Company's objective is to continue to increase its asset base, cash flow and earnings through a balanced strategy of acquisitions, development, exploration and enhancement activities in core operating areas. In each core area, the Company establishes separate acquisition, engineering, operating, geological and other technical expertise. The Company currently has core operating areas in Texas, Oklahoma and Appalachia. Through its strategy, the Company does not depend solely on any one region or activity to grow its asset base. In addition, by operating in three core areas, the Company has expanded its acquisition, development and exploration opportunities.

         Acquisitions. Since 1991, 59 acquisitions have been completed for a total consideration of $249 million. Approximately 396 Bcfe of proved reserves have been acquired at an average cost of $.59 per Mcfe. The Company's acquisition strategy is based on: (i) Size: targeting smaller, less competitive transactions having a cost below $30 million; (ii) Locale: focusing in areas containing many small oil and gas operators and where larger companies are no longer active; (iii) Efficiency: targeting acquisitions in which operating and cost efficiencies can be obtained; (iv) Reserve Potential: pursuing properties with the potential for reserve increases through recompletions and drilling; (v) Incremental Purchases: seeking acquisitions where opportunities for purchasing additional interests in the same or adjoining properties exist; and (vi)
Complexity: pursuing more complex but less competitive corporate or partnership acquisitions.

         Development. The Company's development activities include recompletions of existing wells, infield and step-out drilling and installation of secondary recovery projects. Development projects are generated within core operating areas where the Company has significant operational and technical experience. At December 31, 1995, over 750 proven development projects were in inventory. These projects are located in eight different fields, vary between oil and gas, and are balanced between low and medium risk. Approximately 100 of these projects are expected to be initiated in 1996 at a total cost of approximately $15 million. Based on the number of projects currently in inventory, development expenditures are currently projected to approximate $45 million over the three year period 1996 through 1998.

         Exploration. To date, the Company has concentrated on its acquisition and development activities while building its asset base and cash flow. In the future, exploration activities are expected to be expanded within the Company's core operating areas. These activities are expected to be an extension of the Company's development activities and will be initiated by its in-house technical staff.

         Enhancements. The Company's enhancement activities include all activities other than acquisitions, development and exploration which maximize the value of its assets. Enhancements include: reducing overhead, operating and development costs; concentrating operations to increase efficiency; the rapid disposal of non-strategic properties; expanding marketing options; and applying new technology to exploit additional reserves. Enhancements increase margins and help maintain profitability during downward phases of energy price cycles.

         Acquisition Activities

         Since 1991, the Company has completed 59 acquisitions for $249 million of consideration. During 1995, $71.1 million of purchases were completed. During the four months ended April 30, 1996, $55 million of purchases were completed. The Company's acquisition strategy is to concentrate on smaller transactions that offer higher expected returns. The Company believes that it can continue to implement its acquisition strategy based on the following:

         SIZE: The Company believes that smaller transactions (less than $30 million in cost) provide the opportunity for higher returns due to the limited number of buyers that have the interest, financial capabilities and the operational efficiencies necessary to consummate such transactions. Smaller companies generally do not have sufficient capital or the requisite expertise to engage in such transactions while the larger companies are focusing on other areas, such as overseas operations, or larger transactions. Additionally, because of the continuing restructuring of the domestic oil and gas industry, many small oil and gas entities are for sale and many larger companies are selling their smaller or non-strategic properties. As the Company grows, it may review acquisitions in excess of $30 million, however, the significant portion of its acquisitions are still expected to be $30 million or below.

         LOCALE: Focusing on areas containing many small, less capitalized operators. These typically are areas in which many of the major and larger independent companies are no longer active and where, in some cases, they are divesting their remaining assets. The potential for reserve increases in these areas exists through the application of new operating and technical advances.

         EFFCIENCY: Targeting acquisitions in which operating and cost efficiencies can be obtained. The Company concentrates on acquiring oil and gas assets in areas in which it already operates and seeks to subsequently merge into its existing infrastructure the overhead functions of companies, partnerships and direct property interests it acquires. Not only does the increased efficiency result in increased profitability, but it also enables the Company to be an aggressive buyer while still generating an attractive return.

         RESERVE POTENTIAL: Pursuing properties with the potential for reserve increases through workovers, recompletions, drilling and secondary recovery operations.

         INCREMENTAL PURCHASES: Seeking acquisitions where opportunities for purchasing incremental interests in the same or adjoining properties exist. Properties in which the Company currently owns an interest contain over $100 million of estimated value attributable to the reserves for interests held by third parties. The purchase of incremental interests results in only minor increases in overhead cost.

         COMPLEXITY: A number of companies and partnerships which own oil and gas assets have been acquired at attractive prices. Due to the added complexity involved in acquiring and integrating these entities and their assets, many buyers do not have the expertise or desire to compete for such acquisitions.

         The following table sets forth information pertaining to acquisitions completed during the past five years and four months.

                                     Number of        Purchase Price     MMcfe Acquired      Cost per Mcfe
            Period                  Transactions            (1)                               Acquired (2)
- -------------------------------    ---------------    ----------------   ----------------    ---------------
                                                      (In thousands)

1991                                      9                $11,200             14,600             $0.75
1992                                      7                  6,900             12,510              0.41
1993                                     12                 40,500             64,550              0.59
1994                                     17                 63,400             92,850              0.67
1995                                      9                 71,100            103,850              0.61
1996 (through April 30)                   5                 55,500            107,500              0.53
                                   ---------------    ----------------   ----------------    ---------------
Total                                    59               $248,600            395,860             $0.59
                                   ===============    ================   ================    ===============

(1) Includes purchase price for proved reserves as well as other acquired assets, including gas gathering lines, undeveloped leasehold and field service assets.
(2)  Includes purchase price for proved reserves only.

         Development and Exploration Activities

         Development activities include recompletions of existing wells, the drilling of infield and step-out wells and secondary recovery projects. Approximately $3.7, $9.5 and $11.1 million was expended on these activities during 1993, 1994 and 1995, respectively. The Company estimates that it will spend up to $15 million on development activities in 1996. Based on over 750 proven development projects currently in inventory, capital expenditures are currently estimated to be approximately $45 million over the three year period 1996 through 1998.

         The Company's development strategy is to own as large an interest as possible in more established, lower risk development projects. Conversely, in development activities that are less established and therefore deemed to be of higher risk, the Company generally seeks to participate for no more than a 50% interest. As more confidence is gained in regard to the higher risk development activities, the Company may increase its ownership percentage.

         Texas. At December 31, 1995, Texas accounted for 182 proved development projects. The majority of these projects include recompletions and infield drilling locations in the Big Lake Area of west Texas and the Laura La Velle Field of east Texas. The production from these two fields is predominantly oil. The Company has performed 29 recompletions and drilled 40 wells in these two fields. As a result of development and additional acquisitions, gross production from the two fields has increased from 500 Boe per day to over 1,850 Boe per day. In 1996, the Company expects to recomplete 12 wells and drill 18 new wells in the two fields at a cost of approximately $2.5 million.

         Oklahoma. Essentially all of the 207 Oklahoma proved development projects are in the Okeene Field located in the northwestern portion of the Anadarko Basin. These projects include 133 recompletions and 74 drilling locations. The Company's primary producing area is situated in a four township area that straddles the Blaine-Major County line, with over 250 Company operated wells. The majority of the reserves are gas and are produced from six geologic horizons at depths ranging from 7,000 to 9,000 feet. The Company acquired its interests in the field during the fourth quarter of 1994. In 1996, the Company estimates it will undertake 24 recompletions and drill 9 new wells for approximately $4.0 million. An extensive geologic study of the area has been initiated to further identify additional development opportunities.

         Appalachia. In Ohio, Pennsylvania and West Virginia 392 proved development projects have been identified in the shallow Clinton, Medina and Upper Devonian Sandstone formations. These projects are located on 448,000 gross (341,000 net) acres under lease and range in depth from 2,000 to 6,000 feet. The reserves are characterized by initial flush production, followed by extremely gradual decline rates resulting in a projected life of over twenty years. During 1996 the Company estimates that it will recomplete 10 wells and drill 30 new wells at a cost of approximately $4.0 million. The Company currently has a sufficient inventory of proved infield drilling locations to drill over 75 wells per year over the next five years.

         In addition to the shallow formations discussed above, the Appalachian Basin has less developed formations including the Rose Run-Beekmantown and Trempealeau which range in depths from 4,000 to 8,000 feet. The geological boundaries of these formations lie approximately 2,500 feet below the shallower Clinton and Medina Sandstone formations. While the industry has drilled over 100,000 Clinton and Medina Sandstone wells, fewer than 1,700 wells have been drilled to the Rose Run-Beekmantown and 5,000 wells to the Trempealeau. The industry's initial results were poor because the wells were based strictly upon regional geology and limited seismic data was utilized. However, more recent activities using modern seismic technologies have significantly improved the returns from these deeper zones. Since 1993, the Company has participated in 29 deeper wells with an average working interest of 11%, of which, 16 were productive and 13 were dry. Currently, the Company owns leases covering 318,000 gross (237,000 net) acres in the deeper "Rose Run Trend." The Company's 1996 budget allocates approximately $2 million to acquire acreage and seismic and to drill wells in this area.

         Enhancement Activities

         The Company defines enhancements as those activities, other than acquisitions or drilling, which maximize the value of its asset base. Enhancements include: reducing overhead, operating and development costs on a per Mcfe basis; concentrating operations to increase efficiency; disposing non-strategic properties rapidly; expanding marketing options; and applying new technology to exploit additional reserves. Enhancements create higher margins and help maintain profitability during the downward phase of energy price cycles. Despite low oil and gas prices in recent years, the Company posted increased cash flow and profits, partly due to enhancements. Primarily as a result of its enhancement activities during the past five years the Company has:
(i) decreased overhead costs per Mcfe by 89%; (ii) cut operating costs per Mcfe by 30%; (iii) reduced development costs per Mcfe by 31%; (iv) now operates properties representing more than 93% of its reserves; (v) sold over 1,000 non-strategic properties; (vi) expanded gas marketing to nearly 90 MMcf per day through 1,900 miles of Company-owned gas gathering systems; and (vii) improved seismic and completion techniques by applying new technology.

PRODUCTION

         Production revenue is generated through the sale of oil and gas from properties held directly and through partnerships and joint ventures. Additional revenue is received from royalties. Oil and gas production is sold to a limited number of purchasers. Through March 31, 1996, no one purchaser accounted for more than 10% of total oil and gas revenues. Management believes that the loss of any one purchaser would not have a material adverse effect on the Company's business. Proximity to local markets, availability of competitive fuels and overall supply and demand are factors affecting the ability to market production. There has been a worldwide surplus of oil and gas for more than a decade which has weakened oil prices and particularly recently, depressed the price of natural gas. While the Company anticipates an upward trend in energy prices, factors outside its control such as political developments in the Middle East, overall energy supply, weather conditions and economic growth rates have had, and may continue to have, an unpredictable or adverse effect on energy prices.

         The following table sets forth historical revenue and expense information for the periods indicated (in thousands, except average sales price and operating cost data).

                                                                                                              THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                     MARCH 31,
                        --------------------------------------------------------------------------------      -------------------
                                                                                               Pro Forma                Pro Forma
                          1991          1992          1993          1994           1995          1995            1996     1996
                        ---------     ----------    ----------    ----------     ---------    -----------    ---------- ---------
 Production (a)
     Oil (Bbl)               129            199           318           640           913          1,047           261        279
     Gas (Mcf)             1,334          1,796         2,590         6,996        12,471         21,314         4,983      5,784
     Mcfe                  2,108          2,990         4,498        10,836        17,949         27,595         6,547      7,459
 Revenues
     Oil                $  2,438       $  3,660      $  5,118      $  9,743       $15,133        $17,357      $  4,544  $   4,887
     Gas                   2,946          4,043         6,014        14,718        22,284         37,609        11,544     12,904
                        ---------     ----------    ----------    ----------     ---------    -----------    ---------- ----------
         Total          $  5,384       $  7,703       $11,132       $24,461       $37,417        $54,966       $16,088    $17,791
 Direct operating
   expenses                2,165          3,019         4,438        10,019        14,930         20,985         5,758      6,320
                        ---------     ----------    ----------    ----------     ---------    -----------    ---------- ----------
 Gross margin           $  3,219       $  4,684      $  6,694       $14,442       $22,487        $33,981       $10,330  $  11,471
                        =========     ==========    ==========    ==========     =========    ===========    ========== ==========

  Average Sales Price
      Oil (Bbl)         $  18.91       $  18.40      $  16.07       $ 15.23       $ 16.57        $ 16.58       $ 17.43  $   17.50
      Gas (Mcf)         $   2.21       $   2.25      $   2.32       $  2.10       $  1.79        $  1.76       $  2.32       2.23
      Mcfe              $   2.56       $   2.58      $   2.47       $  2.26       $  2.08        $  1.99       $  2.46  $    2.39
  Average Operating
    Cost Per Mcfe       $   1.03       $   0.99      $   0.98       $  0.93       $  0.83        $  0.76       $  0.88  $    0.85


(a) Oil is converted to Mcfe at a rate of 6 Mcf per barrel.

         On a Mcfe basis, approximately 69% of 1995 production was natural gas. Gas production was sold to utilities, brokers or directly to industrial users. Gas sales are made pursuant to various arrangements ranging from month-to-month contracts, one year contracts at fixed or variable prices and contracts at fixed prices for the life of the well. All contracts other than the fixed price contracts contain provisions for price adjustment, termination and other terms customary in the industry. A number of the Appalachian gas contracts hold favorable sales prices when compared to spot market prices. Oil is sold on a basis such that the purchaser can be changed on 30 days notice. The price received is generally equal to a posted price set by the major purchasers in the area. Oil purchasers are selected on the basis of price and service. In 1995, revenues from oil and gas production amounted to $37.4 million, representing 72% of revenues. Oil and gas revenues for 1995 increased 53% over 1994.

FIELD SERVICES

         The field services area is comprised of three components -- well operations, brine disposal and well servicing. As of December 31, 1995, Lomak acted as operator of, or provided pumping services for, over 6,200 wells. Lomak performs virtually all day-to-day services required by these operations, rather than subcontracting them. For its services, Lomak receives a monthly fee plus reimbursement of third party charges.

         Prior to 1995, Lomak conducted brine disposal and well servicing operations on its properties as well as for third parties primarily in Ohio and to a lesser extent in Pennsylvania and Texas. In 1994, Lomak sold substantially all of brine disposal and well servicing assets located in Ohio. Through an acquisition completed in early 1995, the Company began conducting brine disposal and well services in Oklahoma.

         In total, field services provided revenues of $10.1 million in 1995, representing 19% of total revenues. Field service revenues for 1995 increased 32% over the prior year.

GAS TRANSPORTATION AND MARKETING

         The gas transportation and marketing revenues are comprised of fees for the transportation of production through gathering lines and, to a lesser extent, income from marketing of oil and gas. In 1994, the Company began to take a more active role in marketing both its oil and gas production. As a result, at year end 1995, the Company was marketing approximately 90 MMcfe per day, including its production and the production of third parties. Gas transportation and marketing revenues were $2.2 and $3.3 million for 1994 and 1995, respectively.

         The Company has currently hedged through the financial markets less than 3% of its monthly production through September 1996. These hedges involve fixed price arrangements and other price arrangements at a variety of prices, floors and caps. Although these hedging activities provide the Company some protection against falling prices, these activities also reduce the potential benefits to the Company of price increases above the levels of the hedges. In the future, the Company may increase the percentage of its production covered by hedging arrangements, however, it currently anticipates that such percentage would not exceed 50%.

         The Company prefers to hedge its gas production through fixed price gas contracts. At December 31, 1995, approximately 42% of the Company's gas production was under fixed priced arrangements. These contracts vary in length from one year to the life-of-the-well. A majority of the contracts are for three years or less. Essentially all these contracts are with industrial end-users and utilities.

INTEREST AND OTHER

         The Company earns interest on its cash and investment accounts, as well as on various notes receivable. Other income in 1995 was comprised principally of gains on sales of non-strategic properties and various fees charged to third parties. The Company expects to continue to sell assets which have no strategic benefit. Interest and other income in 1995 amounted to $1.3 million, representing 3% of total revenues. Revenues from interest and other for 1995 increased 180% from the 1994 level.

COMPETITION

         The Company encounters substantial competition in acquiring properties, marketing oil and gas, securing personnel and conducting its field services operations. Many competitors have financial and other resources which substantially exceed those of the Company. The competitors in acquisitions, development, exploration and production include the major oil companies in addition to numerous independents, individual proprietors and others. Therefore, competitors may be able to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of the Company permit. The ability of the Company to replace and expand its reserve base in the future will be dependent upon its ability to select and acquire suitable producing properties and prospects for future drilling.

         The Company's acquisitions have been partially financed through issuances of equity and debt securities and internally generated cash flow. The competition for capital to finance oil and gas acquisitions and drilling is intense. The ability of the Company to obtain such financing is uncertain and can be affected by numerous factors beyond its control. The inability of the Company to raise capital in the future could have an adverse effect on certain areas of its business.

OIL AND GAS RESERVES
         The following table sets forth estimated proved reserves for each year in the five year period ended December 31, 1995 and pro forma as of March 31, 1996.

                                                                                DECEMBER 31,
                                          -------------------------------------------------------------------------------------

                                                                                                                    PRO FORMA
                                              1991           1992         1993          1994          1995          1995 (1)
Crude oil (MBbl)
   Developed...........................           1,609         1,643         3,344         6,430         8,880        10,603
   Undeveloped.........................             245           337         1,195         2,019         1,983         4,133
                                              ---------      --------     ---------     ---------     ---------     ---------
      Total............................           1,854         1,980         4,539         8,449        10,863        14,736
                                              =========      ========     =========     =========     =========     =========
Natural gas (MMcf)
   Developed...........................           8,318        13,171        38,373        97,251       174,958       229,180
   Undeveloped.........................             221         4,444        36,190        52,119        57,929        86,141
                                              ---------      --------     ---------     ---------     ---------     ---------
      Total............................           8,539        17,615        74,563       149,370       232,887       315,321
                                              ---------      --------     ---------     ---------     ---------     ---------
Total equivalent barrels (MMcfe).......          19,663        29,495       101,797       200,064       298,068       403,738
                                              =========      ========     =========     =========     =========     =========

(1)       See "Business-Pro Forma Reserve Information."

        Proved developed reserves are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty. On a Mcfe basis, approximately 77% of the Company's proved reserves were developed at December 31, 1995. At December 31, 1995, approximately 93% of the proved reserves set forth above were evaluated by independent petroleum consultants, while the remainder was evaluated by the Company's engineering staff. See "Pro Forma Reserve Information" below regarding the evaluation of proved reserves at December 31, 1995.

        The following table sets forth as of December 31, 1995 the estimated future net cash flow from and the present value of the proved reserves.
Future net cash flow represents future gross cash flow from the production and sale of proved reserves, net of production costs (including production taxes, ad valorem taxes and operating expenses) and future development costs. Such calculations, which are prepared in accordance with the Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas
Producing Activities" are based on cost and price factors on December 31, 1995. Average product prices in effect at December 31, 1995 were $18.14 per barrel of oil and $2.28 per Mcf of gas. There can be no assurance that the proved reserves will be developed within the periods indicated or that prices and costs will remain constant. There are numerous uncertainties inherent in estimating reserves and related information and different reservoir engineers often arrive at different estimates for the same properties. No estimates of reserves have been filed with or included in reports to another federal authority or agency since December 31, 1995.


                                               Developed           Undeveloped             Total
                                             -----------------    -----------------    -----------------
                                                                  (in thousands)
Future net cash flow from estimated
production of proved reserves
1996                                             $ 40,215             $ (10,815)           $ 29,400
1997                                               35,979                (4,394)             31,585
1998                                               33,161                 7,663              40,824
Remainder                                         219,126                91,703             310,829
                                             -----------------    -----------------    -----------------
Total                                           $ 328,481              $ 84,157           $ 412,638
                                             =================    =================    =================

Present value
  Pre-tax                                       $ 195,554              $ 33,684           $ 229,238
                                             =================    =================    =================
  After-tax                                     $ 148,475              $ 25,575           $ 174,050
                                             =================    =================    =================


PRO FORMA RESERVE INFORMATION

     The following table sets forth summary pro forma information with respect to the Company's estimated proved oil and gas reserves as of December 31, 1995, giving effect to acquisitions completed from January 1, 1996 through April 30, 1996. The reserve information below is based on reserve evaluations for each property group and in most cases each reserve evaluation had an effective date varying from December 31, 1995 through April 30, 1996. These reserve evaluations were adjusted by the Company's engineering staff to December 31, 1995 by adjusting production to December 31, 1995 depending on the effective date of each respective evaluation. Therefore, the reserve information below does not reflect production revisions or changes in oil and gas prices, changes in expectations or changes in estimates of recoverable reserves resulting from price changes. Approximately 93% of December 31, 1995 reserve information was prepared by independent petroleum consultants. The "Recent Appalachian Acquisitions" and "Recent Mid-Continent Acquisitions" reserve information, as well as the "Adjustments" information, were prepared by the Company's engineering staff. All estimates of oil and gas reserves are subject to significant uncertainty. See "Investment Considerations-Uncertainty of Estimates of Reserves and Future Net Revenues."


                                                                    PRO FORMA RESERVE INFORMATION
                                                 -----------------------------------------------------------------
                                                   HISTORICAL         RECENT          RECENT          PRO FORMA
                                                    DECEMBER        APPALACHIAN     MIDCONTINENT     DECEMBER 31,
                                                      1995         ACQUISITIONS    ACQUISITIONS          1995
                                                 -----------------------------------------------------------------
Proved reserves...
          Oil (MBbls)                                10,863              106           3,767            14,736
          Gas (Mmcf)                                232,887           21,888          60,546           315,321
          MMcfe                                     298,068           22,526          83,141           403,738

Estimated future net cash flow                     $412,638          $38,699        $102,194          $553,531
(thousands)

Pre-tax present value (thousands)                  $229,238          $20,140         $49,963          $299,341

Average product prices
          Oil (per Bbl)                              $18.14           $16.84          $17.07            $17.96
          Gas (per Mcf)                             $  2.28            $2.58           $1.84           $  2.22


SIGNIFICANT PROPERTIES

        Until 1990, virtually all of the Company's properties were located in Ohio. Since that time, properties have been acquired in Texas and Oklahoma and other areas of Appalachia. At December 31, 1995, on a pro forma pre-tax present value basis, 48% of the reserves were located in Appalachia, 23% were in Oklahoma and 20% were in Texas. The Company also held interests in 272,200 gross (211,200 net) undeveloped acres at December 31, 1995. The following table sets forth information with respect to the Company's estimated pro forma proved oil and gas reserves as of December 31, 1995.


                            Present Value
                       -------------------------      Crude        Natural
                       Amount             %            Oil           Gas          Equiv.
                       -----------     ---------    ----------    -----------    ----------
                                                     (MBbl)         (Bcf)         (Bcfe)
Appalachia              $142,306           48%        1,338         189,668       196,657
Oklahoma                  69,452           23         2,149          79,803        92,699
Texas                     61,237           20         6,995          27,440        70,446
Other                     26,346            9         4,254          18,410        43,936
                       -----------     ---------    ----------    -----------    ----------
Total....               $299,341          100%       14,736         315,321       403,738
                       ===========     =========    ==========    ===========    ==========

        The largest concentration of reserves is in Appalachia with 48% of total present value. On an Mcfe basis, gas accounts for approximately 96% of these reserves. These reserves are ascribed to over 5,200 wells located in Pennsylvania, Ohio, West Virginia and New York. The Company operates nearly all of these wells. The reserves produce principally from the Medina, Clinton, Upper Devonian and Rose Run formations at depths of 3,000 to 7,000 feet. After initial flush production, these properties are characterized by extremely gradual decline rates and often have a projected life of more than twenty years. Gas production is transported through Company-owned gas gathering systems and is sold primarily to utilities and industrial end-users.

        The second largest concentration of reserves is in Oklahoma, totaling 23% of present value. On an Mcfe basis, gas makes up 83% of these reserves. The largest portion of these reserves is ascribed to over 257 operated wells in and around the Okeene Field of the Anadarko Basin. These wells produce from numerous formations ranging in depth from approximately 6,000 to 9,000 feet. The properties have a projected remaining life of over fifteen years. Gas production is sold primarily to Phillips Petroleum and Natural Gas Clearinghouse on an index or percent of plant proceeds basis.

        The third largest concentration of reserves is in Texas, totaling
20% of present value.  On an Mcfe basis, oil makes up 67% of the reserves.
The largest portion of these reserves is ascribed to 354 operated wells in the Big Lake Area of west Texas. These wells produce from the San Andres/Grayburg formation at a depth of approximately 2,500 feet. The properties have a projected remaining life of over 25 years. Over 80% of these reserves are oil. Oil production is sold to Scurlock Permian and gas to J.L. Davis Company. The second largest portion of these reserves are ascribed to 93 operated wells in the Laura La Velle Field in east Texas.
These wells produce from the shallow Carrizo section of the Wilcox formation at a depth of approximately 1,600 feet. These properties have a projected remaining life of twenty years. All of the reserves are oil and production is sold to Texaco. The third largest portion is in Hagist Ranch Field in south Texas. The Company operates 62 wells in this field which produces primarily from the Wilcox at approximately 8,000 feet. Arco purchases the gas production from the Hagist Ranch Field.

PRODUCTION
        Production revenue is generated through the sale of oil and gas from properties held directly and through partnerships and joint ventures. Additional revenue is received from royalties. Oil and gas production is sold to a limited number of purchasers. Through March 31, 1996, no one purchaser accounted for more than 10% of total oil and gas revenues. Management believes that the loss of any one purchaser would not have a material adverse effect on the Company's business. Proximity to local markets, availability of competitive fuels and overall supply and demand are factors affecting the ability to market production. There has been a worldwide surplus of oil and gas for more than a decade which has weakened oil prices and particularly recently, depressed the price of natural gas. While the Company anticipates an upward trend in energy prices, factors outside its control such as political developments in the Middle East, overall energy supply, weather conditions and economic growth rates have had, and may continue to have, an unpredictable or adverse effect on energy prices.

        The following table sets forth historical revenue and expense information for the periods indicated (in thousands, except sales price and operating cost data). See the Pro Forma Combined Financial Statements included herein for a discussion of the preparation of the pro forma data.


                                                                                                              THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                                       MARCH 31,
                       ---------------------------------------------------------------------------------- -------------------------
                                                                                              Pro Forma                 Pro Forma
                          1991           1992          1993          1994           1995          1995       1996          1996
                       ----------     ----------    ----------    ----------     ---------    ----------- ----------    ----------
  OPERATING DATA:
  Production
      Oil (Bbl)              129            199           318           640           913          1,047        261            279
      Gas (Mcf)            1,334          1,796         2,590         6,996        12,471         21,314      4,983          5,784
      Mcfe                 2,108          2,990         4,498        10,836        17,949         27,595      6,547          7,459
  Revenues
      Oil                 $2,438         $3,660      $  5,118      $  9,743      $ 15,133      $  17,357  $   4,544     $    4,887
      Gas                  2,946          4,043         6,014        14,718        22,284         37,609     11,544         12,904
                       ----------     ----------    ----------    ----------     ---------    ----------- ----------    ----------
          Total           $5,384         $7,703       $11,132       $24,461      $ 37,417      $  54,966  $  16,088     $   17,791
                       ==========     ==========    ==========    ==========     =========    =========== ==========    ==========
  Average Sales Price
      Oil (Bbl)        $   18.91      $   18.40     $   16.07     $   15.23      $  16.57      $   16.58  $   17.43     $    17.50
      Gas (Mcf)        $    2.21      $    2.25     $    2.32     $    2.10      $   1.79      $    1.76  $    2.32     $     2.23
      Mcfe             $    2.56      $    2.58     $    2.47     $    2.26      $   2.08      $    1.99  $    2.46     $     2.39

  Average Operating
  Cost
      Per Mcfe         $    1.03      $    0.99     $    0.98     $    0.93      $   0.83      $    0.76  $    0.88     $     0.85

        For 1995 and the three months ended March 31, 1996, natural gas accounted for over 69% of total production on an Mcfe basis. Gas production was sold primarily to utilities and directly to industrial users. Gas sales are made pursuant to various arrangements ranging from month-to-month contracts, one year contracts at fixed or variable prices and contracts at fixed prices for the life of the well. All contracts other than the fixed price contracts contain provisions for price adjustment, termination and other terms customary in the industry. A number of the Appalachian gas contracts hold favorable sales prices when compared to market spot prices. Oil is sold on a basis such that the purchaser can be changed on 30 days notice.
The price received is generally equal to a posted price set by the major purchasers in the area. Oil purchasers are selected on the basis of price and service.

PRODUCING WELLS
        The following table sets forth certain information relating to productive wells at March 31, 1996. The Company owns royalty interests in an additional 592 wells. Wells are classified as oil or gas according to their predominant production stream.


                                                                AVERAGE WORKING
                                      GROSS WELLS    NET WELLS      INTEREST
     PRINCIPAL PRODUCT STREAM
Crude oil                                 1,430           641         45%
Natural gas                               5,398         4,487         83%
                                      -----------    ---------
         Total                            6,828         5,128         75%
                                      ===========    =========
ACREAGE

     The following table sets forth the developed and undeveloped gross and net acreage held at March 31, 1996.


                                                                AVERAGE WORKING
                                                                    INTEREST
                                      GROSS WELLS    NET ACREAGE


Developed                                 478,700      340,300         71%
Undeveloped                               272,200      211,200         78%
                                      -----------    ---------
     Total                                750,900      551,500         73%
                                      ===========    =========

DRILLING RESULTS

     The following table summarizes actual drilling activities for the three years ended December 31, 1995 and the three months ended March 31, 1996. The drilling results below do not reflect acquisitions, on a pro forma basis, as the drilling results on the acquired properties are not reflective of the Company's drilling results.

                                      YEAR ENDED DECEMBER 31,
                        -----------------------------------------------------
                                                                                Three Months
                                                                               Ended March 31,
                             1993               1994             1995               1996
                        ----------------- ---------------- -----------------  -----------------
Drilling:
Development wells:
     Gross                   24.0             62.0              55.0               8.0
     Net                     17.4             56.6              39.0               7.2
Exploratory wells:
     Gross                    6.0              9.0               7.0               1.0
     Net                      1.0              1.6               0.6               0.5
Total:
     Gross                   30.0             71.0              62.0               9.0
     Net                     18.4             58.2              39.6               7.7

Drilling Results:
Productive wells:
     Gross                   25.0             64.0              58.0               8.0
     Net                     16.5             56.4              39.2               7.2
Dry holes:
     Gross                    5.0              7.0               4.0               1.0
     Net                      1.9              1.8               0.4               0.5


FACILITIES
        The Company owns a 24,000 square foot facility located on approximately seven acres near Hartville, Ohio. The facility houses certain operating and administrative personnel. The Company leases approximately 16,000 square feet in Fort Worth and Oklahoma City under standard office lease arrangements that expire at various times through July 2001. All facilities are adequate to meet the Company's existing needs and can be expanded with minimal expense.

     The Company owns various rolling stock and other equipment which is used in its field operations. Such equipment is believed to be in good repair and, while such equipment is important to its operations, it can be readily replaced as necessary.

EMPLOYEES
        As of June 25, 1996 the Company had 297 full-time employees, 195 of whom were field personnel. None are covered by a collective bargaining agreement and management believes that its relationship with its employees is good.

REGULATION

     The Company's oil and gas production and transportation operations are subject to various types of regulation, including regulation by state and federal agencies. Although such regulations have an impact on the Company and others in the oil, gas and pipeline industry, the Company does not believe that it is affected in a significantly different manner by these regulations than others in the oil and gas industry.

     Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and gas industry and its individual members. The failure to comply with such rules and regulations can result in substantial penalties. Many states require permits for drilling operations, drilling bonds and reports concerning operations. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes and regulations limit the rate at which oil and gas can be produced from the Company's properties. See "Investment Considerations-Laws and Regulations."

     In 1992, the Federal Energy Regulatory Commission ("FERC") issued Order No. 636 pertaining to pipeline restructuring. This rule requires interstate pipelines to unbundle transportation and sales services by separately stating the price of each service and by providing customers only the particular service desired, without regard to the source for purchase of the gas. The rule also requires pipelines to (i) provide nondiscriminatory notice service allowing firm commitment shippers to receive delivery of gas on demand up to certain limits without penalties; (ii) establish a basis for release and reallocation of capacity; and (iii) provide nondiscriminatory access to capacity by firm transportation shippers on a downstream pipeline.

     The Company's operations are subject to extensive federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. Permits are required for the operation of various of the Company's facilities, and these permits are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. It is possible that increasingly strict requirements will be imposed by environmental laws and enforcement policies thereunder. It is not anticipated that the Company will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of such compliance. See "Risk Factors-Laws and Regulations."

LEGAL PROCEEDINGS

     The Company is involved in various legal actions and claims arising in the ordinary course of business. In the opinion of management, such litigation and claims will be resolved without material adverse effect on the Company's financial position.

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

     At a meeting on May 25, 1994, the Board of Directors of the Company approved the engagement of Arthur Andersen & Co. as its independent auditors for the fiscal year ending December 31, 1994. The audit committee of the Board of Directors approved the change in auditors on May 25, 1994.

     The reports of Ernst & Young on the Company's financial statements for the previous two fiscal years did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1993, and in the subsequent interim period, there were no disagreements with Ernst & Young on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the matter in their report.

                                   MANAGEMENT

     The current executive officers and directors of the Company are listed below, together with a description of their experience and certain other information. Each of the directors was elected for a one-year term at the Company's 1996 annual meeting of stockholders. Executive officers are appointed by the Board of Directors.

                                        HELD
                NAME          AGE   OFFICE SINCE      POSITION WITH COMPANY
                ----          ---   ------------      ---------------------
       Thomas J. Edelman      45        1988      Chairman and Chairman of the
                                                      Board
       John H. Pinkerton      42        1988      President, Chief Executive
                                                      Officer and Director
       Robert E. Aikman       64        1990      Director
       Allen Finkelson        50        1994      Director
       Anthony V. Dub         46        1995      Director
       Ben A. Guill           45        1995      Director
       C. Rand Michaels       59        1976      Vice Chairman and Director
       Jeffery A. Bynum       41        1985      Vice President-Land
       Steven L. Grose        47        1980      Vice President-Appalachia
                                                      Region
       Chad L. Stephens       41        1990      Vice President-Midcontinent
                                                      Region
       Thomas W. Stoelk       41        1994      Vice President-Finance
       Danny M. Sowell        46        1996      Vice President-Gas Management
       John R. Frank          40        1990      Controller
       Geoffrey T. Doke       30        1996      Treasurer

     THOMAS J. EDELMAN, holds the office of Chairman and is Chairman of the Board of Directors. Mr. Edelman joined the Company in 1988 and served as its Chief Executive Officer until 1992. Since 1981, Mr. Edelman has been a director and President of Snyder Oil Corporation. In 1996, Mr. Edelman was appointed Chairman and Chief Executive Officer of Patina Oil and Gas Corporation, and affiliate of Snyder Oil Corporation. Prior to 1981, Mr. Edelman was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman is also a director of Petroleum Heat & Power Co., Inc., a Connecticut based fuel oil distributor, Star Gas Corporation, a private company which distributes propane gas and Command Petroleum Limited, an international exploration and production company affiliated with Snyder Oil Corporation.

     JOHN H. PINKERTON, President, Chief Executive Officer and a Director, joined the Company in 1988. He was appointed President in 1990 and Chief Executive Officer in 1992. Previously, Mr. Pinkerton was Senior Vice President-Acquisitions of SOCO. Prior to joining SOCO in 1980, Mr. Pinkerton was with Arthur Andersen & Co. Mr. Pinkerton received his Bachelor of Arts Degree in Business Administration from Texas Christian University and his Master of Arts Degree in Business Administration from the University of Texas.

     ROBERT E. AIKMAN, a Director, joined the Company in 1990. Mr. Aikman has more than 40 years experience in petroleum and natural gas exploration and production throughout the United States and Canada. From 1984 to 1994 he was Chairman of the Board of Energy Resources Corporation. From 1979 through 1984, he was the President and principal shareholder of Aikman Petroleum, Inc. From 1971 to 1977, he was President of Dorchester Exploration Inc., and from 1971 to 1980, he was a Director and a Member of the Executive Committee of Dorchester Gas Corporation. Mr. Aikman is also Chairman of Provident Trade Company, President of EROG, Inc., and President of The Hawthorne Company, an entity which organizes joint ventures and provides advisory services for the acquisition of oil and gas properties, including the financial restructuring, reorganization and sale of companies. He was President of Enertec Corporation which was reorganized under Chapter 11 of the Bankruptcy Code in December 1994. In addition, Mr. Aikman is a director of the Panhandle Producers and Royalty Owners Association and a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association and American Association of Petroleum Landmen. Mr. Aikman graduated from the University of Oklahoma in 1952.

     ALLEN FINKELSON, was appointed a Director in 1994. Mr. Finkelson has been a partner at Cravath, Swaine & Moore since 1977, with the exception of the period from September 1983 through August 1985, when he was a managing director of Lehman Brothers Kuhn Loeb Incorporated. Mr. Finkelson was first employed by Cravath, Swaine & Moore as an associate in 1971. Mr. Finkelson received his Bachelor of Arts Degree from St. Lawrence University and his Doctor of Laws Degree from Columbia University School of Law.

     ANTHONY V. DUB, was elected to serve as a Director of the Company in 1995. Mr. Dub is Managing Director-Senior Advisor of CS First Boston, an international investment banking firm with headquarters in New York City. Mr. Dub joined CS First Boston in 1971 and was named a Managing Director in 1981. Mr. Dub received his Bachelor of Arts Degree from Princeton University in 1971.

     BEN A. GUILL, was elected to serve as a Director of the Company in 1995. Mr. Guill is a Partner and Managing Director of Simmons & Company International, an investment banking firm located in Houston, Texas focused exclusively on the oil service and equipment industry. Mr. Guill has been with Simmons & Company since 1980. Prior to joining Simmons & Company, Mr. Guill was with Blyth Eastman Dillon & Company from 1978 to 1980. Mr. Guill received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from the Wharton Graduate School of Business at the University of Pennsylvania.

     C. RAND MICHAELS, who holds the office of Vice Chairman and is a Director, served as President and Chief Executive Officer of the Company from 1976 through 1988 and Chairman of the Board from 1984 through 1988, when he became Vice Chairman. Mr. Michaels received his Bachelor of Science Degree from Auburn University and his Master of Business Administration Degree from the University of Denver. Mr. Michaels is also a director of American Business Computers Corporation of Akron, Ohio, a public company serving the beverage dispensing and fast food industries.

     JEFFERY A. BYNUM, Vice President-Land and Secretary, joined the Company in 1985. Previously, Mr. Bynum was employed by Crystal Oil Company and Kinnebrew Energy Group of Shreveport, Louisiana. Mr. Bynum holds a Professional Certification with American Association of Petroleum Landmen and attended Louisiana State University in Baton Rouge, Louisiana and Centenary College in Shreveport, Louisiana.

     STEVEN L. GROSE, Vice President-Appalachia Region, joined the Company in 1980. Previously, Mr. Grose was employed by Halliburton Services, Inc. as a Field Engineer from 1971 until 1974. In 1974, he was promoted to District Engineer and in 1978, was named Assistant District Superintendent based in Pennsylvania. Mr. Grose is a member of the Society of Petroleum Engineers and a trustee of The Ohio Oil and Gas Association. Mr. Grose received his Bachelor of Science Degree in Petroleum Engineering from Marietta College.

     CHAD L. STEPHENS, Vice President-Midcontinent Region, joined the Company in 1990. Previously, Mr. Stephens was a landman with Duer Wagner & Co., an independent oil and gas producer, since 1988. Prior thereto, Mr. Stephens was an independent oil operator in Midland, Texas for four years. From 1979 to 1984, Mr. Stephens was a landman for Cities Service Company and HNG Oil Company. Mr. Stephens received his Bachelor of Arts Degree in Finance and Land Management from the University of Texas.

     THOMAS W. STOELK, Vice President - Finance and Chief Financial Officer, joined the Company in 1994. Mr. Stoelk is a Certified Public Accountant and was a Senior Manager with Ernst & Young LLP. Prior to rejoining Ernst & Young LLP in 1986 he was with Partners Petroleum, Inc. Mr. Stoelk received his Bachelor of Science Degree in Industrial Administration from Iowa State University.

     DANNY M. SOWELL, Vice President - Gas Management, joined the Company in 1996. Previously, Mr. Sowell was Chief Executive Officer and President of Jay Gas Marketing, which Lomak acquired May 1, 1996. Prior to starting Jay Gas, Mr. Sowell was Director of Marketing for Oklahoma Gas & Electric Company's gas subsidiary. Mr. Sowell received his Master and Bachelor of Science Degrees in Mathematics from Lamar University.

     JOHN R. FRANK, Controller and Chief Accounting Officer, joined the Company in 1990. From 1989 until he joined Lomak in 1990, Mr. Frank was Vice President Finance of Appalachian Exploration, Inc. Prior thereto, he held the positions of Internal Auditor and Treasurer with Appalachian Exploration, Inc. beginning in 1977. Mr. Frank received his Bachelor of Arts Degree in Accounting and Management from Walsh College and attended graduate studies at the University of Akron.

     GEOFFREY T. DOKE, Treasurer, joined the Company in 1991. He was appointed Treasurer in 1996. Previously, Mr. Doke was employed by Edisto Resources Corporation of Dallas, Texas. Mr. Doke received his Bachelor of Business Administration Degree in Finance and International Business from Baylor University and his Master of Business Administration Degree from Case Western Reserve University.

         The Lomak Board has established three committees to assist in the discharge of its responsibilities.

         EXECUTIVE COMMITTEE. The Executive Committee reviews and authorizes actions required in the management of the business and affairs of Lomak, which would otherwise be determined by the Board, where it is not practicable to convene the full Board. One of the principal responsibilities of the Executive Committee will be to review and approve smaller acquisitions. The members of the Executive Committee are Messrs. Edelman, Finkelson and Pinkerton.

         COMPENSATION COMMITTEE. The Compensation Committee reviews and approves executive salaries and administers bonus, incentive compensation and stock option plans of Lomak. This Committee advises and consults with management regarding pensions and other benefits and significant compensation policies and practices of Lomak. This Committee also considers nominations of candidates for corporate officer positions. The members of Compensation committee are Messrs. Aikman, Finkelson and Guill.

         AUDIR COMMITTEE. The Audit Committee reviews the professional services provided by Lomak's independent public accountants and the independence of such accountants from management of Lomak. This Committee also reviews the scope of the audit coverage, the annual financial statements of Lomak and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Lomak as it may find appropriate or as have been brought to its attention. The members of the audit committee are Messrs. Aikman, Dub and Guill.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth information for the fiscal years ended December 31, 1995, 1994, and 1993 respecting all compensation awarded to, earned by or paid to all persons who were chief executive officers at anytime in 1995 and the four highest paid executive officers, other than the Chief Executive Officer, whose aggregate annual salary and bonuses exceeded $100,000 for the 1995 fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                Long-term
                                                 Annual Compensation           Compensation
                                               -------------------------    -------------------
             Name and                                                          Stock Option         All Other
        Principal Position           Year        Salary      Bonus(a)          Awards (#)       Compensation(b)
- --------------------------------  ---------- ------------- -----------    ------------------- -------------------

Thomas J. Edelman                   1995           $120,480    $ 63,750          50,000           $  10,608
Chairman                            1994            100,000      37,500          50,000               8,246
                                    1993             50,000      50,000          50,000               2,808

John H. Pinkerton                   1995            151,750     147,500          50,000              14,062
President & Chief Executive         1994            145,846     108,500          50,000              13,610
Officer                             1993            123,000      75,500          25,000              12,733

C. Rand Michaels                    1995            100,000      29,000          25,000               8,378
Vice Chairman                       1994            100,000      23,500          25,000               8,246
                                    1993            100,000      22,500          25,000               8,246

Chad L. Stephens                    1995             89,788      41,250          25,000               7,093
Vice President-Midcontinent         1994             76,192      37,000          25,000               5,460

Thomas W. Stoelk                    1995             98,471      31,250          25,000               8,159
Vice President-Finance


(a)      Includes amounts earned or vested in the specified  fiscal year,  whether or not received during such fiscal year.  Annual  bonuses are awarded with 50% of the amount  payable in the year of the award,
         25% vesting on January 1 of the year  following  the award and the  remaining  25%  vesting on
         January 1 of the second  year after the award.  These bonuses are payable,  at the option of the employee,  in cash or shares of the Company's Common Stock valued at 75% of the  prevailing  market rate at the time of the award.  An  employee  must be employed by the Company at the time of vesting in order to receive the vested  bonus  previously  granted to such  employee.  The  restricted stock issued pursuant to the bonuses represent  unregistered  shares and therefore initially cannot be sold by the recipient.

(b)      Represents amounts contributed by the Company to the Employee 401(k) Plan.


STOCK OPTION GRANTS AND EXERCISES

         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to key employees and certain other persons who are not employees for advice or other assistance or services to the Company. The plan permits optionees to acquire up to 2.0 million shares of Common Stock to be outstanding at any time subject to the limitation that the outstanding options cannot exceed 10% of all outstanding Common Stock on a fully diluted basis. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At March 31, 1996 a total of 1.2 million options had been granted under the plan of which 493,000 were exercisable at that date. The options outstanding at March 31, 1996 were granted at exercise prices ranging from $3.38 to $10.50 per share. The exercise price of all such options is equal to the fair market value of the Common Stock on the date of grant.

         The Company's 1994 Outside Directors Stock Option Plan (the "Directors Plan"), which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to outside directors of the Company. The plan permits optionees to acquire up to 200,000 shares of Common Stock and all options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. At March 31, 1996 a total of 44,000 options were outstanding under the Directors Plan of which 3,600 were exercisable as of that date. The options outstanding at March 31, 1996 were granted at exercise prices ranging from $7.75 to $8.00 per share. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information for the fiscal year ended December 31, 1995, respecting the grant of stock options to the Named Executive Officers. The stock options were granted at the market price on the date of
grant.   No stock appreciation rights have ever been granted by the Company.



                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                   Annual Rates of Stock
                                                                                   Price Appreciation for
                                            Individual Grants                           Option Term
                       --------------------------------------------------------   ------------------------
                         Number of      Percent of
                        securities     Total Options
                        Underlying      Granted to
                          Options      Employees in    Exercise    Expiration
        Name            Granted (#)     Fiscal Year      Price        Date              5%          10%
- ---------------------- -------------- ---------------- ----------- ------------   ----------- ------------
Thomas J. Edelman         50,000           14.6%          $  7.00    3/17/00        $96,500     $213,500
John H. Pinkerton         50,000           14.6%             7.00    3/17/00         96,500      213,500
C. Rand Michaels          25,000            7.3%             7.00    3/17/00         48,250      106,750
Chad Stephens             25,000            7.3%             7.00    3/17/00         48,250      106,750
Thomas W. Stoelk          25,000            7.3%             7.00    3/17/00         48,250      106,750

(a) The assumed annual rates of stock price appreciation used in showing the potential realization value of stock option grants are prescribed by the Securities and Exchange Commission. The actual realized value of the options may be significantly greater or less than assumed amounts. For options granted in 1995, the values shown for 5% and 10% appreciation equate to a stock price of $8.93 and $11.27, respectively, at the expiration date of the options.

YEAR END OPTION VALUES TABLE

         The following table sets forth information at December 31, 1995, respecting exercisable and non exercisable options held by the Named Executive Officers. The table also includes the value of "in-the-money" options which represents the spread between the exercise price of the existing stock options and the year end Common Stock price of $9.75.

                                                         Number of Securities
                                                              Underlying        Value of Unexercised
                                                             Unexercised             In-the-Money
                                                          Options at Fiscal       Options at Fiscal
                              Shares                        Year End 1995           Year End 1995
                            Acquired on      Value       (Unexercisable (U)/     (Unexercisable (U)/
          Name             Exercise (#)     Realized       Exercisable (E))       Exercisable (E))
- -------------------------- -------------- ------------- -----------------------  --------------------
Thomas J. Edelman               -0-         $ -0-             105,000 U               $197,500 U
                                                               45,000 E                  33,750E

John H. Pinkerton               -0-           -0-              87,667 U                202,348 U
                                                              152,333 E                891,018 E

C. Rand Michaels              17,167         58,595            45,768 U                110,131 U
                                                               24,065 E                 92,855 E

Chad Stephens                 13,333         26,666            45,967 U                111,052 U
                                                               22,700 E                 84,676 E

Thomas W. Stoelk                -0-           -0-              32,000 U                 79,250 U
                                                                3,000 E                  4,500 E

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The voting members of the Company's Compensation Committee consists of Messrs. Aikman, Finkelson and Guill, none of whom are officers of the Company.

         During 1995, the Company incurred costs of $145,000 with the Hawthorne Company for advisory services paid in connection with the purchase of oil and gas properties. Mr. Aikman, a director of the Company, is an executive officer and a principal owner of the Hawthorne Company. The amount incurred was on a basis similar to that paid by the Company to third parties for similar services (See "Certain Transactions").

DIRECTOR COMPENSATION

         Non-officer directors receive $3,750 per calendar quarter and are reimbursed for expenses in attending Board of Directors and committee meetings. Directors and members of committees of the Board of Directors who are employees of the Company are not compensated for their Board of Directors and committee activities. Mr. Edelman devotes only a limited portion of his time to the Company. There is no written agreement between the Company and Mr. Edelman.

OTHER COMPENSATORY ARRANGEMENTS
         The Company maintains a Stock Option Plan which authorizes the grant of options of up to 2.0 million shares of Common Stock. However, no new options may be granted which would result in their being outstanding aggregate options exceeding 10% of common shares outstanding plus those shares issuable under convertible securities. Under the plan, incentive and non-qualified options may be issued to officers, key employees and consultants. The plan is administered by the Compensation Committee of the Board. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. During the three months ended March 31, 1996, options covering 97,600 shares were exercised at prices ranging from $3.38 to $8.25 per share. At March 31, 1996, options covering a total of 1.2 million shares were outstanding under the plan, of which 493,000 options were exercisable. The exercise prices of the outstanding options range from $3.38 to $10.50.

         In 1994, the stockholders approved the Directors Plan. Only Directors who are not employees of the Company are eligible under the Directors Plan. The Directors Plan covers a maximum of 200,000 shares. At March 31, 1996, 44,000 options were outstanding under the Directors Plan of which 3,600 were exercisable as of that date. The exercise price of the options ranges from $7.75 to $8.00 per share.

         In 1994, the stockholders approved the 1994 Stock Purchase Plan (the "1994 Plan") which authorizes the sale of up to 500,000 shares of common stock to officers, directors, key employees and consultants. Under the Plan, the right to purchase shares at prices ranging from 50% to 85% of market value may be granted. The Company had a 1989 Stock Purchase Plan (the "1989 Plan") which was identical to the 1994 Plan except that it covered 333,333 shares. Upon adoption of the 1994 Plan, the 1989 Plan was terminated. The plans are administered by the Compensation Committee of the Board. During the three months ended March 31, 1996, the Company sold no unregistered common shares to officers and outside directors. From inception of the 1989 Plan through March 31, 1996, a total of 388,000 unregistered shares had been sold, for a total consideration of approximately $1.8 million at prices equal to 75% of market value at the time of the sale.

EMPLOYEE BENEFIT PLANS

         401(k) Plan. Effective January 1, 1989, the Company established a 401(k) plan. The plan permits employees to make contributions on a pre-tax salary reduction basis. The Company makes discretionary contributions to the plan. Company contributions for 1993, 1994 and 1995 were $189,000, $226,000 and $346,000 respectively.

         Group Medical and Long-Term Disability Insurance. The Company provides a comprehensive major medical plan for all employees, inclusive of long-term disability, group life and accidental death insurance. The Company presently contributes a majority of the cost of the plan and requires employee contributions based on individual or dependent coverage.

                             PRINCIPAL STOCKHOLDERS
                        AND SHARE OWNERSHIP OF MANAGEMENT

SECURITY OWNERSHIP

         The following table sets forth certain information as of June 28, 1996 regarding (i) the share ownership of the Company by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Preferred Stock of the Company, (ii) the share ownership of the Company by each Director and each of the four Named Executive Officers (as defined under "Executive Compensation-Summary Compensation Table") and (iii) the share ownership by all Directors and executive officers of the Company, as a group. The business address of each Officer and Director listed below is: c/o Lomak Petroleum, Inc., 500 Throckmorton Street, Fort Worth, Texas 76102.

                                                      COMMON STOCK
                                                      ------------
                                             NUMBER OF SHARES
                                              BENEFICIALLY      PERCENT
OWNER                                             OWNED         OF CLASS
- -----------------                            ----------------   --------

Thomas J. Edelman                                   916,446  (1)  6.2%
John H. Pinkerton                                   424,794  (2)  2.9%
C. Rand Michaels                                    226,829  (3)  1.5%
Robert E. Aikman                                     71,966  (4)  0.5%
Anthony V. Dub                                       64,165  (5)  0.4%
Allen Finkelson                                      31,047  (6)  0.2%
Ben A. Guill                                         27,400  (7)  0.2%
Chad L. Stephens                                     98,222  (8)  0.7%
Thomas W. Stoelk                                     14,500  (9)  0.1%
All Directors and executive
     officers as a group (12 persons)             2,035,762 (10) 13.8%

Public Employees Retirement System of Ohio        1,350,000 (11)  9.2%
Guardian Life Insurance Company of America          503,432 (12)  3.3%
Fidelity Management & Research Company              366,132 (13)  2.4%
Palisade Capital                                    320,366 (14)  2.1%
Merrill Lynch Asset Management                      240,274 (15)  1.6%
Pecks Management                                    228,834 (16)  1.5%
Cincinnati Financial                                137,300 (17)  0.9%
Putnam Investments                                  137,300 (18)  0.9%

(see table footnotes on following page)

- -------------------

(1) Includes 75,000 shares which may be purchased under currently exercisable options; 126,666 shares held under IRA, KEOGH and pension plan accounts; 29,916 shares owned by Mr. Edelman's spouse and 91,200 shares owned by Mr. Edelman's minor children, to which Mr. Edelman disclaims beneficial ownership.
(2) Includes 121,667 shares which may be purchased under currently exercisable stock options; 133,959 shares held under IRA and pension plan accounts; 946 shares owned by Mr. Pinkerton's minor children and 743 shares owned by Mr.Pinkerton's spouse, to which Mr. Pinkerton disclaims beneficial ownership.
(3) Includes 1,804 shares held under the IRA account; 84,464 shares owned by the spouse and 19,460 shares owned by the children of Mr. Michaels, to which Mr. Michaels disclaims beneficial ownership, 35,666 shares which may be purchased under currently exercisable stock options.
(4) Includes 15,000 shares which may be purchased under currently exercisable stock options.
(5) Includes 2,400 shares which may be purchased under currently exercisable stock options.
(6) Includes 6,000 shares which may be purchased under currently exercisable options.
(7) Includes 2,400 shares which may be purchased under currently exercisable options.
(8) Includes 36,167 shares which may be purchased under currently exercisable stock options; 3,879 shares owned by Mr. Stephen's minor children and 10,000 shares owned by Mr. Stephen's spouse, to which Mr. Stephen's disclaims beneficial ownership.
(9) Includes 13,500 shares which may be purchased under currently exercisable stock options.
(10) Includes 403,799 shares which may be purchased under currently exercisable stock options.
(11)  Such person's address is 227 East Town Street, Columbus, Ohio  43215.
(12) Includes 503,432 shares issuable upon conversion of 191,304 shares of $2.03 Preferred. Such person's address is 201 Park Avenue, New York, New York 10003.
(13) Includes 366,132 shares issuable upon conversion of 139,130 shares of $2.03 Preferred. Such person's address is 82 Devonshire, Boston, Massachusetts 02110.
(14) Includes 320,366 shares issuable upon conversion of 121,739 shares of $2.03 Preferred. Such person's address is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024.
(15) Includes 240,274 shares issuable upon conversion of 91,304 shares of $2.03 Preferred. Such person's address is 800 Scuddersmill Road, Plainsboro, New Jersey 08536.
(16) Includes 228,834 shares issuable upon conversion of 86,957 shares of $2.03 Preferred. Such person's address is 1 Rockefeller Place, Suite 320, New York, New York 10020.
(17) Includes 137,300 shares issuable upon conversion of 52,174 shares of $2.03 Preferred. Such person's address is 6200 South Gilmore Road, Fairfield, Ohio 45014.
(18) Includes 137,300 shares issuable upon conversion of 52,174 shares of $2.03 Preferred. Such person's address is One Post Office Square, Boston, Massachusetts 02109.



                              CERTAIN TRANSACTIONS
         Mr. Edelman, Chairman of the Company, is also an executive officer and shareholder of Snyder Oil Corporation ("SOCO"). At March 31, 1996, Mr. Edelman owned 6.0% of the Company's common stock. In 1995, the Company acquired SOCO's interest in certain wells located in Appalachia for $4 million. The price was determined based on arms-length negotiations through a third-party broker retained by SOCO. Subsequent to the transaction, the Company and SOCO no longer hold interests in any of the same properties.

         During 1994 and 1995, the Company incurred fees of $369,000 and $145,000, respectively, to the Hawthorne Company in connection with acquisitions. Mr. Aikman, a director of the Company, is an executive officer and a principal owner of the Hawthorne Company. The fees were consistent with those paid by the Company to third parties for similar services.

                             SELLING SECURITYHOLDERS

         The Selling Securityholders have advised the Company that sales of the Selling Securityholder Securities may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Selling Securityholder Securities or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Selling Securityholder Securities directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of Selling Securityholder Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders have not entered into any agreement with respect to the sale of the Selling Securityholder Securities.

         The Selling Securityholders and any broker-dealers that act in connection with the sale of the Selling Securityholder Securities as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of the Selling Securityholder Securities and/or principals might be deemed to be underwriting discounts and commissions under the Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Selling Securityholder Securities against certain liabilities, including liabilities arising under the Act. Sales of the Selling Securityholder Securities by the Selling Securityholders, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock.

         No arrangements have been made for the distribution or sale of the Selling Securityholder Securities. There can be no assurance that Selling Securityholders will be able to sell some or all of the Selling Securityholder Securities listed for sale herein. There is no established public trading market for the Preferred Stock as of the date of this Prospectus.

         The following table sets forth certain information with respect to the Selling Securityholders for whom the Company is registering the Selling Securityholder Securities for resale to the public. The Company will not receive any of the proceeds from the sale of the Selling Securityholder Securities. There are no material relationships between any of the Selling Securityholders and the Company except as otherwise indicated. Beneficial ownership of the Selling Securityholder Securities by each Selling Securityholder after the sale will depend on the number of Selling Securityholder Securities sold by each Selling Securityholder. The shares offered by the Selling Securityholder are not being underwritten. The Common Stock issuable upon conversion of the Preferred Stock is being offered directly by the Company pursuant to the terms of the Preferred Stock and is being hereby registered.



                                               Common Stock
                        Name                   Beneficially        Percent of
                         of                   Owned Prior to    Class of Common
               Selling Securityholder            Offering            Stock
        ----------------------------------    --------------    ---------------
        Donald & Company                          40,000 (1)           (2)

       (1) Represents currently exercisable warrants to purchase shares at $7.50 per share which expire in December 1996.
       (2) Less than 1%.
                                       45

                          DESCRIPTION OF CAPITAL STOCK
         The authorized capital stock of the Company consists of (i) 4,000,000 shares of Serial Preferred Stock, $1.00 par value, and (ii) 35,000,000 shares of Common Stock, $.01 par value. As of June 28, 1996, the Company had outstanding 14,696,114 shares of Common Stock and 1,150,000 shares of Preferred Stock.

COMMON STOCK
         Subject to any prior rights of the Preferred Stock, the holders of Common Stock: (1) are entitled to such dividends as may be declared by the Board of Directors from time to time out of funds legally available for such payments (however the Credit Agreement limits the payment of dividends to 75% of the Company's net income in any one year); (2) are entitled to one vote per share;
(3) have no preemptive or conversion rights and are not subject to redemption; and (4) are entitled upon liquidation to receive ratably the assets remaining after the payment of corporate debts and the satisfaction of the liquidation preference of any preferred stock. If there is any arrearage in the payment of dividends on any preferred stock, the Company may not pay dividends upon, repurchase or redeem shares of its Common Stock. Voting is non-cumulative. The outstanding shares of Common Stock are fully paid and non-assessable.

OPTIONS
         The Company's stock option plan, which is administered by the Compensation Committee, provides for the granting of options to purchase shares of Common Stock to key employees and certain other persons who are not employees for advice or other assistance or services to the Company. The plan permits the granting of options to acquire up to 2.0 million shares of Common Stock subject to a limitation of 10% of the outstanding Common Stock on a fully diluted basis. At March 31, 1996 a total of 1.2 million options had been granted under the plan of which 493,000 shares were exercisable at that date. The options outstanding at March 31, 1996 were granted at an exercise price of $3.38 to $10.50 per share. The exercise price of all such options was equal to the fair market value of the Common Stock on the date of grant. All were options granted for a term of five years, with 30% of the options becoming exercisable after one year, an additional 30% becoming exercisable after two years and the remaining options becoming exercisable after three years.

         In 1994, the stockholders approved the Directors Plan. Only Directors who are not employees of the Company are eligible under the Directors Plan. The Directors Plan covers a maximum of 200,000 shares. At March 31, 1996, 44,000 options were outstanding under the Directors Plan of which 3,600 were exercisable as of that date. The exercise price of the options ranges from $7.75 to $8.00 per share.

         In 1994, the stockholders approved the 1994 Plan which authorizes the sale of up to 500,000 shares of common stock to officers, directors, key employees and consultants. Under the 1994 Plan, the right to purchase shares at prices ranging from 50% to 85% of market value may be granted. The Company had a 1989 Plan which was identical to the 1994 Plan except that it covered 333,333 shares. Upon adoption of the 1994 Plan, the 1989 Plan was terminated. The plans are administered by the Compensation Committee of the Board. From inception of the 1989 Plan through March 31, 1996, a total of 388,000 unregistered shares had been sold, for a total consideration of approximately $1.8 million at prices equal to 75% of market value at the time of the sale.


WARRANTS
         Warrants to acquire 40,000 shares of common stock were outstanding at March 31, 1996. The warrants have an exercise price of $7.50 per share and expire in December 1996. Warrants to acquire 20,000 shares of common stock at an exercise price of $12.88 were issued on May 22, 1996. These warrants expire on December 31, 1997.

PREFERRED STOCK
         The Board of Directors of the Company, without action by stockholders, is authorized to issue shares of serial preferred stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and the liquidation, conversion, redemption and other rights of each such series. The Board of Directors could issue a series with rights more favorable with respect to dividends, liquidation and voting than those held by the holders of its Common Stock. At June 1, 1996, 1,150,000 shares of $2.03 Convertible Preferred Stock were outstanding.

         The $2.03 Convertible Preferred Stock outstanding preferred stock bears an annual dividend rate of $2.03 payable quarterly. If dividends have not been paid on the $2.03 Convertible Preferred Stock, the Company cannot redeem or pay dividends on shares of stock ranking junior to the preferred stock. The $2.03 Convertible Preferred Stock ranks senior in right of payment of dividends and upon liquidation to the Common Stock. Subject to certain limitations, the $2.03 Convertible Preferred Stock ranks pari passu in right of payment of dividends with any convertible preferred stock hereafter issued by the Company and subordinate to any non-convertible preferred stock issued by the Company. In addition, the holders of the preferred stock are entitled to one vote for each share owned. The holders may elect one-third of the Board of Directors if dividends remain unpaid for six full quarterly periods. The $2.03 Convertible Preferred Stock has liquidation rights of $25 per share. The Company may exchange the $2.03 Convertible Preferred Stock for 8.125% Convertible Subordinated Notes due 2005. Each share of $2.03 Convertible Preferred Stock is convertible into 2.63 shares of the Common Stock, subject to adjustment under certain circumstances. Beginning November 1, 1998, the Company may redeem, in whole or part, at prices declining from $26.25 to $25.00 per share, plus cumulative unpaid dividends through the date of repurchase.

TRANSFER AGENT

         The transfer agent and registrar for the Common Stock is KeyCorp.

                         SHARES ELIGIBLE FOR FUTURE SALE

     There are reserved for issuance an aggregate of 4,846,410 shares upon exercise of outstanding warrants and options and the conversion of outstanding preferred stock. Of such shares, 258,133 when issued, will be "restricted securities" within the meaning of Rule 144 under the Securities Act and will be owned by Thomas J. Edelman, John H. Pinkerton, C. Rand Michaels, Robert E. Aikman, Anthony V. Dub, Allen Finkelson and Ben A. Guill, deemed to be affiliates of the Company for the purposes of this computation.

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, will be entitled to sell within any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of
(i) one percent (1%) of the then outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned shares of Common Stock for at least three years, may sell such shares without regard to the volume, manner of sale or notice requirements of Rule 144.

         The Company cannot predict the effect, if any, that sales of Common Stock pursuant to Rule 144 or otherwise, or the availability of such shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales under Rule 144 of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices for the Common Stock.

                                 LEGAL OPINIONS

       Certain legal matters related to the shares of Common Stock offered hereby are being passed upon for the Company by Rubin Baum Levin Constant & Friedman, New York, New York. Walter M. Epstein, Of Counsel to Rubin Baum Levin Constant & Friedman, currently owns 4,848 shares of Common Stock.

                                     EXPERTS

         The Consolidated Financial Statements of the Company, as of December 31, 1994 and 1995 and for each of the two years then ended, included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports appearing herein. The Consolidated Financial Statements of the Company for the year ended December 31, 1993, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report. The statement of assets (other than productive oil and gas properties) and liabilities of the Bannon Interests as of December 31, 1995 and the related statement of revenues and direct operating expenses for the year then ended have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                    GLOSSARY
     The terms defined in this glossary are used throughout this Prospectus.

BBL. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

BCF. On billion cubic feet.

BCFE. On billion cubic feet of gas equivalent.

BEHIND PIPE. Hydrocarbons in a potentially producing horizon penetrated by a well bore the production of which has been postponed pending the production of hydrocarbons from another formation penetrated by the well bore. These hydrocarbons are classified as proved but non-producing reserves.

BOE. Barrels of oil equivalent (converting six Mcf of natural gas to one Bbl of oil).

DEVELOPMENT WELL. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

DRY HOLE. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or gas well.

EXPLORATORY WELL. A well drilled to find and produce oil or gas as in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

GROSS ACRES OR GROSS WELLS. The total acres or wells, as the case may be, in which a working interest is owned.

INFILL WELL. A well drilled between known producing wells to better exploit the reservoir.

MBBL. One thousand barrels of crude oil or other liquid hydrocarbons.

MBOE. One thousand barrels of oil equivalent.

MCF. One thousand cubic feet.

MMBBL. One million barrels of crude oil or other liquid hydrocarbons.

MMBOE. One million barrels of oil equivalent.

MMCF. One million cubic feet.

MMCFE. One million cubic feet of gas equivalent.

NET OIL AND GAS SALES. Oil and natural gas sales less oil and natural gas production expenses.

PRESENT VALUE OF PROVED RESERVES. The present value of proved reserves is an estimate of future net cash flows from each of the properties at December 31, 1995, or as otherwise indicated, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil and gas prices and operating costs, at December 31, 1995, or as otherwise indicated.

PRIMARY PRODUCTION. Production from a reservoir primarily by natural energy in the reservoir with little loss of pressure and with most wells still flowing.

PRODUCTIVE WELL. A well that is producing oil or gas or that is capable of production.

PROVED DEVELOPED NON-PRODUCING RESERVES. Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

PROVED DEVELOPED PRODUCING RESERVES. Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

PROVED DEVELOPED RESERVES. Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

PROVED RESERVES. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

PROVED UNDEVELOPED RESERVES. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

RECOMPLETION. The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

ROYALTY INTEREST. An interest in an oil and gas property entitling the owner to a share of oil and natural gas production free of costs of production.

WORKING INTEREST. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.


                              LOMAK PETROLEUM, INC.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
Pro forma combined statement of income for the year ended December 31, 1995                                        F-3
Pro forma combined statement of income for the three months ended March 31, 1996                                   F-4
Pro forma combined balance sheet at March 31, 1996                                                                 F-5
Notes to pro forma combined financial statements                                                                   F-6


LOMAK PETROLEUM, INC.:

Report of Independent Public Accountants                                                                           F-7
Consolidated balance sheets  at December 31, 1994 and 1995                                                         F-9
Consolidated statement of income for the years ended December 31, 1993, 1994 and 1995                              F-10
Consolidated statement of stockholders' equity for the years ended December 31, 1993, 1994 and 1995                F-11
Consolidated statement of cash flows for the years ended December 31, 1993, 1994 and 1995                          F-12
Notes to consolidated financial statements                                                                         F-13

Consolidated balance sheets at December 31, 1995 and March 31, 1996                                                F-26
Consolidated statement of income for the three months ended March 31, 1995 and 1996                                F-27
Consolidated statement of cash flows for the three months ended March 31, 1995 and 1996                            F-28
Notes to consolidated financial statements                                                                         F-29

BANNON INTERESTS:

Report of Independent Public Accountants                                                                           F-39
Statements of Assets (other than productive oil and gas properties) and liabilities at December 31, 1995
  and March 31, 1996 (unaudited)                                                                                   F-40
Statements of Revenues and Direct Operating Expenses for the year ended December 31, 1995 and the
  three months ended March 31, 1996 unaudited)                                                                     F-41
Notes to Statements of Assets (other than productive oil and gas properties) and liabilities and
  Statements of Revenues and Direct Operating Expenses                                                             F-42

         All other schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements.

                     PRO FORMA COMBINED FINANCIAL STATEMENTS
                        WITH RESPECT TO THE TRANSACTIONS

         The accompanying unaudited pro forma combined statement of income gives effect to: (i) the purchase by the Company of certain oil and gas properties from a subsidiary of Parker & Parsley Petroleum Co., (ii) the purchase by the Company of certain oil and gas properties from Transfuel, Inc. ("Transfuel") and
(iii) the purchase by the Company of certain oil and gas properties from Bannon Energy Incorporated ("Bannon") (collectively referred to as the "Acquisitions"). The unaudited pro forma combined financial statements also give effect to the private placement of Convertible Exchangeable Preferred Stock and Common Stock (the "Private Placements") and the application of the estimated net proceeds therefrom. The unaudited pro forma combined statement of income for the year ended December 31, 1995 was prepared as if all transactions had occurred on January 1, 1995. The unaudited pro forma combined statement of income for the three months ended March 31, 1996 was prepared as if all transactions had occurred on January 1, 1996. The accompanying unaudited pro forma combined balance sheet of the Company as of March 31, 1996 has been prepared as if all transactions had occurred as of that date. The historical information provided in the statements of income for the year ended December 31, 1995 and for the three months ended March 31, 1996, represents the following periods for the various acquisitions: (i) Parker & Parsley represents the period from January 1, 1995 through July 31, 1995, (ii) Transfuel represents the period from January 1, 1995 through September 30, 1995, (iii) Bannon represents the periods from January 1, 1995 through December 31, 1995 and from January 1, 1996 through March 31, 1996.

         This information is not necessarily indicative of future combined operations and it should be read in conjunction with the separate historical statements and related notes of the respective entities appearing elsewhere in this filing or incorporated by reference herein.


                              LOMAK PETROLEUM, INC.
                     PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)

                                                  Parker &
                                       Lomak       Parsley      Transfuel      Bannon
                                    ------------ ------------  ------------  ------------
                                                 Historical    Historical                        Pro Forma
                                    Historical   Seven Months  Nine Months   Historical       Adjustments for the
                                    Year Ended      Ended         Ended      Year Ended      Acquisitions and the
                                    December 31,   July 31,    September 30, December 31,     Private Placements      Pro Forma
                                       1995         1995          1995          1995              (Note 1)            Combined
                                    ------------ ------------  ------------  ------------    ------------------     --------------
Revenues
  Oil and gas sales                 $37,417,204   $3,377,129    $6,926,172    $7,246,000          $  -                $54,966,505
  Field services                     10,096,531       -             -             -                  -                 10,096,531
  Gas marketing and transportation    3,284,399       -             -             -                  -                  3,284,399
  Interest and other                  1,316,789       -             -             -                  -                  1,316,789
                                    -----------  -----------   -----------   -----------          -----------          ----------
                                     52,114,923    3,377,129     6,926,172     7,246,000             -                 69,664,224
                                    -----------  -----------   -----------   -----------          -----------          ----------
Expenses
  Direct operating                   14,930,020    1,481,325     2,696,825     3,177,000           (1,300,000) (d)     20,985,170
  Field services                      6,469,014       -             -             -                  -                  6,469,014
  Gas marketing and transportation      848,644       -             -             -                  -                    848,644
  Exploration                           511,535       -             -             -                  -                    511,535
  General and administrative          2,736,546       -             -             -                   137,819 (c,d)     2,874,365
  Interest                            5,583,528       -             -             -                 2,337,698 (a)       7,921,226
  Depletion, depreciation and
    amortization                     14,863,527       -             -             -                 6,779,832 (b)      21,643,359
                                    -----------  -----------   -----------   -----------          -----------          ----------
                                     45,942,814    1,481,325     2,696,825     3,177,000            7,955,349          61,253,313
                                    -----------  -----------   -----------   -----------          -----------          ----------

Income (loss) before income taxes     6,172,109    1,895,804     4,229,347     4,069,000           (7,955,349)          8,410,911

Income taxes
  Current                               (85,413)       -             -             -                 (208,970) (e)       (294,383)
  Deferred                           (1,696,275)       -             -             -                 (154,125) (e)     (1,850,400)
                                    -----------  -----------   -----------   -----------          -----------          ----------
Income (loss) from continuing
  operations                        $ 4,390,421  $ 1,895,804   $ 4,229,347   $ 4,069,000          ($8,318,444)         $6,266,128
                                    ===========  ===========   ===========   ===========          ===========          ==========
Income from continuing operations
  applicable to common shares       $ 3,659,669                                                                        $4,465,615
                                    ===========                                                                        ==========
Net income per common share               $0.31                                                                        $     0.36
                                    ===========                                                                        ==========

Weighted average shares outstanding  11,840,804                                                       409,784          12,250,588
                                    ===========                                                                        ==========






              See notes to pro forma combined financial statements.


                              LOMAK PETROLEUM, INC.
                     PRO FORMA COMBINED STATEMENT OF INCOME
                        THREE MONTHS ENDED MARCH 31, 1996
                                   (UNAUDITED)


                                        Lomak          Bannon
                                    --------------  --------------
                                       Historical    Historical          Pro Forma
                                         Three          Three        Adjustments for the
                                     Months Ended    Months Ended   Acquisitions and the
                                      March 31,       March 31,      Private Placements      Pro Forma
                                        1996            1996              (Note 2)            Combined
                                    --------------  --------------  ------------------     --------------
Revenues
  Oil and gas sales                 $  16,088,249    $  1,703,000    $        -              $17,791,249
  Field services                        3,299,259               -             -                3,299,259
  Gas marketing and transportation      1,028,198               -             -                1,028,198
  Interest and other                       97,064               -             -                   97,064
                                    -------------    ------------   -----------              -----------
                                       20,512,770       1,703,000             -               22,215,770
                                    -------------    ------------   -----------              -----------
Expenses
  Direct operating                      5,757,676         562,000             -                6,319,676
  Field services                        2,528,849               -             -                2,528,849
  Gas marketing and transportation        290,119               -             -                  290,119
  Exploration                             179,822               -             -                  179,822
  General and administrative              918,092               -        37,500 (h)              955,592
  Interest                              1,554,077               -       581,777 (f)            2,135,854
  Depletion, depreciation and
    amortization                        5,278,112               -       601,137 (g)            5,879,249
                                    -------------    ------------   -----------              -----------
                                       16,506,747         562,000     1,220,414               18,289,161
                                    -------------    ------------   -----------              -----------

Income (loss) before income taxes       4,006,023       1,141,000    (1,220,414)               3,926,609

Income taxes
  Current                                 (80,200)              -         1,668 (i)              (78,532)
  Deferred                             (1,322,500)              -        26,719 (i)           (1,295,781)
                                    -------------    ------------   -----------              -----------
Income (loss) from continuing
operations                          $   2,603,323    $  1,141,000   ($1,192,027)             $ 2,552,296
                                    =============    ============   ===========              ===========

Income from continuing operations
  applicable to common shares       $   1,926,123                                            $ 1,875,096
                                    =============                                            ===========

Net income per common share                 $0.14                                            $      0.14
                                    =============                                            ===========

Weighted average shares outstanding    13,691,375                                             13,691,375
                                    =============                                            ===========








              See notes to pro forma combined financial statements.

                              LOMAK PETROLEUM, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1996
                                   (UNAUDITED)

                                                 Lomak
                                             --------------
                                                                  Pro Forma
                                                               Adjustments for
                                               Historical        the Bannon
                                                March 31,        Acquisition            Pro Forma
                                                  1996             (Note 2)              Combined
                                             --------------   -----------------       --------------
ASSETS
Current assets
  Cash and equivalents                            $651,463       $   -                     $651,463
  Accounts receivable                           19,234,122             551,000  (j)      19,785,122
  Inventory and other                            1,289,888           -                    1,289,888
                                             --------------   -----------------       --------------

     Total current assets                       21,175,473           -                   21,726,473
                                             --------------   -----------------       --------------

Oil and gas properties                         229,595,373          35,454,000  (j)     265,049,373
  Accumulated depletion and amortization       (38,103,804)          -                  (38,103,804)
                                             --------------   -----------------       --------------

                                               191,491,569          35,454,000          226,945,569
                                             --------------   -----------------       --------------

Gas transportation and field service assets     23,744,495           -                   23,744,495
  Accumulated depreciation                      (4,204,794)          -                   (4,204,794)
                                             --------------   -----------------       --------------

                                                19,539,701           -                   19,539,701
                                             --------------   -----------------       --------------

                                              $232,206,743      $   36,005,000         $268,211,743
                                             ==============   =================       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                              $9,617,925      $    -                   $9,617,925
  Accrued liabilities                            5,932,754             105,000  (j)       6,037,754
  Accrued payroll and benefit costs              1,346,282           -                    1,346,282
  Current portion of debt                           25,784           -                       25,784
                                             --------------   -----------------       --------------

    Total current liabilities                   16,922,745             105,000           17,027,745
                                             --------------   -----------------       --------------

Long-term debt                                  95,090,000          35,900,000  (j)     130,990,000

Deferred income taxes                           19,048,365           -                   19,048,365

Stockholders' equity
  7-1/2% Preferred stock, $1 par                   200,000           -                      200,000
  $2.03 Preferred stock, $1 par                  1,150,000           -                    1,150,000
  Common stock, $.01 par                           134,022           -                      134,022
  Capital in excess of par value               101,880,541           -                  101,880,541
  Retained earnings (deficit)                  (2,218,930)           -                  (2,218,930)
                                             --------------   -----------------       --------------

    Total stockholders' equity                 101,145,633           -                  101,145,633
                                             --------------   -----------------       --------------
                                              $232,206,743      $   36,005,000         $268,211,743
                                             ==============   =================       ==============





              See notes to pro forma combined financial statements.

                              LOMAK PETROLEUM, INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE (1) PRO FORMA ADJUSTMENTS FOR THE ACQUISITIONS AND THE PRIVATE PLACEMENTS
- -- FOR THE YEAR ENDED DECEMBER 31, 1995

     The accompanying unaudited pro forma combined statement of income for the year ended December 31, 1995 has been prepared as if the Acquisitions and the Private Placements had occurred on January 1, 1995 and reflects the following adjustments:

(a) To adjust interest expense for the estimated amounts that would have been incurred on the incremental borrowings for the Acquisitions and for the estimated amounts that would have been repaid with the net proceeds from the Private Placements.

(b) To record depletion expense for the Acquisitions at a rate of $4.31 per Boe and to adjust the historical depletion rate for Lomak from $4.36 to $4.31 per Boe.

(c) To remove minority interest from January 1995 Red Eagle income statement.

(d) To adjust historical oil and gas production and general and administrative expenses for cost reductions and increases due to integration of the Acquisitions.

(e) To adjust the provision for income taxes for the change in taxable income resulting from the Acquisitions and the effect on deferred taxes recorded at January 1, 1995 had the acquisitions taken place at that time.

NOTE (2) PRO FORMA ADJUSTMENTS FOR THE BANNON ACQUISITION -- FOR THE THREE MONTHS ENDED MARCH 31, 1996

     The accompanying unaudited pro forma combined statement of income for the three months ended March 31, 1996 has been prepared as if the Bannon acquisition had occurred on January 1, 1996 and reflects the following adjustments:

(f) To adjust interest expense for the estimated amount that would have been incurred on the incremental borrowings for the Bannon acquisition.

(g) To record depletion expense for the Bannon acquisition at a rate of $4.31 per Boe and to adjust the historical depletion rate for Lomak from $4.36 to $4.31 per Boe.

(h) To adjust historical general and administrative expenses for cost increases due to integration of the Bannon acquisition.

(i) To adjust the provision for income taxes for the change in taxable income resulting from the Bannon acquisition and the effect on deferred taxes recorded at January 1, 1996 had the acquisitions taken place at that time.

NOTE (3) PRO FORMA ADJUSTMENTS FOR THE BANNON ACQUISITION -- AS OF MARCH 31,
1996

(j) To record the purchase of Bannon's oil and gas properties.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
         LOMAK PETROLEUM, INC.



         We have audited the accompanying consolidated balance sheets of Lomak Petroleum, Inc. (a Delaware corporation) as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lomak Petroleum, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.







                                                ARTHUR ANDERSEN LLP

Cleveland, Ohio,
February 27, 1996

                         REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
         LOMAK PETROLEUM, INC.



         We have audited the consolidated statements of income, stockholders' equity and cash flows of Lomak Petroleum, Inc. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements of Lomak Petroleum, Inc. referred to above present fairly, in all material respects, the consolidated results of its operations and its cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

         As discussed in Note 10 to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes.






                                                 ERNST & YOUNG LLP

Cleveland, Ohio
March 8, 1994

                              LOMAK PETROLEUM, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            December 31,
                                                                   -------------------------------
                                                                       1994             1995
                                                                   -------------    -------------
ASSETS
Current assets
Cash and equivalents..........................................         $  4,897         $  3,047
Accounts receivable...........................................            9,431           14,938
Inventory and other...........................................            1,592            1,114
                                                                       --------         --------
                                                                         15,920           19,099
                                                                       --------         --------

Oil and gas properties, successful efforts method.............          133,373          210,073
Accumulated depletion..........................................         (20,409)         (33,371)
                                                                       --------         --------
                                                                        112,964          176,702
                                                                       --------         --------

Gas transportation and field service assets...................           16,125           23,167
Accumulated depreciation.......................................          (3,241)          (4,304)
                                                                       --------         --------
                                                                         12,884           18,863
                                                                       --------         --------
                                                                       $141,768         $214,664
                                                                       ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable..............................................         $  8,421         $  9,084
Accrued liabilities...........................................            4,715            3,761
Accrued payroll and benefit costs.............................            1,075            1,762
Current portion of debt (Note 5)..............................              707               53
                                                                       --------         --------
                                                                         14,918           14,660
                                                                       --------         --------

Long-term debt (Note 5).......................................           61,885           83,035

Deferred taxes (Note 10)......................................           16,390           17,726

Commitments and contingencies (Note 6)........................

Minority interest.............................................            5,327                -

Stockholders' equity (Notes 7 and 8)
Preferred stock, $1 par, 2,000,000 shares authorized,
    7-1/2% convertible preferred, 200,000 issued
    (liquidation preference $5,000,000).......................              200              200
    $2.03 convertible preferred, 1,150,000 issued
    (liquidation preference $28,750,000)......................                -            1,150
Common stock, $.01 par, 20,000,000 shares authorized,
    9,754,010 and 13,322,738 issued...........................               97              133
Capital in excess of par value................................           50,495          101,773
Retained earnings (deficit)...................................           (7,544)          (4,013)
                                                                       --------         --------
                                                                         43,248           99,243
                                                                       --------         --------
                                                                       $141,768         $214,664
                                                                       ========         ========

                             SEE ACCOMPANYING NOTES.

                              LOMAK PETROLEUM, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             Year Ended December 31,
                                                --------------------------------------------------
                                                    1993              1994              1995
                                                -------------     -------------     -------------
Revenues
Oil and gas sales...........................      $   11,132         $  24,461         $  37,417
Field services..............................           6,966             7,667            10,097
Gas transportation and marketing............             559             2,195             3,284
Interest and other..........................             418               471             1,317
                                                  ----------         ---------         ---------
                                                      19,075            34,794            52,115
                                                  ----------         ---------         ---------

Expenses
Direct operating............................           4,438            10,019            14,930
Field services..............................           5,712             5,778             6,469
Gas transportation and marketing............              13               490               849
Exploration.................................              86               359               512
General and administrative..................           2,049             2,478             2,736
Interest....................................           1,120             2,807             5,584
Depletion, depreciation and amortization..             4,347            10,105            14,863
                                                  ----------         ---------         ---------
                                                      17,765            32,036            45,943
                                                  ----------         ---------         ---------

Income before taxes.........................           1,310             2,758             6,172

Income taxes
Current.....................................              69                21                86
Deferred....................................            (150)              118             1,696
                                                  ----------         ---------         ---------
                                                         (81)              139             1,782
                                                  ----------         ---------         ---------
Net income..................................      $    1,391         $   2,619         $   4,390
                                                  ==========         =========         =========
Net income applicable to
    common shares...........................      $    1,062         $   2,244         $   3,659
                                                  ==========         =========         =========

Earnings per common share...................      $     0.18         $    0.25         $    0.31
                                                  ==========         =========         =========

Weighted average shares outstanding.........           5,853             9,051            11,841
                                                  ==========         =========         =========


                             SEE ACCOMPANYING NOTES.

                                      F-1O

                              LOMAK PETROLEUM, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          Preferred Stock                  Common Stock
                                     --------------------------     ----------------------------     Capital in        Retained
                                                       Par                              Par          Excess of         Earnings
                                      Shares          Value           Shares           Value         Par Value         (Deficit)
                                    ------------    -----------     ------------     -----------    -------------    --------------

Balance, December 31, 1992....             33     $       33             4,776     $       48      $   20,274        $  (10,850)

 Preferred dividends..........              -              -                 -              -               -              (329)
 Common issued................              -              -             2,772             28          17,032                 -
 Common repurchased...........              -              -               (41)            (1)           (202)                -
 7-1/2% preferred issued......            200            200                 -              -           4,639                 -
 Conversion of 8% preferred...            (33)           (33)              802              8              25                 -
 Net income...................              -              -                 -              -               -             1,391
                                   ----------     ----------        ----------     ----------      ----------        ----------

Balance, December 31, 1993....            200            200             8,309             83          41,768            (9,788)

 Preferred dividends..........              -              -                 -              -               -              (375)
 Common issued................              -              -             1,504             15           9,220                 -
 Common repurchased...........              -              -               (59)            (1)           (493)                -
 Net income...................              -              -                 -              -               -             2,619
                                   ----------     ----------        ----------     ----------      ----------        ----------

Balance, December 31, 1994....            200            200             9,754             97          50,495            (7,544)

 Preferred dividends..........              -              -                 -              -               -              (731)
 Common dividends.............              -              -                 -              -               -              (128)
 Common issued................              -              -             3,609             36          24,953                 -
 Common repurchased...........              -              -               (40)             -            (332)                -
 $2.03 preferred issued.......          1,150          1,150                 -              -          26,657                 -
 Net income...................              -              -                 -              -               -             4,390
                                   ----------     ----------        ----------     ----------      ----------        ----------

Balance, December 31, 1995....          1,350     $    1,350            13,323     $      133         101,773        $   (4,013)
                                   ==========     ==========        ==========     ==========      ==========        ==========


                             SEE ACCOMPANYING NOTES.

                              LOMAK PETROLEUM, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                      Year Ended December 31,
                                                       ------------------------------------------------------
                                                           1993                1994                1995
                                                       ---------------     ---------------     ---------------
Cash flows from operations
Net income.........................................      $    1,391           $   2,619           $   4,390
Adjustments to reconcile net income to
    net cash provided by operations:
Depletion, depreciation and amortization...........           4,347              10,105              14,863
Deferred income taxes..............................            (150)                118               1,335
Changes in working capital net of effects
    of purchases of businesses:
Accounts receivable................................           1,534)              2,572              (5,543)
Inventory and other................................            (334)                (45)                278
Accounts payable...................................          (1,022)             (2,126)                663
Accrued liabilities and payroll and benefit costs             1,928              (1,531)              1,778
 Gain on sale of assets and other..................            (321)               (471)             (1,203)
                                                          ---------           ---------           ---------

Net cash provided by operations....................           4,305              11,241              16,561

Cash flows from investing:
Acquisition of businesses, net of cash.............         (27,607)             (9,399)                  -
Oil and gas properties.............................         (15,219)            (22,251)            (69,992)
Additions to property and equipment................          (1,237)               (813)             (9,102)
Proceeds on sale of assets.........................             604               2,927               2,981
                                                          ---------           ---------           ---------
Net cash used in investing.........................         (43,459)            (29,536)            (76,113)

Cash flows from financing:
Proceeds from indebtedness.........................          20,275              22,235              21,304
Repayments of indebtedness.........................          (1,045)             (1,024)               (808)
Preferred stock dividends..........................            (329)               (375)               (731)
Common stock dividends.............................               -                   -                (128)
Proceeds from common stock issuance................          15,385                 830              10,590
Repurchase of common stock.........................            (207)               (493)               (332)
Proceeds from preferred stock issuance.............           4,833                   -              27,807
                                                          ---------           ---------           ---------

Net cash provided by financing.....................          38,912              21,173              57,702
                                                          ---------           ---------           ---------

Change in cash.....................................            (242)              2,878              (1,850)

Cash and equivalents at beginning of period........           2,261               2,019               4,897
                                                          ---------           ---------           ---------

Cash and equivalents at end of period..............      $    2,019            $  4,897           $   3,047
                                                          =========            ========           =========



                             SEE ACCOMPANYING NOTES.

                              LOMAK PETROLEUM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)      ORGANIZATION AND NATURE OF BUSINESS

         Lomak Petroleum, Inc. ("Lomak" or the "Company") is an independent oil and gas company engaged in the acquisition, development, exploration and enhancement of oil and gas properties in the United States. Lomak's core areas of operation are located in Texas, Oklahoma and Appalachia. The Company has grown through a combination of acquisition, development, exploration and enhancement activities. Since January 1, 1990, 60 acquisitions have been consummated at a total cost of approximately $200 million and approximately $24 million has been expended on development and exploration activities. As a result, proved reserves and production have each grown during this period at a rate in excess of 80% per annum. At December 31, 1995, proved reserves totaled 298 Bcfe, having a pre-tax present value at constant prices on that date of $229 million and a reserve life of nearly 12 years.

         Lomak's acquisition effort is focused on properties with prices of less than $30 million within its core areas of operation. Management believes these purchases are less competitive than those involving larger property interests. To the extent purchases continue to be made primarily within existing core areas, efficiencies in operations, drilling, gas marketing and administration should be realized. In 1994, Lomak initiated a program to exploit its inventory of over 500 development projects. In the future, Lomak expects its growth to be driven principally by a combination of acquisitions and development and, to a lesser extent, exploration.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

         The accompanying financial statements include the accounts of the Company, all majority owned subsidiaries and its pro rata share of the assets, liabilities, income and expenses of certain oil and gas properties. Temporary investments with an initial maturity of ninety days or less are considered cash equivalents.

OIL AND GAS PROPERTIES

         The Company follows the successful efforts method of accounting for oil and gas properties. Exploratory costs which result in the discovery of reserves and the cost of development wells are capitalized. Geological and geophysical costs, delay rentals and costs to drill unsuccessful exploratory wells are expensed. Depletion is provided on the unit-of-production method. Oil is converted to Mcfe at the rate of six Mcf per barrel. The depletion rates per Mcfe were $.74, $.74 and $.73 in 1993, 1994 and 1995, respectively. Approximately $5.3 million, $12.9 million and $12.2 million of oil and gas properties were classified as proved undeveloped or unproved and, therefore, not subject to depletion as of December 31, 1993, 1994 and 1995, respectively. These costs are assessed periodically to determine whether their value has been impaired, and if impairment is indicated, the excess costs are charged to expense.

GAS TRANSPORTATION AND FIELD SERVICE ASSETS

         The Company owns and operates approximately 1,900 miles of gas gathering lines in proximity to its principal gas properties. Depreciation is calculated on the straight-line method based on estimated useful lives ranging from four to fifteen years.

         The Company receives fees for providing field related services. These fees are recognized as earned. Depreciation is calculated on the straight-line method based on estimated useful lives ranging from one to six years, except for buildings which are being depreciated over ten to twenty-five year periods.

          In September 1994, the Company sold substantially all of its brine disposal and well servicing assets located in the Appalachian region for approximately $1.8 million. Through an acquisition completed in early 1995, the Company began conducting brine disposal and well services in Oklahoma.


USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NATURE OF BUSINESS

         The Company operates in an environment with many financial risks, including, but not limited to, the ability to acquire additional economically recoverable oil and gas reserves, the inherent risks of the search for, development of and production of oil and gas, the ability to sell oil and gas at prices which will provide attractive rates of return, and the highly competitive nature of the industry and worldwide economic conditions. The Company's ability to expand its reserve base and diversify its operations is also dependent upon the Company's ability to obtain the necessary capital through operating cash flow, additional borrowings or additional equity funds.

FINANCIAL INSTRUMENTS

         The Company's financial instruments include cash and equivalents, accounts receivable, accounts payable and debt obligations. The book value of cash and equivalents, accounts receivable and payable and short term debt are considered to be representative of fair value because of the short maturity of these instruments. The Company believes that the carrying value of its borrowings under its bank credit facility approximates their fair value as they bear interest at the bank's prime rate or Libor. The Company's accounts receivable are concentrated in the oil and gas industry. The Company does not view such a concentration as an unusual credit risk.

         Interest rate swap agreements, which are used by the Company in the management of interest exposure, are accounted for on an accrual basis. Income and expense resulting from these agreements are recorded in the same category as expense arising from the related liability. Amounts to be paid or received under interest rate swap agreements are recognized as an adjustment to expense in the periods in which they accrue. At December 31, 1995, the Company had $40 million of borrowings subject to two swap agreements at rates of 6.25% and 6.49% through July 12, 1999 and October 12, 1999, respectively.

         The Company uses futures, option and swap contracts to reduce the effects of fluctuations in crude oil and natural gas prices. At December 31, 1995, the Company had open contracts for natural gas price swaps in the amount of 360,000 MMbtu's. These contracts expire monthly through September 1996. The resulting transaction gains and losses are included in net income and are determined monthly. Net gains for the year ended December 31, 1995 approximated $221,000 relating to these derivatives.

ACCOUNTING STANDARDS

         In March 1995, the Financial Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires the review of long-lived assets for impairment. Although the Company in the past has routinely reviewed its oil and gas assets for impairment, the new accounting rules may require a different grouping which may affect the amount of impairment, if any. SFAS No. 121 is required to be adopted for financial statements with fiscal years beginning after December 15, 1995 and allows the cumulative effect of the accounting change to be reported in net income in the year of adoption. The Company is currently reviewing the accounting standard and has not yet determined the effect, if any, on its consolidated financial position or results of operations.

         In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This standard requires an audited pro forma footnote disclosure of what net income and earnings per share would have been for the Company based upon valuing employee options and other stock based compensation, at their estimated fair value using an option pricing model. SFAS No. 123 is required to be adopted for financial statements with fiscal years beginning after December 15, 1995. The Company is currently reviewing the accounting standard and has not yet determined the effect, if any, on its financial statements.

EARNINGS PER COMMON SHARE

         Net income per share is computed by subtracting preferred dividends from net income and dividing by the weighted average number of common and common equivalent shares outstanding. The calculation of fully diluted earnings per share assumes conversion of convertible securities when the result would be dilutive. Outstanding options and warrants are included in the computation of net income per common share when their effect is dilutive.

RECLASSIFICATIONS

         Certain reclassifications have been made to prior period presentation to conform with current period classifications.

(3)      ACQUISITION AND DEVELOPMENT

         Since 1990, the Company has acquired $200 million of oil and gas properties and field service assets. During 1995, the Company completed $71.1 million of acquisitions. The purchases were funded by working capital, advances under a revolving credit facility and the issuance of common stock. These acquisitions are discussed below.

         1995 ACQUISITIONS

Appalachia
- ----------
         Transfuel, Inc. In September 1995, the Company acquired proved oil and gas reserves, 1,100 miles of gas gathering lines and 175,000 undeveloped acres in Ohio, Pennsylvania and New York from Transfuel, Inc. for $20.2 million and approximately $800,000 of Common Stock.

         Parker & Parsley Petroleum Company. In August 1995, the Company purchased proved oil and gas reserves, 300 miles of gas gathering lines and 16,400 undeveloped acres in Pennsylvania and West Virginia from Parker & Parsley Petroleum Company for $20.2 million.

         Interests in approximately 470 Company operated properties in Pennsylvania and Ohio were purchased for $5.4 million.

Oklahoma
- --------
     The Company purchased interests in 52 wells in the Caddo and Canadian counties for $4.8 million. The Company assumed operation of half of these wells.

     Interests in Company operated properties were acquired for $3.2 million. Texas
- -----
     The Company purchased interests in 140 wells located primarily in the Big Lake Area of west Texas and the Laura La Velle Field of east Texas for $2.8 million.

         1994 ACQUISITIONS

Oklahoma
- --------
     Red Eagle Resources Corporation. In December 1994, the Company acquired effective control of Red Eagle principally through the purchase of two common stockholders' holdings. In February 1995, the remaining stockholders of Red Eagle common stock voted to approve the merger of Red Eagle with a wholly owned subsidiary of the Company in exchange for approximately 2.2 million shares of the Company's common stock. The additional equity of Red Eagle acquired in February 1995 is reflected as minority interest on the Company's balance sheet at December 31, 1994. Acquisition costs of approximately $46.5 million have been capitalized in regards to this acquisition. Red Eagle's assets included interests in approximately 370 producing wells located primarily in the Okeene Field of Oklahoma's Anadarko Basin. Subsequently, the Company acquired additional interests in 70 Red Eagle wells for $1.7 million.

Texas
- -----
     Grand Banks Energy Company. The Company purchased Grand Banks for $3.7 million. Grand Banks' assets included interests in 182 producing wells located in west Texas, essentially all of which are now operated by the Company. Grand Banks owned an average working interest of 70% in the producing reserves, of which 60% was oil. Approximately 40% of Grand Banks' proved reserves are attributed to the Mills-Strain Unit located in the Sharon Ridge Field of Mitchell County, Texas. The Mills-Strain Unit is a waterflood unit producing from the Clearfork Formation at a depth of approximately 2,000 feet. The Mills-Strain Unit has a remaining life of over 20 years. The Company also purchased, for $1.2 million, additional interests in a number of the Grand Banks properties.

     Gillring Oil Company. The Company acquired Gillring for $11.5 million. Gillring's assets included $5.2 million of working capital and interests in 106 producing oil and gas wells located in south Texas. Gillring owned an average working interest of 80% in the producing reserves of which 80% were gas. The Gillring properties are located principally in two fields producing from the Wilcox and Vicksburg formations ranging in depths from 4,000 to 11,000 feet. Subsequent to the purchase of Gillring, the Company acquired, for $2.1 million, the limited partner interests and associated debt of a partnership for which Gillring acted as general partner.

     The Company acquired from four parties interests in 118 producing wells in the Big Lake Area of west Texas and the Laura La Velle Field of east Texas for $6.5 million.

Appalachia
- ----------
     The Company acquired, for $5.0 million, interests in 98 new wells and additional interests in 436 wells which the Company already operated.

         1993 ACQUISITIONS

Appalachia
- ----------
     Mark Resources Corporation. In December 1993, the Company acquired Mark for approximately $28.4 million. Mark's assets were located primarily in the Meadville Area of the Appalachian Basin. Mark owned interests in 655 producing wells, 230 miles of gas gathering lines and over 180 proven drilling locations. Mark operated nearly all of its properties.

     Ohio Trend Area. The Company acquired interests in 119 wells and over 70 miles of gas gathering systems in Ohio for $2.9 million.

     Meadville Area. The Company acquired interests in 274 wells, one disposal facility and various undeveloped leaseholds for $2.5 million.

Texas
- -----
     Big Lake Area. The Company acquired from three parties interests in 84 producing wells in the Big Lake Area of west Texas for $4.2 million.

     Laura La Velle Field. The Company acquired interests in 7,734 gross (7,524 net) acres in the Laura La Velle Field located in east Texas for $2.5 million. The Company assumed operations of 44 producing wells.

         UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following table presents unaudited, pro forma operating results as if the transactions had occurred at the beginning of each period presented. The pro forma operating results include the following acquisitions, all of which were accounted for as purchase transactions; (i) the purchase of Grand Banks Energy Company, (ii) the purchase of Gillring Oil Company, (iii) the purchase of Red Eagle Resources Corporation, (iv) the purchase by the Company of certain oil and gas properties from a subsidiary of Parker & Parsley Petroleum, Co., (v) the purchase by the Company of certain oil and gas properties from Transfuel, Inc.,
(vi) the private placement of 1.15 million shares of Convertible Preferred Stock and the application of the net proceeds therefrom and (vii) the private placement of 1.2 million shares of Common Stock and the application of the net proceeds therefrom.


                                           Year ended December 31,
                                     -------------------------------------
                                           1994                 1995
                                    -----------------     ----------------
                                    (in thousands except per share data)

Revenues.......................           $   64,465           $   62,418
Net income.....................                8,359                6,583
Earnings per share.............                 0.51                 0.39
Total assets...................              185,338              214,664
Stockholders' equity...........               81,755               99,243

     The pro forma operating results have been prepared for comparative purposes only. They do not purport to present actual operating results that would have been achieved had the acquisition been made at the beginning of each period presented or to necessarily be indicative of future operations. Included in the 1994 pro forma financial information are revenues regarding partnership activities which contributed $0.22 per share. These same activities did not occur in 1995.

(4)      NOTES RECEIVABLE

     In 1994, the Company issued $165,000 in notes receivable to three of its officers in connection with their exercise of stock options. The notes accrued interest at the prime rate plus 1% payable quarterly. In 1995, the notes were repaid.

(5)      INDEBTEDNESS

         The Company had the following debt outstanding as of the dates shown. Interest rates at December 31, 1995 are shown parenthetically:

                                                         December 31,
                                           -------------------------------------
                                                1994                 1995
                                          -----------------    -----------------
                                                     (in thousands)
Bank credit facility (6.7%)..........          $    61,870          $    83,035
Other (5.9% - 9.25%).................                  722                   53
                                               -----------          -----------
                                                    62,592               83,088
Less amounts due within one year.....                  707                   53
                                               -----------          -----------
Long-term debt, net..................          $    61,885          $    83,035
                                               ===========          ===========


         The Company maintains a $250 million revolving bank credit facility. The facility provides for a borrowing base which is subject to semi-annual redeterminations. At December 31, 1995, the borrowing base on the credit facility was $105 million. The facility bears interest at prime rate or LIBOR plus 0.75% to 1.25% depending upon the percentage of the borrowing base drawn. Interest is payable quarterly and the loan is payable in sixteen quarterly installments beginning February 1, 1999. A commitment fee of 3/8% of the undrawn balance is payable quarterly. It is the Company's policy to extend the term period of the credit facility annually. The weighted average interest rate on these borrowings were 6.3% and 7.3% for the years ended December 31, 1994 and 1995, respectively. The weighted average interest rate gives effect to interest rate swap arrangements which have the effect of fixing the interest rate on $40 million of the credit facility at a rate of 6.4%. The existing interest rate swap arrangements will remain in effect through no less than July 1997 and no longer than October 1999. The Company's other debt is comprised of secured equipment financings.

         The debt agreements contain various covenants relating to net worth, working capital maintenance and financial ratio requirements. Interest paid during the years ended December 31, 1993, 1994 and 1995 totaled $1.2 million, $2.8 million and $4.9 million, respectively.

         Maturities of indebtedness as of December 31, 1995 were as follows (in thousands):

                  1996.............................     $           53
                  1997.............................
                                                                     -
                  1998.............................
                                                                     -
                  1999.............................             15,569
                  2000.............................             20,759
                  Remainder........................             46,707
                                                           ------------
                                                           $    83,088
                                                           ===========


(6)      COMMITMENTS AND CONTINGENCIES

         In January 1995, a lawsuit (the "Lawsuit") was filed in the Delaware Court of Chancery, New Castle County, against Red Eagle Resources Corporation, each of the members of the Board of Directors of Red Eagle and the Company. The Plaintiff sought to represent all holders (the "Class") of Red Eagle common stock, excluding the Red Eagle Directors and Lomak. A settlement was reached during 1995 under which the Company paid $250,000 in cash plus 74,286 shares of the Company's Common Stock.

         The Company is involved in various other legal actions and claims arising in the ordinary course of business. In the opinion of management, such litigation and claims will be resolved without material adverse effect on the Company's financial position.

(7)      EQUITY SECURITIES

         In 1993, $5,000,000 of 7-1/2% cumulative convertible exchangeable preferred stock (the "7-1/2% Preferred Stock") was privately placed. The 7-1/2% Preferred Stock is convertible, at the option of the holders, into 576,945 shares of common stock, at an average conversion price of $8.67 per share. The Company may convert the 7-1/2% Preferred Stock into common stock if the closing price for the common stock exceeds an average price of $11.70 for twenty out of thirty consecutive trading days. Beginning in July 1996, the Company may redeem the 7-1/2% Preferred Stock at a 7-1/2% premium to liquidation value. Holders of the 7-1/2% Preferred Stock are entitled to two votes per share on matters presented to the shareholders. At the Company's option, it can exchange the 7-1/2% Preferred Stock for convertible subordinate notes due July 1, 2003. The notes carry the same conversion and redemption terms as the 7-1/2% Preferred Stock.

         In November 1995, the Company sold 1,150,000 shares of $2.03 convertible exchangeable preferred stock (the "$2.03 Preferred Stock") for $28.8 million. The $2.03 Preferred Stock is convertible into the Company's common stock at a conversion price of $9.50 per share, subject to adjustment in certain events. The $2.03 Preferred Stock is redeemable, at the option of the Company, at any time on or after November 1, 1998, at redemption prices beginning at 105%. At the option of the Company, the $2.03 Preferred Stock is exchangeable for the Company's 8-1/8% convertible subordinated notes due 2005. The notes would be subject to the same redemption and conversion terms as the $2.03 Preferred Stock

         In December 1995, the Company privately placed 1.2 million shares of its Common Stock for $10.2 million to a state sponsored retirement plan. Warrants to acquire 40,000 shares of common stock were outstanding at December 31, 1995. The warrants have an exercise price of $7.50 per share and expire in December 1996.

 (8)     STOCK OPTION AND PURCHASE PLAN

   The Company maintains a Stock Option Plan which authorizes the grant of options of up to 1.5 million shares of Common Stock. However, no new options may be granted which would result in their being outstanding aggregate options exceeding 10% of the Company's common shares outstanding plus those shares issuable under convertible securities. Under the plan, incentive and non-qualified options may be issued to officers, key employees and consultants. The plan is administered by the Compensation Committee of the Board. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. The following is a summary of stock option activity:

                                                            Number of Options
                                                  ---------------------------------------        Exercise
                                                                                                Price Range
                                                     1993           1994          1995           Per Share
                                                 -----------     ----------    ----------    ----------------

       Outstanding at beginning of year.........     254,001       428,983       680,483       $3.38 - $9.38
       Granted..................................     174,982       298,500       342,000        4.01 -  9.38
       Canceled.................................          -        (16,000)      (12,000)       3.75 -  7.75
       Exercised................................          -        (31,000)      (33,334)       3.75 -  5.63
                                                 ------------    -----------   -----------   -----------------

       Outstanding at end of year...............     428,983       680,483       977,149       $3.38 - $9.38
                                                 ============    ==========    ==========    =================


         In 1994, the stockholders approved the 1994 Outside Directors Stock Option Plan (the "Directors Plan"). Only Directors who are not employees of the Company are eligible under the Directors Plan. The Directors Plan covers a maximum of 200,000 shares. At December 31, 1995, 44,000 options were outstanding under the Directors Plan of which 3,600 were exercisable as of that date. The exercise price of the options ranges from $7.75 to $8.00 per share.

         In 1994, the stockholders approved the 1994 Stock Purchase Plan (the "1994 Plan") which authorizes the sale of up to 500,000 shares of common stock to officers, directors, key employees and consultants. Under the Plan, the right to purchase shares at prices ranging from 50% to 85% of market value may be granted. The Company had a 1989 Stock Purchase Plan (the "1989 Plan") which was identical to the 1994 Plan except that it covered 333,333 shares. Upon adoption of the 1994 Plan, the 1989 Plan was terminated. The plans are administered by the Compensation Committee of the Board. During the year ended December 31, 1995, the Company sold 85,800 unregistered common shares to officers and outside directors. From inception of the 1989 Plan through December 31, 1995, a total of 388,000 unregistered shares had been sold, for a total consideration of approximately $1.8 million at prices equal to 75% of market value at the time of the sale.



(9)      BENEFIT PLAN

         The Company maintains a 401(K) Plan for the benefit of its employees. The Plan permits employees to make contributions on a pre-tax salary reduction basis. The Company makes discretionary contributions to the Plan. Company contributions for 1993, 1994 and 1995 were $189,000, $226,000 and $346,000, respectively.

 (10)    INCOME TAXES

         Federal income tax (benefit) expense was ($81,000), $139,000 and $1.8 million for the years 1993, 1994 and 1995, respectively. The current portion of the income tax provision represents alternative minimum tax currently payable. A reconciliation between the statutory federal income tax rate and the Company's effective federal income tax rate is as follows:

                                              1993              1994             1995
                                          -------------     -------------    -----------

Statutory tax rate.....................        34%               34%               34%
Realization of valuation allowance.....       (46)              (29)               (5)
Alternative minimum tax................         6                 -                 -
                                        ---------          --------          --------
Effective tax rate.....................        (6)%               5%               29%
                                        =========          ========          ========

Income taxes paid...................... $ 159,000          $ 47,500          $ 60,000
                                        =========          ========          ========

         In 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption, income tax expense was determined using the deferred method and the Company reported tax expense equal to current alternative minimum taxes payable. Deferred taxes have not been provided on temporary differences prior to adoption due to the existence of net operating loss and other carryforwards.

         Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                   December 31,
                                                      -------------------------------------
                                                            1994                 1995
                                                      ----------------     ----------------
Deferred tax liabilities:
   Depreciation..................................     $        27,217     $         29,130
                                                      ===============     ================

Deferred tax assets:
Net operating loss carryforwards.................               6,042                6,193
Percentage depletion carryforward................               4,388                4,388
AMT credits and other............................                 737                  863
                                                      ----------------    ----------------
Total deferred tax assets........................              11,167               11,444

Valuation allowance for deferred tax assets......                (340)                 (40)
                                                      ---------------     ----------------
Net deferred tax assets..........................     $        10,827     $         11,404
                                                      ===============     ================

Net deferred tax liabilities.....................     $        16,390     $         17,726
                                                      ===============     ================



         As permitted by Statement 109, the Company has elected not to restate prior year financial statements. As a result of tax basis in excess of the basis on the financial statements at January 1, 1993, the Company estimated deferred tax assets of $2.6 million and deferred tax liabilities of $0.9 million, for net deferred tax assets of $1.7 million. Due to uncertainty as to the realizability of the tax benefit, a valuation allowance was established for the full amount of the net deferred tax assets. In 1993, 1994 and 1995, income taxes were reduced from the statutory rate of 34% by approximately $0.5 million, $0.9 million and $0.3 million, respectively, through realization of a portion of the valuation allowance, resulting in $1.2 million, $0.3 million and $40,000, respectively of the remaining allowance at December 31, 1993, 1994 and 1995.

         During 1993, the Company acquired Mark Resources Corporation (See Note
3), a taxable business combination accounted for as a purchase. Deferred tax assets of $3.9 million and a deferred tax liability of $8.1 million were recorded in connection with the business combination. During 1994, the Company acquired Gillring Oil Company and Grand Banks Energy Company, taxable business combinations accounted for as purchases. Deferred tax assets of $3.5 million and deferred tax liabilities of $3.4 million were recorded in connection with these transactions. The Company acquired Red Eagle Resources Corporation, a taxable business combination accounted for as a purchase. Deferred tax liabilities of $12.3 million and deferred tax assets of $0.3 million were recorded in connection with this transaction.

         As a result of the Company's issuance of equity and convertible debt securities, it experienced a change in control during 1988 as defined by Section 382 of the Internal Revenue Code. The change in control placed limitations to the utilization of net operating loss carryovers. At December 31, 1995, the Company had available for federal income tax reporting purposes net operating loss carryovers of approximately $13.3 million which are subject to annual limitations as to their utilization and otherwise expire between 1996 and 2010, if unused. The Company has alternative minimum tax net operating loss carryovers of $8.2 million which are subject to annual limitations as to their utilization and otherwise expire from 1996 to 2009 if unused. The Company has statutory depletion carryover of approximately $8.5 million and an alternative minimum tax credit carryover of approximately $500,000. The statutory depletion carryover and alternative minimum tax credit carryover are not subject to limitation or expiration.

(11)     MAJOR CUSTOMERS

         The Company markets its oil and gas production on a competitive basis. The type of contract under which gas production is sold varies but can generally be grouped into three categories: (a) life-of-the-well; (b) long-term (1 year or longer); and (c) short-term contracts which may have a primary term of one year, but which are cancelable at either party's discretion in 30-120 days. At December 31, 1995, approximately 59% of the Company's gas production was being sold under market sensitive contracts which do not contain floor price provisions. For the year ended December 31, 1995, no one customer accounted for more than 10% of the Company's total oil and gas revenues. Oil is sold on a basis such that the purchaser can be changed on 30 days notice. The price received is generally equal to a posted price set by the major purchasers in the area. The Company sells to oil purchasers on a basis of price and service.

         The Company has currently hedged less than 3% of its monthly production through September 1996. These hedges involve fixed price arrangements and other price arrangements at a variety of prices, floors and caps. Although these hedging activities provide the Company some protection against falling prices, these activities also reduce the potential benefits to the Company of price increases above the levels of the hedges.

 (12)    OIL AND GAS ACTIVITIES

      The following summarizes selected information with respect to oil and gas producing activities:

                                                                       Year Ended December 31,
                                                      --------------------------------------------------------
                                                           1993                 1994               1995
                                                      ----------------     ---------------    ----------------
                                                                          (in thousands)
Capitalized costs:
Proved properties......................................      $ 67,370          $ 132,775           $ 209,310
Unproved properties....................................           723                598                 763
                                                      ----------------     ---------------    ----------------
Total..................................................        68,093            133,373             210,073

Accumulated depletion amortization.....................       (12,783)           (20,409)            (33,371)
                                                      ----------------     ---------------    ----------------

Net capitalized costs..................................      $ 55,310          $ 112,964           $ 176,702
                                                      ================     ===============    ================

Costs incurred:
Acquisition............................................      $ 43,177           $  59,501           $  69,244
Development............................................         3,695               9,518               9,968
Exploration............................................           131                 192                 216
                                                      ----------------     ---------------    ----------------

Total costs incurred...................................      $ 47,003           $  69,211           $  79,428
                                                      ================     ===============    ================

(13) SUBSEQUENT EVENTS

         In February 1996, the Company completed three oil and gas property acquisitions for $17.5 million of consideration. The properties are located in Lomak's core operating areas of Appalachia and Texas. In aggregate, the acquisitions are estimated to contain proved reserves of 20.2 Bcf of gas and 240,000 Bbls of oil, or 21.6 Bcfe in total.

         In March 1996, the Company's Board of Directors approved resolutions authorizing the Company to repurchase shares of its Common Stock from odd-lot holders. The Company will acquire any and all shares from stockholders owning 99 or fewer shares for cash at market prices. Additionally, the Board of Directors approved a dividend of $.01 per share to holders of its Common Stock to be paid on March 29, 1996.

(14) RELATED PARTY TRANSACTIONS

         Mr. Edelman, Chairman of the Company, is also an executive officer and shareholder of Snyder Oil Corporation ("SOCO"). At December 31, 1995, Mr. Edelman owned 6.0% of the Company's common stock. In 1994, the Company repurchased 30,000 shares of its common stock from SOCO for $240,000. The purchase price was based upon the prior day's closing price for the stock. In 1995, SOCO sold its remaining shares of the Company's common stock.

         In 1995, the Company acquired SOCO's interest in certain wells located in Appalachia for $4 million. The price was determined based on arms-length negotiations through a third-party broker retained by SOCO. Subsequent to the transaction, the Company and SOCO no longer held interests in any of the same properties.

         During 1994 and 1995, the Company incurred fees of $369,000 and $145,000, respectively, to the Hawthorne Company in connection with acquisitions. Mr. Aikman, a director of the Company, is an executive officer and a principal owner of the Hawthorne Company. The fees were consistent with those paid by the Company to third parties for similar services.

(15)     UNAUDITED SUPPLEMENTAL RESERVE INFORMATION

         The Company's proved oil and gas reserves are located in the United States. Proved reserves are those quantities of crude oil and natural gas which, upon analysis of geological and engineering data, can with reasonable certainty be recovered in the future from known oil and gas reservoirs. Proved developed reserves are those proved reserves which can be expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage.

         QUANTITIES OF PROVED RESERVES

                                                                         Crude Oil           Natural Gas
                                                                       --------------      ----------------
                                                                          (Bbls)                (Mcf)
                                                                                 (in thousands)

     Balance, December 31, 1992                                           1,980                17,615
        Revisions.................................................          (35)                2,559
        Extensions, discoveries and additions.....................            9                   305
        Purchases.................................................        2,905                57,125
        Sales.....................................................           (2)                 (451)
        Production................................................         (318)               (2,590)
                                                                       ---------------     -----------------

     Balance, December 31, 1993                                           4,539                74,563
        Revisions.................................................           15                   630
        Extensions, discoveries and additions.....................           15                 6,605
        Purchases.................................................        4,599                75,698
        Sales.....................................................          (79)               (1,130)
        Production................................................         (640)               (6,996)
                                                                       ---------------     -----------------

     Balance, December 31, 1994                                           8,449               149,370
       Revisions..................................................          255                (3,513)
       Extensions, discoveries and additions......................          475                10,076
       Purchases..................................................        2,618                90,575
       Sales......................................................          (21)               (1,150)
       Production.................................................         (913)              (12,471)
                                                                       ---------------     -----------------

     Balance, December 31, 1995                                          10,863               232,887
                                                                       ===============     =================

Proved developed reserves

     December 31, 1993............................................        3,344                38,373
                                                                       ==============      ================

     December 31, 1994............................................        6,430                97,251
                                                                       ==============      ================

     December 31, 1995............................................        8,880               174,958
                                                                       ==============      ================

         The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure) is a disclosure requirement under Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities". The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

         Future cash inflows were estimated by applying year end prices to the estimated future production less estimated future production costs based on year end costs. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

    STANDARDIZED MEASURE

                                                                       As of December 31,
                                                  -------------------------------------------------------------
                                                        1993                  1994                  1995
                                                  ------------------    ------------------    ------------------
                                                                         (in thousands)

    Future cash inflows...........................    $   255,363           $   457,048           $   729,566

    Future costs:
         Production...............................        (74,247)             (133,972)             (256,374)
         Development..............................        (40,224)              (52,102)              (60,554)
                                                  ------------------    ------------------    -------------------

    Future net cash flows.........................        140,892               270,974               412,638

    Income taxes..................................        (34,031)              (59,950)             (102,108)
                                                   -----------------    ------------------    -------------------

    Total undiscounted future net cash flows......        106,861               211,024               310,530

    10% discount factor...........................        (53,110)              (91,475)             (136,480)
                                                  ------------------    ------------------    -------------------

    Standardized measure..........................   $     53,751            $  119,549            $  174,050
                                                  ==================    ==================    ==================


    CHANGES IN STANDARDIZED MEASURE

                                                                      As of December 31,
                                                 --------------------------------------------------------------
                                                        1993                  1994                  1995
                                                 -------------------    ------------------    -----------------
                                                                        (in thousands)

    Standardized measure, beginning of year......    $     21,608           $    53,751         $   119,549

    Revisions:
          Prices.................................            (963)                4,224              (4,100)
          Quantities.............................          (1,085)                2,240               2,267
          Estimated future development costs.....               -                     -              (5,238)
          Accretion of discount...................          2,161                 6,512              15,054
          Income taxes...........................          (6,936)              (19,624)            (24,200)
                                                 --------------------   -------------------   ------------------

          Net revisions..........................          (6,823)               (6,648)            (16,217)

    Purchases....................................          45,271                84,836              87,741

    Extensions, discoveries and additions........             716                 2,402               7,419

    Production...................................          (6,711)              (14,442)            (22,487)

    Sales........................................            (310)                 (350)             (1,955)
                                                 --------------------   -------------------   ------------------

    Standardized measure, end of year............     $    53,751            $  119,549          $  174,050
                                                 ===================    ==================    =================

                              LOMAK PETROLEUM, INC.

                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      December 31,          March 31,
                                                                         1995                 1996
                                                                   -----------------    ----------------
                                                                                          (unaudited)
ASSETS
Current assets
Cash and equivalents..........................................     $          3,047      $          651
Accounts receivable...........................................               14,938              19,235
Inventory and other...........................................                1,114               1,290
                                                                   -----------------    ----------------
                                                                             19,099              21,176
                                                                   -----------------    ----------------

Oil and gas properties, successful efforts method.............              210,073             229,595
Accumulated depletion, depreciation and amortization..........              (33,371)            (38,103)
                                                                   -----------------    ----------------
                                                                            176,702             191,492
                                                                   -----------------    ----------------

Gas transportation and field service assets...................               23,167              23,744
Accumulated depreciation......................................               (4,304)             (4,205)
                                                                   -----------------    ----------------
                                                                             18,863              19,539
                                                                   -----------------    ----------------
                                                                   $        214,664     $       232,207
                                                                   =================    ================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable..............................................     $          9,084     $         9,618
Accrued liabilities...........................................                3,761               5,933
Accrued payroll and benefit costs   ..........................                1,762               1,346
Current portion of debt (Note 5)..............................                   53                  26
                                                                   -----------------    ----------------
                                                                             14,660              16,923
                                                                   -----------------    ----------------

Long-term debt (Note 5).......................................               83,035              95,090

Deferred taxes (Note 10)......................................               17,726              19,048

Commitments and contingencies (Note 6)........................

Stockholders' equity (Notes 7 and 8)
Preferred stock, $1 par, 2,000,000 shares authorized,
    7-1/2% convertible preferred, 200,000 issued
    (liquidation preference $5,000,000).......................                  200                 200
    $2.03 convertible preferred, 1,150,000 issued
    (liquidation preference $28,750,000)......................                1,150               1,150
Common stock, $.01 par, 20,000,000 shares authorized,
    13,322,738 and 13,402,246 issued..........................                  133                 134
Capital in excess of par value................................              101,773             101,881
Retained earnings (deficit)...................................               (4,013)             (2,219)
                                                                   -----------------    ----------------
                                                                             99,243             101,146
                                                                   =================    ================
                                                                    $       214,664     $       232,207
                                                                   =================    ================

                            SEE ACCOMPANYING NOTES.

                              LOMAK PETROLEUM, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                   Three Months Ended March 31,
                                                              ---------------------------------------
                                                                    1995                  1996
                                                               ----------------     -----------------
                                                                           (unaudited)
Revenues
Oil and gas sales........................................            $   7,430             $  16,088
Field services...........................................                2,464                 3,300
Gas transportation and marketing.........................                  786                 1,028
Interest and other.......................................                  223                    97
                                                               ----------------     -----------------
                                                                        10,903                20,513
                                                               ----------------     -----------------

Expenses
Direct operating.........................................                3,150                 5,758
Field services...........................................                1,598                 2,529
Gas transportation and marketing.........................                  199                   290
Exploration..............................................                  130                   180
General and administrative...............................                  758                   918
Interest.................................................                1,156                 1,554
Depletion, depreciation and amortization..                               3,000                 5,278
                                                               ----------------     -----------------
                                                                         9,991                16,507
                                                               ----------------     -----------------

Income before taxes......................................                  912                 4,006

Income taxes
Current..................................................                   16                    80
Deferred.................................................                  101                 1,323
                                                               ----------------     -----------------
                                                                           117                 1,403
                                                               ----------------     -----------------

Net income...............................................            $     795             $   2,603
                                                               ================     =================

Net income applicable to
common shares............................................            $     701             $   1,926
                                                               ================     =================

Earnings per common share................................            $    0.07            $     0.14
                                                               ================     =================

Weighted average shares outstanding......................               10,555                13,691
                                                               ================     =================










                             SEE ACCOMPANYING NOTES.

                              LOMAK PETROLEUM, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               Three Months Ended March 31,
                                                          ---------------------------------------
                                                               1995                   1996
                                                          ----------------      -----------------
                                                                        (unaudited)
Cash flows from operations:
Net income................................................   $      795             $     2,603
Adjustments to reconcile net income to
 net cash provided by operations:
Depletion, depreciation and amortization..................        3,000                   5,278
Deferred income taxes.....................................          101                   1,323
Changes in working capital net of
 effects of purchases of businesses:
         Accounts receivable..............................        1,321                  (3,480)
         Inventory and other..............................           37                    (250)
         Accounts payable.................................       (1,844)                    477
         Accrued liabilities and payroll and benefit
            costs.........................................       (1,593)                    361
Gain on sale of assets and other..........................         (127)                    (72)
                                                             ----------             -----------

Net cash provided by operations...........................        1,690                   6,240

Cash flows from investing:
Acquisition of businesses, net of cash....................            -                 (13,950)
Oil and gas properties....................................       (4,509)                 (6,181)
Additions to gas transportation and field service
  assets..................................................         (282)                   (169)
Proceeds on sale of assets................................          198                     338
                                                             ----------             -----------

    Net cash used in investing............................       (4,593)                (19,962)

Cash flows from financing:
Proceeds from indebtedness................................        4,400                  12,055
Repayments of indebtedness................................         (156)                    (27)
Preferred stock dividends.................................          (94)                   (677)
Common stock dividends....................................            -                    (132)
Proceeds from common stock issuance.......................           29                     107
Repurchase of common stock................................          (45)                      -
                                                             ----------             -----------

Net cash provided by financing............................        4,134                  11,326
                                                             ----------             -----------

Change in cash............................................        1,231                  (2,396)

Cash and equivalents at beginning of period...............
                                                                  4,897                   3,047
                                                             ----------             -----------

Cash and equivalents at end of period.....................   $    6,128             $       651
                                                             ==========             ===========

                             SEE ACCOMPANYING NOTES.

                              LOMAK PETROLEUM, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      ORGANIZATION:

         Lomak Petroleum, Inc. ("Lomak" or the "Company") is an independent oil and gas company engaged in the acquisition, production, development and exploration of oil and gas in the United States. Lomak's core areas of operation are located in the Mid-Continent and Appalachia regions. Since January 1, 1990, the Company has made 65 acquisitions at a total cost of over $215 million and $26 million has been expended on development and exploration activities. As a result, proved reserves and production have each grown during this period at a rate in excess of 80% per annum. At December 31, 1995, proved reserves totaled 298 Bcfe, having a pre-tax present value at constant prices of $229 million and a reserve life of nearly 12 years.

         Lomak's acquisition effort is focused on properties with prices of less than $30 million within its core areas of operation. Management believes these purchases are less competitive than those involving larger property interests. To the extent purchases continue to be made primarily within existing core areas, efficiencies in operations, drilling, marketing and administration should be realized. In 1992, Lomak began to exploit its growing inventory of development projects. In 1994, the Company initiated exploration activities. In the future, Lomak expects its growth to be driven by a combination of acquisitions and development and, to a lesser extent, exploration.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

         The accompanying financial statements include the accounts of the Company, all majority owned subsidiaries and its pro rata share of the assets, liabilities, income and expenses of certain oil and gas properties. Temporary investments with an initial maturity of ninety days or less are considered cash equivalents.

OIL AND GAS PROPERTIES

         The Company follows the successful efforts method of accounting. Exploratory costs which result in the discovery of reserves and the cost of development wells are capitalized. Geological and geographical costs, delay rentals and costs to drill unsuccessful exploratory wells are expensed. Depletion is provided on the unit-of-production method. Oil is converted to Mcfe at the rate of six Mcf per barrel. The depletion rates per Mcfe produced were $.73 and $.72 respectively, in the first quarters of 1995 and 1996. Approximately $12.2 million and $12.3 million of oil and gas properties were classified as proved undeveloped or unproved and, therefore, not subject to depletion as of December 31, 1995 and March 31, 1996, respectively. These costs are assessed periodically to determine whether their value has been impaired. If they have, the amount of any impairment is expensed.

GAS TRANSPORTATION AND FIELD SERVICE ASSETS

         The Company owns and operates over 1,900 miles of gas gathering systems in proximity to its principal gas properties. Depreciation is calculated on the straight-line method based on estimated useful lives ranging from four to fifteen years.

         The Company receives fees for providing field related services. These fees are recognized as earned. Depreciation is calculated on the straight-line method based on estimated useful lives ranging from one to five years, except buildings which are being depreciated over ten to twenty-five years.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NATURE OF BUSINESS

         The Company operates in an environment with many financial risks, including, but not limited to, the ability to acquire additional economically recoverable oil and gas reserves, the inherent risks of the search for, development of and production of oil and gas, the ability to sell oil and gas at prices which will provide attractive rates of return, and the highly competitive nature of the industry and worldwide economic conditions. The Company's ability to expand its reserve base and diversify its operations is also dependent upon the Company's ability to obtain the necessary capital through cash flow, borrowings or equity funds.

FINANCIAL INSTRUMENTS

         The Company's financial instruments include cash and equivalents, accounts receivable, accounts payable and debt obligations. The book value of cash and equivalents, accounts receivable and payable and short term debt are considered to be representative of fair value because of the short maturity of these instruments. The Company believes that the carrying value of its borrowings under its bank credit facility approximates their fair value as they bear interest at rates indexed at Libor. The Company's accounts receivable are concentrated in the oil and gas industry. The Company does not view such a concentration as an unusual credit risk.

         Interest rate swap agreements, which are used by the Company in the management of interest exposure, is accounted for on an accrual basis. Income and expense resulting from these agreements are recorded in the same category as expense arising from the related liability. Amounts to be paid or received under interest rate swap agreements are recognized as an adjustment to expense in the periods in which they accrue. At March 31, 1996, the Company had $40 million of borrowings subject to two interest rate swap agreements at rates of 6.25% and 6.49% through July 1999 and October 1999, respectively.

         The Company uses futures, option and swap contracts to reduce the effects of fluctuations in crude oil and natural gas prices. At March 31, 1996, the Company had open contracts for natural gas price swaps in the amount of 100,000 Mmbtu's and open contract for oil price calls of 175,000 barrels. These contracts expire monthly through September 1996. The resulting transaction gains and losses are included in net income and are determined monthly. Net gains for the three months ended March 31, 1996 approximated $55,000 relating to these derivatives.

NET INCOME PER SHARE

         Net income per share is computed by subtracting preferred dividends from net income and dividing by the weighted average number of common and common equivalent shares outstanding. The calculation of fully diluted earnings per share assumes conversion of convertible securities when the result would be dilutive. Outstanding options and warrants are included in the computation of net income per common share when their effect is dilutive.

RECLASSIFICATIONS

         Certain reclassifications have been made to prior period presentations to conform with current period classifications.

 (3)     ACQUISITIONS:

         Since 1990, the Company has acquired over $215 million of oil and gas properties and field service assets. During 1995, the Company completed $71.1 million of acquisitions. In the first three months of 1996, acquisitions totaling $18.2 million were completed. The purchases were funded by working capital, advances under a revolving credit facility and the issuance of common stock. These acquisitions are discussed below.

         1996 ACQUISITIONS

Mid-Continent
- -------------
         The Company purchased incremental interests in approximately 40 properties located in the Laura La Velle Field of east Texas for $.8 million.

Appalachia
- ----------
         Eastern Petroleum Company. In January 1996, the Company acquired proved oil and gas reserves and 40 miles of gas gathering lines in Ohio for $13.7 million.

         The Company purchased incremental interests in approximately 270 operated properties in Pennsylvania and Ohio for $3.7 million.

         1995 ACQUISITIONS

Mid-Continent
- -------------
         Red Eagle Resources Corporation. In December 1994, the Company acquired effective control of Red Eagle through the purchase of two stockholders' holdings. In early 1995, the remaining stockholders of Red Eagle voted to approve the merger of Red Eagle with a wholly owned subsidiary of the Company in exchange for approximately 2.2 million shares of the Company's common stock. The additional equity of Red Eagle acquired in February 1995 was reflected as minority interest on the Company's balance sheet at December 31, 1994. Acquisition costs of approximately $46.5 million were capitalized in regards to this acquisition. Red Eagle's assets included interests in approximately 370 producing wells located primarily in the Okeene Field of Oklahoma's Anadarko Basin. Subsequently, the Company acquired additional interests in 70 Red Eagle wells for $1.7 million.

         The Company purchased interests in 52 wells in the Caddo and Canadian Counties of Oklahoma for $4.8 million. The Company assumed operation of half of these wells.

         Additional interests in properties acquired from Red Eagle in 1994 were purchased for $3.2 million.

         The Company purchased interests in 140 wells located primarily in the Big Lake Area of west Texas and the Laura La Velle Field of east Texas for $2.8 million.

Appalachia
- ----------
         Transfuel, Inc. In September 1995, the Company acquired proved oil and gas reserves, 1, 100 miles of gas gathering lines and 175,000 undeveloped acres of Ohio, Pennsylvania and New York from Transfuel, Inc. for $21 million.

         Parker & Parsley Petroleum Company. In August, the Company purchased proved oil and gas reserves, 300 miles of gas gathering lines and 16,400 undeveloped acres in Pennsylvania and West Virginia from Parker & Parsley Petroleum Company for $20.2 million.

         UNAUDITED PRO FORMA FINANCIAL INFORMATION

         The following table presents unaudited, pro forma operating results as if the transactions had occurred at the beginning of each period presented. The pro forma operating results include the following acquisitions, all of which were accounted for as purchase transactions; (i) the purchase of Red Eagle Resources Corporation, (ii) the purchase of certain oil and gas properties from a subsidiary of Parker & Parsley Petroleum, Co. and (iii) the purchase of certain oil and gas properties from Transfuel, Inc.

                                         Three Months Ended March 31,
                                     -------------------------------------
                                          1995                 1996
                                    -----------------     ----------------
                                    (in thousands except per share data)

Revenues.......................            $  14,941            $  20,513
Net income.....................                1,686                2,603
Earnings per share.............                 0.14                 0.14

         The pro forma operating results have been prepared for comparative purposes only. They do not purport to present actual results had the acquisitions been made at the beginning of each period presented or to necessarily be indicative of future operations.

 (4)     NOTES RECEIVABLE:

         At March 31, 1995, the Company had $165,000 in notes receivable to three of its officers in connection with their exercise of stock options. The notes accrued interest at the prime rate plus 1% payable quarterly. Later in 1995, the notes were repaid.

(5)      INDEBTEDNESS:

         The Company had the following debt outstanding as of the dates shown. Interest rates at March 31, 1996 are shown parenthetically (in thousands):

                                          December 31,          March 31,
                                              1995                 1996
                                        -----------------    -----------------
                                                               (unaudited)

Bank credit facility (6.85%).......      $        83,035      $        95,090
Other (6.00%)......................                   53                   26
                                        -----------------    -----------------
                                                  83,088               95,116
Less amounts due within one year...                   53                   26
                                        -----------------    -----------------

Long-term debt, net................      $        83,035      $        95,090
                                        =================    =================

         The Company maintains a $250 million revolving bank credit facility. The facility provides for a borrowing base which is subject to semi-annual redeterminations. At April 30, 1996, the borrowing base on the credit facility was $150 million. The facility bears interest at prime rate or LIBOR plus 0.75% to 1.25% depending upon the percentage of the borrowing base drawn. Interest is payable quarterly and the loan is payable in sixteen quarterly installments beginning February 1, 1999. A commitment fee of 3/8% of the undrawn balance is payable quarterly. It is the Company's policy to extend the term period of the credit facility annually. The weighted average interest rate on these borrowings were 7.6% and 6.5% for the three months ended March 31, 1995 and 1996, respectively. The weighted average interest rate gives effect to interest rate swap arrangements which have the effect of fixing the interest rate on $40 million of the credit facility at a rate of 6.4%. The existing interest rate swap arrangements will remain in effect through no less than July 1997 and no longer than October 1999. The Company's other debt is comprised of secured equipment financings.

         The debt agreements contain various covenants relating to net worth, working capital maintenance and financial ratio requirements. Interest paid during the three months ended March 31, 1995 and 1996 totaled $1.1 million and $658,000, respectively.

 (6)     COMMITMENTS AND CONTINGENCIES:

         The Company is involved in various legal actions and claims arising in the ordinary course of business. In the opinion of management, such litigation and claims are likely to be resolved without material adverse effect on the Company's financial position.

(7)      EQUITY SECURITIES

         In 1993, $5 million of 7-1/2% cumulative convertible exchangeable preferred stock (the "7-1/2% Preferred Stock") was privately placed. In April and May 1996, the Company exercised it's option and converted the 7-1/2% Preferred Stock into 576,945 shares of Common Stock.

         In November 1995, the Company sold 1,150,000 shares of $2.03 convertible exchangeable preferred stock (the "$2.03 Preferred Stock") for $28.8 million. The $2.03 Preferred Stock is convertible into the Company's common stock at a conversion price of $9.50 per share, subject to adjustment in certain events. The $2.03 Preferred Stock is redeemable, at the option of the Company, at any time on or after November 1, 1998, at redemption prices beginning at 105%. At the option of the Company, the $2.03 Preferred Stock is exchangeable for the Company's 8-1/8% convertible subordinated notes due 2005. The notes would be subject to the same redemption and conversion terms as the $2.03 Preferred Stock.

         In December 1995, the Company privately placed 1.2 million shares of its Common Stock for $10.2 million to a state employees retirement plan. In April 1996, the Company privately placed 600,000 shares of its Common Stock to a limited number of institutional investors for approximately $6.9 million. Warrants to acquire 40,000 shares of common stock were outstanding at March 31, 1996. The warrants have an exercise price of $7.50 per share and expire in December 1996.

(8)      STOCK OPTION AND PURCHASE PLAN

         The Company maintains a Stock Option Plan which authorizes the grant of options of up to 1.5 million shares of Common Stock. However, no new options may be granted which would result in their being outstanding aggregate options exceeding 10% of common shares outstanding plus those shares issuable under convertible securities. Under the plan, incentive and non-qualified options may be issued to officers, key employees and consultants. The plan is administered by the Compensation Committee of the Board. All options issued under the plan vest 30% after one year, 60% after two years and 100% after three years. During the three months ended March 31, 1996, options covering 97,600 shares were exercised at prices ranging from $3.38 to $8.25 per share. At March 31, 1996, options covering a total of 1.2 shares were outstanding under the plan, of which 493,000 options were exercisable. The exercise prices of the outstanding options range from $3.38 to $10.50.

         In 1994, the stockholders approved the 1994 Outside Directors Stock Option Plan (the "Directors Plan"). Only Directors who are not employees of the Company are eligible under the Directors Plan. The Directors Plan covers a maximum of 200,000 shares. At March 31, 1996, 44,000 options were outstanding under the Directors Plan of which 3,600 were exercisable as of that date. The exercise price of the options ranges from $7.75 to $8.00 per share.

         In 1994, the stockholders approved the 1994 Stock Purchase Plan (the "1994 Plan") which authorizes the sale of up to 500,000 shares of common stock to officers, directors, key employees and consultants. Under the Plan, the right to purchase shares at prices ranging from 50% to 85% of market value may be granted. The Company had a 1989 Stock Purchase Plan (the "1989 Plan") which was identical to the 1994 Plan except that it covered 333,333 shares. Upon adoption of the 1994 Plan, the 1989 Plan was terminated. The plans are administered by the Compensation Committee of the Board. During the three months ended March 31, 1996, the Company sold no unregistered common shares to officers and outside directors. From inception of the 1989 Plan through March 31, 1996, a total of 388,000 unregistered shares had been sold, for a total consideration of approximately $1.8 million at prices equal to 75% of market value at the time of the sale.

(9)      BENEFIT PLAN

         The Company maintains a 401(K) Plan for the benefit of its employees. The Plan permits employees to make contributions on a pre-tax salary reduction basis. The Company makes discretionary contributions to the Plan. Company contributions for 1995 totaled $346,000.

(10)     INCOME TAXES:

         In 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes". As permitted by Statement 109, the Company elected not to restate prior year financial statements. As a result of tax basis in excess of the basis on the financial statements at January 1, 1993, the Company estimated deferred tax assets of $2.6 million and deferred tax liabilities of $900,000, for net deferred tax assets of $1.7 million. Due to uncertainty as to the Company's ability to realize the tax benefit, a valuation allowance was established for the full amount of the net deferred tax assets. In 1993 and 1994, income taxes were reduced from the statutory rate of 34% by approximately $.5 million and $.3 million, respectively, through realization of the valuation allowance that was established.

         During 1993, the Company acquired Mark Resources Corporation, in a taxable combination accounted for as a purchase. Deferred tax assets of $3.9 million and a deferred tax liability of $8.1 million were recorded in the transaction. During 1994, the Company acquired Gillring Oil Company and Grand Banks Energy Company, taxable combinations accounted for as purchases. Deferred tax assets of $3.5 million and deferred tax liabilities of $3.4 million were recorded in these transactions. In late 1994, the Company acquired Red Eagle Resources Corporation, a taxable combination accounted for as a purchase. Deferred tax liabilities of $12.3 million and deferred tax assets of $.3 million were recorded in this transaction.

         For the three months ended March 31, 1995 and 1996, the Company made a provision for federal income taxes of $117,000 and $1.4 million, respectively. At March 31, 1996, the Company had available for federal income tax reporting purposes net operating loss carryovers of approximately $13.3 million which are subject to annual limitations as to their utilization and expire between 1996 and 2010. The Company has alternative minimum tax net operating loss carryovers of $8.2 million which are subject to annual limitations as to their utilization and expire from 1996 to 2009. The Company has statutory depletion carryover of approximately $8.5 million and an alternative minimum tax credit carryover of $500,000. The statutory depletion carryover and alternative minimum tax credit carryover are not subject to limitation or expiration.

(11)     MAJOR CUSTOMERS:

         The Company markets its oil and gas production on a competitive basis. The type of contract under which gas production is sold varies but can generally be grouped into three categories: (a) life-of-the-well; (b) long-term (1 year or longer); and (c) short-term contracts which may have a primary term of one year, but which are cancelable at either party's discretion in 30-120 days. Approximately 58% of the Company's gas production is currently sold under market sensitive contracts which do not contain floor price provisions. For the three months ended March 31, 1996, no one customer accounted for more than 10% of the Company's total oil and gas revenues. Oil is sold on a basis such that the purchaser can be changed on 30 days notice. The price received is generally equal to a posted price set by the major purchasers in the area. Oil is sold on a basis of price and service.

         The Company has currently hedged less than 3% of its production through September 1996. These hedges involve fixed price arrangements and other price arrangements at a variety of prices, floors and caps. Although these hedging activities provide the Company some protection against falling prices, these activities also reduce the potential benefits to the Company of price increases above the levels of the hedges.

 (12)    OIL AND GAS ACTIVITIES:

         The following summarizes selected information with respect to oil and gas activities (in thousands):

                                                 December 31,         March 31,
                                                     1995               1996
                                                -------------       -------------
                                                                     (unaudited)
Capitalized costs:
Proved properties............................   $   209,310          $   228,780
Unproved properties..........................           763                  815
                                                ------------         ------------
Total........................................       210,073              229,595
Accumulated depletion, depreciation and
   amortization..............................       (33,371)             (38,103)
                                                ------------         ------------

Net capitalized costs........................   $   176,702          $   191,492
                                                ============         ============

                                                                    Three Months
                                                  Year Ended            Ended
                                                 December 31,         March 31,
                                                     1995                1996
                                                -----------          -----------
                                                                     (unaudited)
Costs incurred:
Property acquisition.........................   $   69,244           $   17,482
Development..................................        9,968                2,046
Exploration..................................          216                  106
                                                ----------           ----------

Total costs incurred.........................   $   79,428           $   19,634
                                                ==========           ==========


 (13)  SUBSEQUENT EVENT:

         In April 1996, the Company completed an oil and gas property acquisition for $35.9 million. Approximately 90% of the reserves are in Texas, Oklahoma and New Mexico with the remainder in the Rocky Mountains. The properties acquired include 270 producing wells and 17,800 net undeveloped acres. The acquired properties as of December 31, 1995 were estimated to contain proved reserves of 72.9 Bcfe.

 (14) RELATED PARTY TRANSACTIONS:

         Mr. Edelman, Chairman of the Company, is also an executive officer and shareholder of Snyder Oil Corporation ("SOCO"). At March 31, 1996, Mr. Edelman owned 6.0% of the Company's common stock. In 1995, the Company acquired SOCO's interest in certain wells located in Appalachia for $4 million. The price was determined based on arms-length negotiations through a third-party broker retained by SOCO. Subsequent to the transaction, the Company and SOCO no longer hold interests in any of the same properties.

         During 1995, the Company incurred fees of $145,000 to the Hawthorne Company in connection with acquisitions. Mr. Aikman, a director of the Company, is an executive officer and a principal owner of the Hawthorne Company. The fees were consistent with those paid by the Company to third parties for similar services.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FACTORS AFFECTING FINANCIAL CONDITION AND LIQUIDITY

         During the three months ended March 31, 1996, the Company reached $232.2 million of assets and increased stockholders' equity to $101.1 million. The growth was achieved primarily through acquisitions and development. Net income for the first quarter of 1996 increased 227% to $2.6 million versus $795,000 in the prior year. The increases were primarily due to higher production volumes attributable to acquisitions and development and higher product prices. Working capital at March 31, 1996 was $4.3 million. During the quarter, long-term debt rose from $83.0 million to $95.1 million.

         At March 31, 1996, capitalization totaled $215.3 million, of which 47% was represented by stockholders' equity and 44% by long-term debt. Essentially all of the long-term debt is comprised of borrowings under a $250 million revolving bank credit facility. The facility currently provides for quarterly payments of interest with principal payments beginning February 1999. In April 1996, the Company completed a $6.9 million private placement of common stock. The proceeds were used to fund a portion of a $35.9 million acquisition which was completed during April. The remaining portion of the acquisition was funded by borrowings under the Company's existing revolving credit facility. In April and May 1996, the Company exercised its option to convert the 7-1/2% Preferred Stock into approximately 577,000 shares of common stock.

         For the three months ended March 31, 1996 operating cash flow totaled $9.4 million, a 133% increase over the prior year period. Cash flow plus bank borrowings funded $20.2 million of acquisitions and development expenditures. Approximately $7 million of the bank borrowings were repaid in April 1996 with the proceeds received from the private placement of common stock. The Company expects to continue to fund its activities from internally generated funds, borrowings under its credit facility and the issuance of debt and equity securities. During the next twelve months, non-discretionary capital requirements include $2.4 million of preferred dividends and interest on the Company's credit facility. Additionally, the Company expects to continue its acquisition and development activities in 1996. Although these expenditures are principally discretionary, the Company estimates that it will spend approximately $15 million on development activities in 1996, of which $2 million was incurred in the first three months. Cash flow is expected to be more than sufficient to fund development expenditures with the remainder available to fund acquisitions. In 1994, the Company instituted a program to repurchase its common stock from stockholders who own less than 100 shares. From inception of the program, through March 31, 1996 approximately 37,800 shares had been repurchased for $310,700.

         All oil and gas properties are subject to production declines over time. Through acquisitions, the Company has increased its reserves in each of the last five years. It is anticipated that the Company will continue to build reserves primarily through acquisitions and development over the next several years. The profitability of production and, to a lesser extent, other areas of the Company's business are influenced by energy prices.

RESULTS OF OPERATIONS

         The Company reported net income for the three months ended March 31, 1996 of $2.6 million a 227% increase over first quarter 1995. The increase is the result of higher production volumes, higher product prices and lower unit costs.

         During the quarter, oil and gas production volumes increased 84% to 6.5 Bcfe, an average of 72,000 Mcfe per day. Production revenues also benefited from an 18% increase in the average price received per Mcfe of production from $2.09 to $2.46. The average oil price increased from $16.36 to $17.43 per barrel while average gas prices increased 30% from $1.78 to $2.32 per Mcf. As a result of a larger base of producing properties, operating expenses increased 83% to $3.2 million. However, the operating cost per Mcfe produced decreased slightly from $.89 in 1995 to $.88 in 1996.

         Gas transportation and marketing revenues rose 31% to $1.0 million versus $786,000 in the first quarter of 1995. The higher revenues were due primarily to expanded marketing activities and increased gas transportation revenues attributable to its larger pipeline network. The increase in gas transportation and marketing expenses of 46% reflects higher administration costs associated with the growth in gas marketing.

         Field services revenues increased 34% in the first quarter of 1996 to $3.3 million. The higher revenues were due primarily to a larger base of operated properties. As a result of the increased revenues field services expenses increased 58% in the first quarter of 1996 versus 1995. Exploration expense increased 38% due to the Company's increased involvement in acreage acquisition, seismic and exploratory drilling.

         General and administrative expenses increased 21% from $758,000 in 1995 to $918,000 in 1996. On a per Mcfe of production basis, general and administrative expenses decreased from $.21 in the first quarter of 1995 to $.14 for the same period in 1996. Interest and other income decreased 57% primarily due to a lower level of property sales. Interest expense increased 34% to $1.6 million as a result of the higher average outstanding debt balance during the period due to the financing of acquisitions.

         Depletion, depreciation and amortization expense rose 76% as a result of increased production volumes. The impact of higher volumes was offset by a reduction in the depletion rate to $.72 per Mcfe in the first quarter of 1996.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
LOMAK PETROLEUM, INC.:


We have audited the accompanying statement of assets (other than productive oil and gas properties) and liabilities of the Bannon Interests as of December 31, 1995, acquired pursuant to the purchase by Lomak Petroleum, Inc. ("Lomak"), on April 4, 1996, as described in Note 1, and the related statement of revenues and direct operating expenses for the year ended December 31, 1995. These financial statements are the responsibility of Lomak's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements were prepared as described in Note 1 for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission ("SEC") for inclusion in certain SEC regulatory reports and filings and are not intended to be a complete financial presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets (other than productive oil and gas properties) and liabilities of the Bannon Interests as of December 31, 1995 acquired pursuant to the purchase by Lomak as of April 4, 1996, as described in Note 1, and the related revenues and direct operating expenses for the year ended December 31, 1995, in conformity with generally accepted accounting principles.








                                                     KPMG PEAT MARWICK LLP

Houston, Texas
May 23,  1996

                              THE BANNON INTERESTS

                        STATEMENTS OF ASSETS (OTHER THAN
                     PRODUCTIVE OIL AND GAS PROPERTIES) AND
                              LIABILITIES (NOTE 1)


                                                                           December 31,          March 31,
                                                                               1995                 1996
                                                                         -----------------    -----------------
                                                                                                (unaudited)
Assets (other than productive oil and gas properties)
     Accounts receivable                                                    $ 589,000            $ 551,000
Accounts payable and accrued liabilities                                     (149,000)            (105,000)
                                                                            ---------            ---------

     Excess of assets (other than productive oil and gas
         properties) acquired over liabilities assumed                      $ 440,000            $ 446,000
                                                                            =========            =========















                             See accompanying notes.

                              THE BANNON INTERESTS

          STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES (NOTE 1)



                                                               Year ended           Three months ended
                                                              December 31,               March 31,
                                                                  1995                     1996
                                                           --------------------     --------------------
                                                                                        (unaudited)

Revenues                                                       $ 7,246,000              $ 1,703,000
Direct operating expenses                                       (3,177,000)                (562,000)
                                                           --------------------     --------------------

     Excess of revenues over direct operating expenses         $ 4,069,000              $ 1,141,000
                                                           ====================     ====================





















                             See accompanying notes.

                              THE BANNON INTERESTS

                          NOTES TO STATEMENT OF ASSETS
                 (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES)
                    AND LIABILITIES AND STATEMENT OF REVENUES
                          AND DIRECT OPERATING EXPENSES

(1)      GENERAL:

ORGANIZATION

         The accompanying statements present the assets (other than productive oil and gas properties) and liabilities and revenues and direct operating expenses of certain working and other interests in oil and gas properties (the "Bannon Interests") purchased by Lomak Petroleum, Inc. ("Lomak") on April 4, 1996. Such financial statements were derived from the historical records of the predecessor owner and represent Lomak's interest.

         The Bannon Interests contain approximately 270 producing wells and 108 proven recompletion and development drilling opportunities. Also included are 17,300 net acres located in east and south Texas.

BASIS OF PRESENTATION

         Full historical statements, including general and administrative expenses and interest expense, have not been presented as such a presentation would not be meaningful. The Bannon Interests acquired represent developed producing properties, as well as undeveloped properties. Historical depletion has not been included as the basis in the properties will be adjusted in the purchase price allocation. Therefore historical depletion will no longer be relevant. Income tax expense has not been presented as it has not historically been allocated to the property level.

REVENUE RECOGNITION

         Revenues are recognized when oil and gas production is sold. Included in revenues is $628,000, which represents processing and gathering fees. Direct operating expenses are accrued when services are provided. Included in direct operating expenses is $595,000 of costs associated with processing and gathering.

USE OF ESTIMATES

         Management has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues and direct operating expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)      SALES TO MAJOR CUSTOMERS:

         For the year ended December 31, 1995, five purchasers accounted for 20%, 14%, 13%, 13% and 10% of oil and gas sales. For the three months ended March 31, 1996, four purchasers accounted for 30%, 16%, 15% and 13% of oil and gas sales.

                              THE BANNON INTERESTS

                          NOTES TO STATEMENT OF ASSETS
                 (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES)
                    AND LIABILITIES AND STATEMENT OF REVENUES
                          AND DIRECT OPERATING EXPENSES

(3)      OIL AND GAS RESERVES INFORMATION (UNAUDITED):

         The estimates of the Bannon Interests in proved oil and gas reserves, which are located entirely in the United States, are based on evaluations by an independent petroleum engineer. Reserves at December 31, 1995 were estimated in accordance with guidelines established by the Securities and Exchange Commission which require that reserve reports be prepared under existing economic and operating conditions with no provision for price escalations except by contractual arrangements.

         Lomak's management emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as future information becomes available.

         The following unaudited table sets forth the estimated proved oil and gas reserve quantities of the Bannon Interests at December 31, 1995:

                                               Crude Oil          Natural Gas
                                                 (Bbls)             (Mcfs)
                                               ----------         -----------
PROVED RESERVES
Balance, December 31, 1994                      1,910,000         79,947,000
   Purchases of reserves in place                 382,000         16,676,000
   Revisions of previous estimates                154,000         (5,557,000)
   Production                                     (74,000)        (4,009,000)
                                               ----------         ----------
Balance, December 31, 1995                      2,372,000         87,057,000
                                               ==========         ==========

PROVED DEVELOPED RESERVES
Balance, December 31, 1995                        848,000         43,567,000
                                               ==========         ==========

         The "Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves" (Standardized Measure) is a disclosure requirement under Statement of Financial Accounting Standards No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions, which are not taken into account in calculating the Standardized Measure.

         Future cash inflows were estimated by applying year end prices, adjusted for fixed and determinable escalations to the estimated future production less estimated future production costs based on year end costs and future development costs. Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure. Income taxes were calculated without consideration of any remaining historical cost basis of the Bannon Interests.

                              THE BANNON INTERESTS

                          NOTES TO STATEMENT OF ASSETS
                 (OTHER THAN PRODUCTIVE OIL AND GAS PROPERTIES)
                    AND LIABILITIES AND STATEMENT OF REVENUES
                          AND DIRECT OPERATING EXPENSES


The standardized measure of discounted future net cash flows relating to proved oil and gas properties is as follows:
                                                          As of
                                                       December 31,
                                                           1995
                                                    -------------------

Future cash inflows                                    $ 190,089,000

Future costs:
     Production                                          (46,180,000)
     Development                                         (19,797,000)
                                                        ------------

Future net cash flows                                    124,112,000

Income taxes                                             (43,439,000)
                                                        ------------

Undiscounted future net cash flows                        80,673,000

10% discount factor                                      (39,738,000)
                                                        ------------
Standardized measure                                    $ 40,935,000
                                                        ============



Changes in standardized measure of discounted future net cash flows from proved reserve quantities are as follows:

                                                        Year ended
                                                       December 31,
                                                           1995
                                                     -----------------

Standardized measure, beginning of year                 $ 28,523,000

Sales, net of production costs                            (4,036,000)
Purchases of reserves in place                            14,898,000
Net change in prices and production costs                   (159,000)
Net change in income taxes                                (6,683,000)
Development costs incurred during the period               2,207,000
Changes in estimated future development costs              3,143,000
Revisions of quantity estimates                           (2,997,000)
Accretion of discount                                      2,852,000
Changes in production rates and other                      3,187,000
                                                        ------------

Standardized measure, end of year                       $ 40,935,000
                                                        ============

During 1995, $302,000 of exploration costs were incurred.

No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and, if give or made, such information or representation must not be relied upon as having been authorized by the Company, the Stockholders or by any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

         TABLE OF CONTENTS

Available Information                                                          4
Additional Information                                                         4
Outstanding Securities Covered by This
  Prospectus                                                                   5
Prospectus Summary                                                             6
Risk Factors                                                                  12
The Company                                                                   15
Price Range of Common Stock and Dividend Policy                               16
Capitalization                                                                17
Use of Proceeds                                                               17
Selected Historical and Pro
  Forma Financial Data                                                        18
Management's Discussion and Analysis of
  Financial Condition and Results of Operations                               19
Business                                                                      24
Management                                                                    36
Executive Compensation                                                        39
Principal Stockholders and Share
  Ownership of Management                                                     43
Certain Transactions                                                          44
Selling Securityholders                                                       45
Description of Capital Stock                                                  46
Shares Eligible for Future Sale                                               47
Legal Opinions                                                                48
Experts                                                                       48
Glossary                                                                      49
Index to Consolidated Financial Statements
 and Schedules                                                                F-1

                           5,000,000 OF COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)

                              LOMAK PETROLEUM, INC.

                                   PROSPECTUS

                                  July 16, 1996

===============================================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered as follows:

                                                                  Amount
                                                               ------------

SEC Registration Fee                                           $__________
Nasdaq Additional Listing Fees                                 $__________
Printing and Engraving Costs                                   $__________
Accounting Fees and Expenses                                   $__________
Legal Fees and Expenses                                        $__________
Blue-Sky Fees and Expenses (including legal fees)              $__________
Transfer Agent's Fees and Expenses                             $__________
Miscellaneous Expenses                                         $__________
         Total                                                 $__________

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to a proceeding or threatened proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was, at the request of the corporation, serving in any of such capacities in another corporation or other enterprise. This statute describes in detail the right of the corporation to indemnify any such person. Article SEVENTH, section (5) the Company Certificate of Incorporation provides:

         Any former, present or future director, officer or employee of the Company or the legal representative of any such director, officer, or employee shall be indemnified by The Company

(a) against reasonable costs, disbursements and counsel fees paid or incurred where such person has been successful on the merits or otherwise in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding, or in defense of any claim, issue or matter therein, by reason of such person being or having been such director, officer or employee, and

(b) with respect to any such action, suit, proceeding, inquiry or investigation for which indemnification is not made under (a) above, against reasonable costs, disbursements (which shall include amounts paid in satisfaction of settlements, judgments, fines and penalties, exclusive, however, of any amount paid or payable to the Company) and counsel fees if such person also had no reasonable cause to believe the conduct was unlawful, with the determination as to whether the applicable standard of conduct was met to be made by a majority of the members of the Board of Directors (sitting as a committee of the Board) who were not parties to such inquiry, investigation, action, suit or proceeding or by any one or more disinterested counsel to whom the question may be referred to the Board of Directors; provided, however, in connection with any proceeding by or in the right of the Company, no indemnification shall be provided as to any person adjudged by any court to be liable for negligence or misconduct except as and to the extent determined by such court.

         The termination of any such inquiry, investigation, action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not meet the standards of conduct set forth in subsection (b) above.

         Reasonable costs, disbursements and counsel fees incurred by such person in connection with any inquiry, investigation action, suit or proceeding may be paid by the Company in advance of the final disposition of such matter if authorized by a majority of the Board of Directors (sitting as a committee of the Board) not parties to such matter upon receipt by The Company of an undertaking by or on behalf of such person to repay such amount unless it is ultimately determined that such person is entitled to be indemnified as set forth herein.

         The Board of Directors may, at any regular or special meeting of the Board, by resolution, accord similar indemnification (prospective or retroactive) to any director, trustee, officer or employee of any other company who is serving as such at the request of the Company because of the Company's interest in such other company and any officer, director or employee of any constituent corporation absorbed by the Company in a consolidation or merger, or the legal representative of any such director, trustee, officer or employee.

         The indemnification herein provided shall not exclude any other rights to which such person may be entitled as a matter of law or which may be lawfully granted.

         Article XII of the Company's Bylaws, incorporating the above provisions, provides for an indemnification agreement to be entered into by directors' and designated officers of the Company. All directors of the Company have executed an indemnification agreement the form of which was approved by stockholders at the Company's 1994 annual stockholders meeting.

         Article XII of the Company's Bylaws also allows the Company to purchase liability insurance for Officers and Directors. As of the date hereof there is no such insurance in place.

         Article XIII of the Company's Bylaws, with certain specified exceptions, limits the personal liability of the Directors to Lomak or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by Delaware law, including any changes in Delaware law adopted in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
         [ADD]

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
         (a)      Exhibits [update]

Exhibit No.                         Description
- -----------                         -----------

 1.1              Purchase Agreement dated October 31, 1995 among Lomak Petroleum, Inc., Forum Capital Markets L.P.
                  and Hanifen, Imhoff Inc. (20)
 3.1(a)           Certificate of Incorporation of Lomak dated March 24, 1980.(1)
 3.1(b)           Certificate of Amendment of Certificate of Incorporation dated July 22, 1981.(1)
 3.1(c)           Certificate of Amendment of Certificate of Incorporation dated September 8, 1982.(1)
 3.1(d)           Certificate of Amendment of Certificate of Incorporation dated December 28, 1988.(1)
 3.1(e)           Certificate of Amendment of Certificate of Incorporation dated August 31, 1989.(1)
 3.2              By-Laws of Lomak.(1)
 4.               Specimen certificate of Lomak Petroleum, Inc. Common Stock.(1)
 4.1(a)           Certificate of Designation of Serial Preferred Shares - $9.00 (Series A) dated September 18, 1982.(1)
 4.1(b)           Certificate of Decrease of Serial Preferred Shares - $9.00 (Series A) dated June 24, 1983.(1)
 4.1(c)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - $9.00
                  (Series B) dated June 24, 1983.(1)
 4.1(d)           Certificate of Decrease of Serial Preferred Shares - $9.00 (Series B) dated August 21, 1984.(1)
 4.1(e)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - $9.00
                  (Series C) dated August 21, 1984.(1)
 4.1(f)           Certificate of Decrease of Serial Preferred Shares - $9.00 (Series C) dated April 30, 1985.(1)
 4.1(g)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - $11.00
                  (Series D) dated April 30, 1985.(1)
 4.1(h)           Certificate of Decrease of Serial Preferred Shares - $9.00 (Series A) dated December 28, 1988.(1)
 4.1(i)           Certificate of Decrease of Serial Preferred Shares - $9.00 (Series B) dated December 28, 1988.(1)
 4.1(j)           Certificate of Decrease of Serial Preferred Shares - $9.00 (Series C) dated December 28, 1988.(1)
 4.1(k)           Certificate of Decrease of Serial Preferred Shares - $11.00 (Series D) dated December 28, 1988.(1)
 4.1(l)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - $100
                  (Series E) dated December 28, 1988.(1)
 4.1(m)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - $100
                  (Series F) dated December 28, 1988.(1)
 4.1(n)           Certificate of Increase and Amendment of Serial Preferred Shares - $100 (Series F).(1)
 4.1(o)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - 8%
                  Cumulative Convertible $2.03 Preferred (Par Value $1.00 per share).(1)
 4.1(p)           Certificate of Amendment to Certificate of Incorporation dated May 17, 1991.(1)
 4.1(q)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - 7-1/2%
                  Cumulative Convertible Exchangeable Preferred Stock, Series A. (1)
 4.1(r)           Certificate of Designation, Voting Powers, Preferences and Rights of Serial Preferred Shares - 7-1/2%
                  Cumulative Convertible Exchangeable Preferred Stock, Series B. (1)
 4.1(s)           Certificate of Designation, Voting Powers, Preference and Rights of Serial Preferred Shares - $2.03
                  Convertible Exchangeable Preferred Stock. (20)
 4.1(t)           Form of Indenture between Lomak Petroleum, Inc. and Keycorp. Shareholder Service, Inc. relating to the
                  8.125% Subordinated Convertible Notes due 2005. (20)
 4.1(u)           Registration Rights Agreement dated October 31, 1995 among Lomak Petroleum, Inc., Forum Capital
                  Markets L.P. and Hanifen, Imhoff Inc. (20)
 5.*              Opinion of Rubin Baum Levin Constant & Friedman.
10.1(a)           Financial Restructuring Agreement dated September 29, 1988 between Lomak and Snyder Oil
                  Corporation ("SOCO").(1)
10.1(b)           Loan Agreement dated September 29, 1988 between Lomak Petroleum (Ohio), Inc., SOCO and MBank
                  Fort Worth N.A. and First and Second Amendments thereto.(1)
10.1(c)           Purchase and Sale Agreement dated February 28, 1989 between Lomak Petroleum (Ohio), Inc., Snyder
                  Operating Partnership L.P. and Snyder Oil Partners L.P.(1)
10.1(d)           Incentive and Non-Qualified Stock Option Plan dated March 13, 1989.(1)
10.1(e)           Advisory Agreement dated September 29, 1988 between Lomak and SOCO.(1)



10.1(f)           401(k) Plan Document and Trust Agreement effective January 1, 1989.(1)
10.1(g)           1989 Stock Purchase Plan.(1)
10.1(h)           Purchase Agreement dated as of May 31, 1990 by and between Ameritrust Company National Association and Lomak.(2)
10.1(i)           Agreement dated May 30, 1990 and amended on June 5, 1990 by and among Lomak, as purchaser, and
                  Sankar V. Ramani, Appolo Energy Corporation, Monogram Oil & Gas, Inc., United Monogram Oil &
                  Gas Corporation, Balu Prabhakar, Rene Freiburghaus and Appalachian Exploration, Inc. as sellers.(2)
10.1(j)           Purchase and Sale Agreement dated as of May 31, 1990 between United Monogram Oil & Gas
                  Corporation, as the sole shareholder of Appalachian Exploration, Inc., and Lomak.(2)
10.1(k)           Oil and Gas Asset Purchase and Sale Agreement dated as of May 31, 1990 by and between Sankar V.
                  Ramani and Lomak.(2)
10.1(l)           Oil and Gas Asset Purchase and Sale Agreement dated as of May 31, 1990 by and between Balu
                  Prabhakar and Lomak.(2)
10.1(e)(i)        Agreement and Plan of Merger dated as of November 20, 1990 by and among the Company, Lomak
                  Acquisitions Corp. and DOIL.(1)
10.1(m)           Stock Purchase Agreement dated February 16, 1990 and amended on April 1, 1990 by and among PEP
                  Joint Venture, DOIL, and certain security holders of DOIL.(3)
10.1(n)           Agreement dated June 28, 1990 between Lomak and DOIL.(1)
10.1(o)           Letter Agreement dated June 27, 1990 between SOCO and Lomak.(1)
10.1(p)           Securities Purchase Agreement dated February 21, 1991 by and among the Company, Latoka and the selling securities holders of Latoka. (4)
10.1(p)(i)        Asset Purchase Agreement dated February 28, 1991 between the Company and Latoka. (1)
10.1(q)           Proxies from Latoka Shareholders.(1)
10.1(aa)          Lease Agreement dated September 1, 1986 between Three Lincoln Centre - A Joint Venture and Strong
                  Corporation.(5)
10.1(bb)          Strong 1986-A Ltd., Agreement of Limited Partnership.(5)
10.1(cc)          Strong 1986-A Ltd. Certificate of Limited Partnership.(5)
10.1(dd)          Letter Agreement dated December 4, 1987 regarding $600,000.00 loan by Latoka, Inc., as borrower, to
                  Premier Bank, as lender.(5)
10.1(ee)          Promissory Note dated December 4, 1987 regarding $600,000.00 loan by Latoka, Inc., as borrower, to
                  Premier Bank, as lender.(5)
10.1(ff)          Estoppel Certificate of Borrower dated December 4, 1987 regarding $600,000.00 loan by Latoka, Inc., as borrower, to Premier Bank, as lender.(5)
10.1(gg)          Collateral Mortgage and Collateral Chattel Mortgage Note, Pledge Agreement and Collateral Mortgage
                  and Collateral Mortgage dated December 4, 1987 regarding $600,000.00 loan by Latoka, Inc., as borrower, to Premier Bank, as lender.(5)
10.1(hh)          Form for Deed of Trust, Security Agreement and Financing Statement (with Assignment of Production)
                  dated December 4, 1987 regarding $600,000.00 loan by Latoka, Inc., as borrower, to Premier Bank, as lender.(5)
10.1(ii)          Modification Agreement dated June 24, 1988 between Premier Bank, N.A. and Latoka, Inc.(5)
10.1(jj)          Form of Warrant Agreement issued by Xenda Corporation.(6)
10.1(kk)          Underwriters Warrant dated as of February 25, 1988 between Xenda Corporation and Capital First
                  Securities, Inc. (6)
10.1(ll)          Selling and Agency Agreement effective May 15, 1989 between MLB Investments, Ltd., and Latoka.(7)
10.1(mm)          Letter Agreement dated September 20, 1989 between MLB Investments, Ltd., and   Latoka.(7)
10.1(nn)          Management and Investment Agreement, dated as of November 20, 1990, between the Company and
                  SOCO.(8)
10.1(oo)          Letter Agreement, dated May 17, 1991, between the Company and SOCO extending option period.(8)
10.1(pp)          Purchase and Sale Agreement, dated as of June 20, 1991, between the Company and Taconic.(8)
10.1(qq)          Amended and Restated Stock Purchase Agreement, dated as of November 20, 1990, between Sparton
                  Corporation, SOCO and the Company.(8)
10.1(rr)          Purchase and Sale Agreement, dated as of March 14, 1991, between Michigan Oil Company and
                  Albercan Oil Corporation ("Albercan").(8)
10.1(ss)          Share Purchase and Sale Agreement, dated March 14, 1991, among SOCO, the Company and Albercan.(8)
10.1(tt)          Purchase and Sale Agreement, dated March 15, 1993 between Lomak Petroleum, Inc. and Valley
                  Resources, Inc. (9)


10.1(uu)          Purchase and Sale Agreement, dated March 15, 1993 between Lomak Petroleum, Inc. and Valley Oil and
                  Gas, a Partnership. (9)
10.1(vv)          Loan Agreement dated May 25, 1993 between Lomak and Bank One, Texas, N.A. (10)
10.1(ww)          Amendment dated August 8, 1993 to Loan Agreement dated May 25, 1993 between the Company and Bank
                  One, Texas, N.A.(10)
10.1(xx)          Letter of Intent, dated September 20, 1993 between the Company and Mark Resources Corporation.(10)
10.1(yy)          Acquisition Agreement, dated October 16, 1993, among the Company, the Shareholders and Option Holders named therein, and Mark Resources Corporation.(11)
10.1(zz)          Form of Consulting Agreement between the Company and Peter M. Mark.(12)
10.2(a)           Amendment dated November 12, 1993 to Loan Agreement dated May 25, 1993 between the Company and
                  Bank One, Texas, N.A.(13)
10.2(b)           Form of Directors Indemnification Agreement (14)
10.2(c)           Acquisition Agreement dated as of February 8, 1994 among the Company, the Shareholders named therein and Grand Banks Energy Company (14)
10.2(d)           Amendment dated March 7, 1994 to Loan May 25, 1993 Agreement dated between the Company and Bank
                  One, Texas, N.A. (15)
10.2(e)           1994 Outside Directors Stock Option Plan. (16)
10.2(f)           1994 Stock Option Plan. (16)
10.2(g)           Amended and Restated Revolving Credit and Term Loan Agreement dated July 6, 1994 between Lomak
                  Petroleum, Inc. and Bank One, Texas N.A. and Texas Commerce Bank National Association. (17)
10.2(h)           First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement dated October 20,
                  1994 between Lomak Petroleum, Inc. and Bank One Texas, N.A. and Texas Commerce Bank National
                  Association. (17)
10.2(i)           Agreement and Plan of Merger dated as of October 28, 1994 between Registrant and Red Acquisition Corp.
                  and Red Eagle Resources Corporation. (17)
10.2(j)           Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement dated December
                  30, 1994 between Lomak Petroleum, Inc. and Bank One Texas, N.A. and Texas Commerce Bank National
                  Association. (18)
10.2(k)           Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement dated January 25,
                  1995 between Lomak Petroleum, Inc. and Bank One Texas, N.A. and Texas Commerce Bank National
                  Association. (18)
10.2(l)           Second Amended and Restated Revolving Credit and Term Loan Agreement dated December 20, 1995 between Lomak Petroleum, Inc., Lomak Operating Company, Lomak Production Company, Lomak
                  Resources Company and Red Eagle Resources Corporation; Bank One, Texas N.A., Texas Commerce Bank
                  National Association, Nationsbank of Texas, N.A. and PNC Bank, National Association. (19)


10.2(m)*          First Amendment to Second Amended and Restated
                  Revolving Credit and Term Loan Agreement dated April 24, 1996 between Lomak Petroleum, Inc., Lomak Operating Company, Lomak
                  Production Company, Lomak Resources Company, Red Eagle
                  Resources Corporation and Eastern Petroleum Company; Bank One,
                  Texas N.A., Texas Commerce Bank National Association,
                  Nationsbank of Texas, N.A. and PNC Bank, National Association.
22.               Subsidiaries of the Registrant.(1)
24.1(a)*          Consent of Rubin Baum Levin Constant & Friedman (included in Exhibit 5).
24.1(b)*          Consent of Arthur Andersen LLP.
24.1(c)*          Consent of Ernst & Young LLP.
24.1(d)*          Consent of KPMG Peat Marwick LLP.

- ------------------

(1)      Previously filed as Exhibit to the Company's Registration Statement, Registration Statement No. 33-31558.
(2)      Incorporated by reference to the Company's Form 8-K dated May 31, 1990.
(3)      Incorporated by reference to the Company's Form 8-K dated May 31, 1990.
(4)      Incorporated by reference to the Company's Form 8-K dated March 15, 1990.
(5)      Previously filed as exhibit to Xenda Corporation Form S-4 filed July 26, 1988, as amended, and incorporated  herein by reference.
(6)      Previously filed as exhibit to Xenda Corporation Form S-18 filed January 26, 1988, as amended, and incorporated herein by reference.
(7)      Previously filed as exhibit to Latoka, Inc. Form 10-Q for the quarter ended September 30, 1989, and incorporated herein by reference.
(8)      Incorporated by reference to the Company's Form 8-K dated August 5, 1991.
(9)      Incorporated by reference to the Company's Form 8-K dated April 26, 1993 as amended by Form 8 dated June 23, 1993.
(10)     Incorporated by reference to the Company's Registration Statement No. 33-70462 filed on October 18, 1993.
(11)     Incorporated by reference to the Company's Pre-Effective Amendment No. 1 dated November 9, 1993, to the Company's
         Registration Statement No. 33-70462.
(12)     Incorporated by reference to the Company's Post-Effective Amendment No. 1 dated December 10, 1993, to the Company's
         Registration Statement No. 33-70462.
(13)     Incorporated by reference to the Company's Post-Effective Amendment No. 2 dated January 27, 1994.
(14)     Incorporated by reference to the Company's Form 8-K dated February 11, 1994.
(15)     Incorporated be reference to the Company's Form 10K for the year ended December 31, 1993, and incorporated herein by reference.
(16)     Incorporated by reference to the Company's Post-Effective Amendment No. 4 dated May 3, 1994.
(17)     Incorporated by reference to the Company's Form S-4 dated December 13, 1994.
(18)     Incorporated be reference to the Company's Form 10K for the year ended December 31, 1994, and incorporated herein by reference.
(19)     Incorporated be reference to the Company's Form 10K for the year ended December 31, 1995, and incorporated herein by reference.
(20)     Incorporated by reference to the Company's Form S-3 dated November 15, 1995.

* Filed herewith.

ITEM 17.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement
                    (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that is the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Forth Worth, State of Texas on July 16, 1996.

LOMAK PETROLEUM, INC.

BY:/S/ JOHN H. PINKERTON
  -----------------------------------
  John H. Pinkerton
  President and
  Chief Executive Officer
  (Principal Executive Officer)

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas J. Edelman and John H. Pinkerton, or any of them, each with power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent pre-and post-effective amendments and supplements to this Registration Statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   Title                                     Date

- ---------------------------------------------------------------------------------------------------

          /s/ Thomas J. Edelmen             Chairman and Director                     July 16, 1996
- ------------------------------------------
            Thomas J. Edelmen

                                            President, Chief Executive Officer and    July 16, 1996
          /s/ John H. Pinkerton             Director (Principal Executive Officer)
- ------------------------------------------
            John H. Pinkerton

          /s/ C. Rand Michaels              Vice Chairman and Director                July 16, 1996
- ------------------------------------------
            C. Rand Michaels



          /s/ Robert E. Aikman              Director                                  July 16, 1996
- ------------------------------------------
            Robert E. Aikman

           /s/ Allen Finkelson              Director                                  July 16, 1996
- ------------------------------------------
             Allen Finkelson

           /s/ Anthony V. Dub               Director                                  July 16, 1996
- ------------------------------------------
             Anthony V. Dub

            /s/ Ben A. Guill                Director                                  July 16, 1996
- ------------------------------------------
              Ben A. Guill

                                            Vice President - Finance and Chief        July 16, 1996
                                            Financial Officer (Principal Financial
          /s/ Thomas W. Stoelk              Officer)
- ------------------------------------------
            Thomas W. Stoelk

                                            Controller and Chief Accounting Officer   July 16, 1996
            /s/ John R. Frank               (Principal Accounting Officer)
- ------------------------------------------
              John R. Frank

                                EXHIBIT INDEX


Exhibit No.                                          Description
- -----------                                          -----------
5.                Opinion of Rubin Baum Levin Constant & Friedman.

10.2(m)           First Amendment to Second Amended and Restated Revolving Credit and Term Loan
                  Agreement dated April 24, 1996 among Lomak Petroleum, Inc., Lomak Operating
                  Company, Lomak Production Company, Lomak resources Company, Red Eagle
                  Resources Corporation, and Eastern Petroleum Company; Bank One, Texas, N.A.,
                  Texas Commerce Bank National Association, Nationsbank of Texas, N.A. and PNC
                  Bank, National Association.
24.1(a)           Consent of Rubin Baum Levin Constant & Friedman (included in Exhibit 5).
24.1(b)           Consent of Arthur Andersen LLP
24.1(c)           Consent of Ernst & Young LLP
24.1(d)           Consent of  KPMG Peat Marwick LLP